Exhibit 10.1

EXECUTION VERSION

SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

Dated as of February 27, 2013

among

SCHOOL SPECIALTY, INC.,

CLASSROOMDIRECT.COM, LLC,

DELTA EDUCATION, LLC,

SPORTIME, LLC,

CHILDCRAFT EDUCATION CORP.,

BIRD-IN-HAND WOODWORKS, INC.,

CALIFONE INTERNATIONAL, INC.,

and

PREMIER AGENDAS, INC.,

as Borrowers,

SELECT AGENDAS, CORP.,

FREY SCIENTIFIC, INC.,

and

SAX ARTS & CRAFTS, INC.,

as Guarantors,

THE LENDERS,

as defined herein,

and

U.S. BANK NATIONAL ASSOCIATION,

as Administrative Agent and as Collateral Agent

i

Exhibits and Schedules

Exhibits:
A	Compliance Certificate
B	Variance Report Certificate
C	Guaranty Supplement
D	Notice of Borrowing
E	Security Agreement
F	Intercompany Subordination and Payment Agreement
G	Assignment Certificate
H	Approved Budget

Schedules:

1.1.1	Commitment
4.1	Permits
4.4 — Part A	Group Members
4.4 — Part B	Outstanding Options
4.4 — Part C	List of Acquisitions and Mergers
4.5	Agreed Restricted Payments
4.6	Litigation
4.8	Taxes
4.9	Letters of Credit
4.10	ERISA Plans
4.11 — Part A	Material Contracts — Agreements with Affiliates
4.11 — Part B	Material Contracts
4.11 — Part C	Material Contracts — Exceptions
4.12	Environmental Compliance
4.14(a) — Part A	Owned Real Property and Leased Real Property
4.14(a) — Part B	Leases affecting Owned Real Property or Leased Real Property
4.14(b) — Part A	Defaults Under Leases Under Which a Borrower is the Tenant or Subtenant
4.14(b) — Part B	Defaults Under Leases Under Which a Borrower is the Landlord or Sublessor
4.14(c)	Inventory/Equipment Location
4.15	Deposit Accounts and Securities Accounts
4.16A	Labor Complaints; Etc.
4.16B	Union Matters
4.17	Relevant Jurisdictions
4.18	Intellectual Property
4.19	Ownership
4.21	Insurance
4.26	Brokers

v

4.27	Restrictive Agreements
4.30	Criminal Charges
5.12	Acceptable Cash Management System
5.18	Milestones
6.1	Permitted Liens
6.2	Permitted Debt
6.2 — Part A	Non-Affiliated Debt
6.2 — Part B	Affiliated Debt
6.3(c)	Permitted Investments
6.14	Permitted Sale-Leasebacks
10.3	Addresses for Notices

SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

This Senior Secured Super Priority Debtor-in-Possession Credit Agreement is dated as of February 27, 2013, and is entered into by and among School Specialty, Inc., a Wisconsin corporation (“School Specialty” or the “Administrative Borrower”), each of ClassroomDirect.com, LLC, a Delaware limited liability company, Delta Education, LLC, a Delaware limited liability company, Sportime, LLC, a Delaware limited liability company, Childcraft Education Corp., a New York corporation, Bird-in-Hand Woodworks, Inc. a New Jersey corporation, Califone International, Inc. a Delaware corporation, and Premier Agendas, Inc., a Washington corporation (collectively, the “Subsidiary Borrowers” and, together with the Administrative Borrower, the “Borrowers”), Select Agendas, Corp., a Nova Scotia unlimited liability company, Frey Scientific, Inc. and Sax Arts & Crafts, Inc., each a Delaware corporation, each as a Guarantor, each Subsidiary of the Administrative Borrower (other than the Subsidiary Borrowers) that becomes a Guarantor hereunder and party hereto from time to time in accordance with Section 5.11, each of the lenders appearing on the signature pages hereof, together with such other lenders as may from time to time become a party to this Agreement pursuant to the terms and conditions of Article VIII hereof (collectively, the “Lenders”), and U.S. Bank National Association (“U.S. Bank”), in its separate capacity as administrative agent for itself and all other Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), and in its separate capacity as collateral agent for itself and all other Lenders (in such capacity, together with its successors and assigns, the “Collateral Agent” and, collectively with the Administrative Agent, the “Agent”).

RECITALS:

A. The Borrowers and Guarantors (other than Select Agendas, Corp.) have commenced a case under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware, and have retained possession of their respective assets and are authorized under the Bankruptcy Code to continue the operation of their businesses as debtors-in-possession.

B. The Bankruptcy Court has entered an Interim Order pursuant to which Administrative Agent and Lenders may make post-petition term loans to Borrowers secured by substantially all the assets and properties of the Obligors as set forth in the Interim Order or Final Order, as applicable, and this Agreement.

C. The Interim Order or Final Order, as applicable, provides that as a condition to the making of such post-petition term loans, Borrowers shall execute and deliver this Agreement.

D. Borrowers have requested that the Lenders make post-petition term loans to Borrowers, and the Lenders are willing to do so, subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in the preamble have the meanings therein assigned to them;

(b) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(c) The following terms have the meanings given to them in the applicable UCC: “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “investment property”, “money”, “securities account”, “securities intermediary” and “security entitlement”;

(d) titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto;

(e) the terms “herein”, “hereof” and similar terms refer to this Agreement as a whole;

(f) in the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”;

(g) in any other case, the term “including” when used in any Loan Document means “including without limitation”;

(h) the term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports;

(i) the term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings;

(j) all references to a time of day shall refer to such time of day in New York, New York;

(k) references in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement;

(l) references in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Secured Party required therefor is not obtained or such modification or replacement is not permitted under this Agreement, any modification to any term of such agreement and any replacement thereof, and (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative;

(m) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under contractual obligations and Permits and any right or interest in any property, the terms “property” and “assets” to have the same meaning); and

(n) all accounting terms, unless otherwise specified, shall be deemed to refer to Persons and their Subsidiaries on a consolidated basis in accordance with GAAP.

“2011 Convertible Subordinated Debenture Documents” means the 2011 Convertible Subordinated Debentures, the 2011 Convertible Subordinated Debenture Indenture and all other documents, instruments and agreements relating thereto, in each case amended, modified or supplemented from time to time in accordance with the provisions of this Agreement.

“2011 Convertible Subordinated Debenture Indenture” means the Indenture dated as of March 1, 2011 between the Administrative Borrower and The Bank of New York Mellon Trust Company, N.A., as amended, modified or supplemented from time to time in accordance with the provisions of this Agreement.

“2011 Convertible Subordinated Debentures” means those 3.75% Convertible Subordinated Debentures of the Administrative Borrower due 2026.

“ABL DIP Agent” means, collectively, the administrative agent and the co-collateral agents under the ABL DIP Credit Agreement, or any of them, as the context may require.

“ABL DIP Credit Agreement” means the Senior Secured Debtor-In-Possession Credit Facility, dated as of January 31, 2013, by and among the borrowers and guarantors named therein, Wells Fargo Capital Finance, LLC, as agent, and the lenders party thereto from time to time, as amended, restated, modified or supplemented from time to time in accordance with the Intercreditor Agreement.

“ABL DIP Credit Commitment” means, with respect to each ABL DIP Credit Lender, the obligation of such ABL DIP Credit Lender to make ABL DIP Credit Loans and participate in the Letters of Credit, as contemplated by and pursuant to the ABL DIP Credit Agreement, or the aggregate amount of such obligation as in effect from time to time, as the context may require.

“ABL DIP Credit Documents” means, collectively, (i) the ABL DIP Credit Agreement and (ii) each other Loan Document (as defined in the ABL DIP Credit Agreement).

“ABL DIP Credit Lender” means all lenders party to the ABL DIP Credit Agreement having Revolving Commitments, or holding outstanding ABL DIP Credit Loans, under the ABL DIP Credit Agreement

“ABL DIP Credit Loans” means the ABL DIP Credit Loans made by the lenders under the ABL DIP Credit Agreement to the Borrowers pursuant to the ABL DIP Credit Agreement.

“ABL DIP Credit Obligations” means the ABL DIP Credit Loans, all LC Obligations and all other “Obligations” under and as defined in ABL DIP Credit Agreement.

“ABL DIP Credit Priority Collateral” means “ABL Priority Collateral” under and as defined in the Intercreditor Agreement.

“Accelerated Learning Business” means the Accelerated Learning Business Segments, collectively and taken as a whole.

“Accelerated Learning Business Segments” means the collective reference to, and individually any one of, (i) the Delta Business, (ii) the Reading Business, (iii) the Health Business and (iv) the Planner Business.

“Acceptable Cash Management System” has the meaning set forth in Section 5.12.

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounts” means all “accounts,” as such term is defined in the UCC, now owned or hereafter acquired by any Obligor, including (a) all accounts receivable, other receivables, rentals, book debts and other forms of obligations (other than, except in the case of rentals, forms of obligations evidenced by chattel paper or instruments), (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of each Obligor’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Obligor’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Obligor for property Disposed of, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Obligor or in connection with any other transaction (whether or not yet earned by performance on the part of such Obligor), and (e) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Additional Funding Dates” means not more than two dates after the Initial Borrowing and during the Availability Period on which the Borrowers may borrow Loans under this Agreement in accordance with clause (ii) of Section 2.1.

“Additional Mortgaged Property” has the meaning set forth in Section 5.11.

“Adequate Protection Obligations” shall mean “Adequate Protection Liens” as defined in the Interim Order or the Final Order, as applicable, 507(b) Claims (as defined in the Interim Order or the Final Order, as applicable) and Adequate Protection Payments.

“Adequate Protection Payments” has the meaning set forth in the Interim Order or the Final Order, as applicable.

“Administrative Agency Fee” has the meaning set forth in Section 2.10(h).

“Administrative Agent” has the meaning set forth in the Preamble to this Agreement.

“Administrative Borrower” has the meaning set forth in the Preamble to this Agreement.

“Adjustment Date” has the meaning set forth in Section 8.12.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, twenty percent (20%) or more of a Person, (b) each Person that Controls, is Controlled by or is under common Control with such Person, (c) each of such Person’s, officers, directors, joint venturers and partners and (d) the family members, spouses and lineal descendants of any of the foregoing. “Control” (and variations thereof, such as “Controlled”) of or with respect to a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall in no event include the Agent or a Lender.

“Agent” has the meaning set forth in the Preamble to this Agreement.

“Agent Expenses” means (a) all reasonable costs and expenses (including taxes, and insurance premiums) required to be paid by an Obligor under any of the Loan Documents that are paid, advanced, or incurred by the Agent (for the sake of clarity, including both the Administrative Agent and the Collateral Agent, individually or collectively) or its Affiliates, (b) all reasonable fees or charges paid or incurred by the Agent or its Affiliates in connection with the Secured Parties’ transactions with any Obligors, including reasonable fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the applicable jurisdictions’ patent and trademark office and/or copyright office), filing, recording, publication, Appraisals, real estate surveys (including each Survey), real estate title policies and endorsements (including each Mortgage Policy), and environmental audits, and all other reasonable fees and charges associated with any the Mortgages and related matters, (c) all reasonable out-of-pocket costs and expenses incurred by the Agent in the disbursement of funds to any Obligor or Secured Parties (by wire transfer or otherwise), (d) all reasonable out-of-pocket charges paid or incurred by the Agent resulting from the dishonor of checks payable by or to any Obligor, (e) all out-of-pocket costs and expenses paid or incurred by the Agent (including attorney fees) to correct any default or enforce any provision of the Loan Documents, or after the occurrence of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) all reasonable out-of-pocket fees and expenses (including travel, meals, and lodging) of the Agent, its Affiliates and/or its representatives, consultants, advisors or agents related to any inspections, examinations or audits of Obligors or the Collateral, (g) all out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Agent (including attorney fees) in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Secured Parties’ relationship with any Obligor, (h) the Agent’s or its Affiliates’ reasonable costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred in advising, structuring, drafting, negotiating, reviewing, executing, interpreting, administering (including travel, meals, and lodging and reasonable fees, costs and expenses incurred in connection with Intralinks® or any other Platform), or syndicating, or modifying any term of or terminating any of, the Loan Documents, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including, without limitation, any fees, costs or expenses paid or incurred by the Agent (or its Affiliates) with respect to any third party service providers (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses)), and (i) the Agent’s costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in amending, terminating, enforcing (including reasonable attorneys’, accountants’, consultants’, and other agents’ and advisors’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an insolvency proceeding concerning any Obligor, or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any remedial action concerning the Collateral, or in commencing, defending, conducting, intervening in, or taking any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, Loan Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto).

“Agent Fee Letter” means that certain fee letter, dated as of the date hereof, between the Administrative Borrower and the Administrative Agent.

“Agent Firm” has the meaning set forth in Section 8.15.

“Agent’s Liens” means the Liens granted by Obligors to the Collateral Agent under the Loan Documents.

“Agreement” means this Senior Secured Super Priority Debtor-in-Possession Credit Agreement, as it may be modified, supplemented, amended or restated from time to time.

“Anti-Terrorism Law” means any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the International Economic Emergency Powers Act, the Trading with the Enemy Act, or any other statute, executive order or other authority administered by the Office of Foreign Assets Control in the United States Department of the Treasury.

“Applicable Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgment, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, guideline or directive; or (d) any franchise, license, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person, in each case whether or not having the force of law.

“Applicable Margin” means, in respect of any date, 10.0% per annum.

“Applicant” has the meaning set forth in Section 8.12.

“Application Event” means the occurrence of any Event of Default and the exercise thereupon by the Administrative Agent of any of the remedies described in Section 7.2.

“Appraisal” means any appraisal acceptable to the Administrative Agent of Collateral, delivered to the Administrative Agent in connection herewith.

“Approved Budget” means the initial budget (a copy of which is attached as Exhibit H), approved by the Borrowers and the Lenders prior to the Closing Date, projecting operations for the ensuing six-month period and including, without limitation, (i) a thirteen-week cash flow forecast, (ii) a six-month consolidated balance sheet, income statement and statement of cash flows, and (iii) income statements by Business Segment; such thirteen-week cash flow forecast to be updated (in substantially the same format as the prior thirteen-week cash flow forecast) monthly by Borrowers in accordance with Section 5.1(y), submitted to Administrative Agent and, upon acceptance by the Administrative Agent (as directed by the Required Lenders in their sole discretion), the prior Approved Budget, as modified by the updated thirteen-week cash flow forecast shall constitute the then Approved Budget.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” means an Applicant to whom all or a portion of the rights of a Lender have been assigned pursuant to and in accordance with Section 8.12.

“Assignment” means the assignment of all or a portion of the rights of a Lender to an Assignee pursuant to and in accordance with Section 8.12.

“Assignment Certificate” has the meaning set forth in Section 8.12.

“Auction” has the meaning set forth on Schedule 5.18.

“Availability Period” means the period from and including the date of entry of the Final Order up to but excluding the Termination Date.

“Available Net Assets” has the meaning set forth in Section 9.4.

“Avoidance Actions” has the meaning set forth in the Interim Order or the Final Order, as applicable.

“Bank Product” means any one or more of the following financial products or accommodations extended to School Specialty or its Subsidiaries: (a) credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) cash management services, or (f) transactions with respect to Rate Hedging Obligations, Commodity Hedging Obligations, FX and Currency Option Obligations.

“Bank Product Agreements” means those agreements entered into from time to time by School Specialty or its Subsidiaries in connection with the obtaining of any Bank Products.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.) as now and hereafter in effect, or any applicable successor statute.

“Bankruptcy Court” means the United States Bankruptcy Court in the District of Delaware.

“Base LIBOR Rate” has the meaning set forth in the definition of “LIBOR Rate”.

“Bayside” has the meaning set forth in Section 2.8(a).

“Bayside DIP Credit Agreement” has the meaning set forth in Section 2.8(a).

“Bayside DIP Obligations” has the meaning set forth in Section 2.8(a).

“Blocked Person” has the meaning set forth in Section 4.23(b).

“Borrowers” has the meaning set forth in the Preamble to this Agreement.

“Borrowing Base Certificate” means a borrowing base certificate of the Administrative Borrower required pursuant to the ABL DIP Credit Agreement, certified on behalf of the Administrative Borrower by its chief financial officer or chief executive officer.

“Business Day” means any day other than a Saturday or Sunday on which national banks are required to be open for business in New York, and, in addition, if such day relates to the fixing of a LIBOR Rate, a day on which dealings in U.S. dollar deposits are carried on in the London interbank eurodollar market.

“Business Segment Financial Statements” means the consolidated and consolidating monthly, quarterly and annual financial statements, including, in the case of clauses (w), (x) and (y) below, balance sheets, income statements, and statements of capital expenditures, retained earnings and shareholders’ equity, and Product Development Expense, and (in the case of clause (z) below) statements of revenue, gross margin, capital expenditures, and Product Development Expense, in any event in no less a level of detail than the financial statements provided to the Agent prior to the Closing Date, reflecting the performance of (w) the Accelerated Learning Business (accompanied by reconciling information in detail reasonably satisfactory to the Agent (at the direction of the Required Lenders) for any Reconcilable Inclusions with respect to the Accelerated Learning Business), (x) the Educational Resources Business, (y) each Business Segment on a standalone basis (accompanied, in the case of the Planner Business, by reconciling information in detail reasonably satisfactory to the Agent (at the direction of the Required Lenders) for any Reconcilable Inclusions with respect to the Planner Business), and (z) each Delta Business Sub-Segment on a standalone basis.

“Business Segments” means, collectively, each Accelerated Learning Business Segment and each Educational Resources Business Segment.

“Canadian Employee Benefits Plan” means any employee benefit, pension, retirement or other equivalent or analogous plan or program established, maintained or contributed to by a Group Member in each case covering employees or former employees in Canada.

“Capital Adequacy Rule” has the meaning set forth in Section 2.12(b)(ii).

“Capital Adequacy Rule Change” has the meaning set forth in Section 2.12(b)(iii).

“Capital Expenditures” means, for any period, the aggregate of all expenditures by the Borrowers and the other Obligors during such period that are capital expenditures as determined on a consolidated basis in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capitalized Lease Liabilities” of any Person means all monetary obligations of such Person under any leasing or similar arrangement that, in accordance with GAAP, would be classified as a capitalized lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Carson-Dellosa Drag-Along Sale” means a Disposition of the entirety of the Obligors’ Equity Interests in Carson-Dellosa Publishing, LLC pursuant to the exercise by the CJE Members (as defined in the Operating Agreement of Carson-Dellosa Publishing, LLC) of their drag-along rights (under and pursuant to Section 11.6 of the Operating Agreement of Carson-Dellosa Publishing, LLC) so as to require the Obligors to Dispose of such Equity Interests in accordance with the terms of Section 11.6 of the Operating Agreement of Carson-Dellosa Publishing, LLC.

“Carve-Out” has the meaning set forth in the Interim Order or the Final Order, as applicable.

“Cash Dominion Event” means the occurrence of any of the events of circumstances described in clauses (i) through (iv) of the definition of “Triggering Event” in the Intercreditor Agreement (as in effect on the date hereof).

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one hundred and eighty (180) days from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States, or any political subdivision of any such state or any public instrumentality thereof maturing within one hundred and eighty (180) days from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group or Moody’s Investors Service, Inc., (c)

certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one hundred and eighty (180) days from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (d) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (c) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, and (e) repurchase obligations of any commercial bank satisfying the requirements of clause (c) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (c) above.

“Cash Management Account” means all of the depository and operating accounts of the Borrowers, including those specified on Schedule 4.15, as it may be hereafter supplemented and amended, all of which accounts shall be subject to a Control Agreement in favor of the Collateral Agent.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“CFC” means a controlled foreign corporation (as that term is defined in Section 957 of the IR Code).

“Change of Control” means (a) an event or series of events by which:

(i) any “person” or “group” (as such terms are used in Section 13(d) and 14 (d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13-d and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) of the Equity Interests of the Administrative Borrower entitled to vote for members of the board of directors or equivalent governing body of the Administrative Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right acquire pursuant to any option right); or

(ii) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Administrative Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period or whose election or nomination to that board or equivalent governing body was approved by individuals referred to in this clause (i) constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (ii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority vote of the board or equivalent governing body (excluding, in the case of any member of the board of directors other than any member in office on the Closing Date, any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); and

(b) any “Change in Control” or “Fundamental Change” or analogous event to similar effect (as such term, or any analogous term to similar effect or use, is defined in the ABL DIP Credit Documents or in any agreement governing any Debt that is subordinated or junior to the Obligations or any similar term or event thereunder) shall occur.

“Chapter 11 Cases” means the Chapter 11 Cases of Borrowers which are being jointly administered under the Bankruptcy Code and are pending in the Bankruptcy Court.

“Closing Date” means the date following the entry of the Interim Order by the Bankruptcy Court on which all of the conditions precedent to the closing of the transactions contemplated hereby are satisfied or waived in accordance with Section 3.1 and Section 3.2 and this Agreement shall have become effective pursuant to the provisions of Section 10.9.

“Collateral” means all assets and interests in assets and proceeds and products thereof now owned or hereafter acquired by any Obligor including, without limitation, all capital stock and other ownership interests (except, in the case of voting Equity Interests in a CFC, only 65% of such voting Equity Interests of such CFC would be required to be pledged if the pledge of a greater percentage would result in material adverse tax consequences), all promissory notes and the proceeds and products of each of the foregoing and, and, upon the entry of the Final Order, proceeds of all Avoidance Actions.

“Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“Collateral Access Agreement” means a waiver, subordination or acknowledgement agreement from (a) any lessor of any real property where any Obligor’s books and records relating to the Collateral are located, or (b) any other Person in possession of, having a Lien upon, or having rights or interests in, any Obligor’s property or assets (including, without limitation, books and records, equipment, and Inventory), in each case, in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders).

“Commitments” means, with respect to each Lender, the amount of the Commitment set forth opposite such Lender’s name on Schedule 1.1.1 hereof, or below such Lender’s signature on an Assignment Certificate executed by such Lender, or as the context may require, the obligation of such Lender to make Loans, as contemplated by this Agreement.

“Commitment Amount” means, as at any time of determination, the aggregate amount of the Commitments of all Lenders at such time, which amount as of the Closing Date is $155,000,000.

“Committees” means, collectively, the official committee of unsecured creditors and any other committee formed, appointed or approved in any Chapter 11 Case.

“Commodity Hedging Obligations” means any and all obligations of the Group Members under (a) any and all agreements, devices or arrangements designed to protect any Group Member from the fluctuations of commodity prices, commodity price cap or collar protection agreements, and commodity forward and future contracts, swaps, options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Communications” has the meaning set forth in Section 10.3(b).

“Compliance Certificate” means a certificate in the form of Exhibit A, duly completed and signed by the chief executive officer or the chief financial officer of the Administrative Borrower.

“Consigned Goods” has the meaning set forth in Section 5.13.

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members or comparable managers of such Person or the designation, amount or relative rights, limitations and preferences of any Equity Interests of such Person.

“Contingent Obligation” means any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) (excluding the guarantee of operating leases) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted (i.e., take-or-pay and similar obligations) or regardless of any other nonperformance by any other party to an agreement (except trade accounts payable arising in the ordinary course of business that are not past due by more than sixty (60) days from the due date); and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth solvency or any other financial condition of the primary obligor, (iv) to advance funds to, or purchase property or services from, any other Person in order to maintain any financial condition of such Person, or (v) otherwise for the purpose of assuring the ability of the primary obligor to perform a primary obligation or to assure or hold harmless the holder of any primary obligation against loss in respect thereof; provided that reimbursement obligations with respect to Permitted Surety Bonds that have not been drawn shall not constitute Contingent Obligations. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Control” has the meaning set forth in the definition of “Affiliate”.

“Control Agreement” means a control agreement, in form and substance satisfactory to the Administrative Agent (at the direction of the Required Lenders), executed and delivered by the applicable Obligor, the Collateral Agent, and the applicable securities intermediary (with respect to a securities account) or bank (with respect to a deposit account, including a Cash Management Account).

“Control Person” has the meaning set forth in Section 4.19.

“Controlled Group” means the Administrative Borrower, each of its Subsidiaries and each other Person which is a member of a “controlled group of corporations” under “common control,” an “affiliated service group” or required to be aggregated with the Administrative Borrower under Section 414(b), (c), (m) or (o) of the IR Code or Section 4001(a)(14) of ERISA.

“Copyright Security Agreement” means a Copyright Security Agreement executed and delivered by an Obligor in favor of the Agent in substantially the form attached to the Security Agreement.

“Debt” of any Person means, without duplication:

(a) all indebtedness and other obligations of such Person for borrowed money (including the Loans) whether senior or subordinated;

(b) all obligations of such Person evidenced by bonds, debentures, notes, reimbursement agreements, recourse agreements or other similar instruments;

(c) all obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, accounts payable), except trade accounts payable arising in the ordinary course of business that are not past due by more than sixty (60) days from the due date;

(d) all Capitalized Lease Liabilities and Synthetic Lease Liabilities and Sale/Leaseback Liabilities of such Person;

(e) all obligations or other liabilities of others secured by a Lien on any asset of such Person, whether or not such obligations or other liabilities are assumed by such Person;

(f) all Debt of others guaranteed (or intended to be guaranteed) by such other Person (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse);

(g) any exposure under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the applicable Hedge Agreement were terminated on the date of determination);

(h) reimbursement and other obligations with respect to letters of credit and other documentary credits, bankers acceptances and/or other financial products whether drawn or undrawn, contingent or otherwise (other than reimbursement obligations with respect to Permitted Surety Bonds that have not been drawn);

(i) indebtedness and other obligations attributable to factoring, securitization or analogous transactions;

(j) all contingent or unfunded liabilities under any ERISA Plan, Pension Plan or other employee benefit plan or pension;

(k) Disqualified Equity Interests of such Person; and

(l) all Contingent Obligations of such Person not otherwise described above.

For purposes of this definition, (i) the amount of any Debt represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Debt, and (ii) the amount of any Debt which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.3.

“Defaulting Lender” has the meaning set forth in Section 2.19.

“Delta Business” means the Delta Business Sub-Segments collectively and taken as a whole.

“Delta Business Sub-Segments” means the collective reference to, and individually any one of, (i) Delta/FOSS, (ii) Frey Scientific, and (iii) Other Science Products.

“Delta/FOSS” means the Delta and Refurbishment marketing units that are a sub-segment of the Delta Business that offers an inquiry-based elementary and middle school science curriculum, including instructional and classroom resources and hands-on investigation materials, the Delta Science Module program, the FOSS (Full Option Science System) program and kit refill materials.

“Disclosure Statement Motion” has the meaning set forth in Schedule 5.18.

“Disposition” means any sale, transfer, lease, licensing, assignment, rental or other disposition of any asset, interest or property. “Dispose” has a correlative meaning.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred and eighty (180) days after the Maturity Date.

“DIP Liens” has the meaning ascribed to it in the Interim Order or the Final Order, as applicable.

“DIP Order” means the Interim Order or the Final Order, as applicable under the circumstances.

“Dollars” or “$” means United States dollars.

“Educational Resources Administrator” means the category within the Educational Resources Segment that offers basic classroom supplies, office products, janitorial and sanitation supplies, school equipment, technology products and paper.

“Educational Resources Business” means the Educational Resources Business Segments, collectively and taken as a whole.

“Educational Resources Business Segments” means the collective reference to, and individually any one of, (i) Educational Resources Educator, (ii) Educational Resources Administrator, and (iii) Educational Resources Furniture.

“Educational Resources Educator” means the category within the Educational Resources Segment that offers supplemental learning materials, teaching resources, upper-grade-level art supplies, early childhood products, physical education equipment and special needs equipment and classroom technology.

“Educational Resources Furniture” means the category within the Educational Resources Segment that offers classroom furniture, library furniture, cafeteria furniture, office furniture, fixed furniture such as bleachers and lockers, as well as construction and project management services.

“Eligible Assignee” means any Person to whom it is permitted to assign Loans and, if applicable, Commitments pursuant to Section 8.12.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation of Hazardous Substances and/or the protection of human health, safety, the environment and natural resources, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), the California Safe Drinking Water and Toxic Enforcement Act of 1986, California Health & Safety Code §§ 25249.5 et seq. (commonly known as “Proposition 65”), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Group Member as a result of, or related to, any claim, suit, action, investigation, proceeding or written demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Group Member, whether on, prior or after the date hereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but does not include the 2011 Convertible Subordinated Debentures.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rule or regulation thereunder.

“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk either of the imposition of an excise tax or any other liability on any Group Member or of the imposition of a Lien on any portion of the assets of any Group Member or Controlled Group member; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under Section 406 of ERISA or Section 4975 of the IR Code) or a breach of a fiduciary duty under ERISA that could reasonably be expected to result in liability to any Group Member; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Section 412 of the IR Code or Section 302 of ERISA or a Controlled Group member is required to provide security under Section 401(a)(29) of the IR Code or Section 307 of ERISA or the failure to meet the minimum funding standards of Section 412 of the IR Code or Section 302 of ERISA with respect to any ERISA Plan, or the failure to make a required installment under Section 430(j) of the IR Code to any ERISA Plan or any required contribution to any Multiemployer Plan; (d) the occurrence of a Reportable Event with respect to any Pension Plan; (e) the withdrawal by a Controlled Group member from a

Multiemployer Plan in, or the incurrence of any potential liability by a Controlled Group member in connection with, a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205 of ERISA, respectively); (f) the involvement of, or occurrence or existence of any event or condition that results in the involvement of, a Multiemployer Plan in any reorganization or insolvency under Section 4241 or Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or Section 4042 of ERISA; (g) the failure, as determined in writing by the Internal Revenue Service or Treasury Department, of an ERISA Plan (and any related trust) that is intended to be qualified under Sections 401 and 501 of the IR Code to be so qualified or the failure, as determined in writing by the Internal Revenue Service or Treasury Department, of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Section 401(k) of the IR Code; (h) the taking by the PBGC of any steps to terminate a Pension Plan (other than steps associated with a standard termination under Title IV of ERISA) or to appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirement of law applicable to an ERISA Plan if such failure could reasonably be expected to result in material liability to any Group Member; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by Applicable Law, including Section 601 of ERISA, et. seq. or Section 4980B of the IR Code.

“ERISA Plan” means an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is, or within the six years preceding any date of determination has been, sponsored, maintained or contributed to, or for which there was an obligation to contribute to, by a Controlled Group member or with respect to which any Controlled Group may have any liability.

“Escrow Account” means an interest bearing escrow account established pursuant to the Escrow Agreement and held at the Escrow Agent.

“Escrow Agent” means a financial institution reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders).

“Escrow Agreement” means an escrow agreement among the Escrow Agent, the Borrowers, Bayside and the Administrative Agent, in form and substance reasonably satisfactory to the Required Lenders.

“Escrow Release Order” has the meaning set forth in Section 2.8(b).

“Escrowed Payments” has the meaning set forth in Section 2.8(a).

“Event of Default” has the meaning set forth in Section 7.1.

“Excluded Taxes” means, with respect to the Administrative Agent and any Lender (the Administrative Agent and any Lender, for purposes of this definition, a “Recipient”), (a) income or franchise Taxes imposed on (or measured by) its net income (i) by any Governmental Authority or other authority, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of a Lender, in which its applicable lending office is located or (ii) as a result of a present or former connection between such person and the jurisdiction imposing such Tax (other than connections solely arising from such person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned any interest in any Loan or Loan Document), (b) any branch profits Taxes imposed (i) by any Governmental Authority or any similar Tax imposed by any other jurisdiction in which the Recipient is located or (ii) as a result of a present or former connection between such person and the jurisdiction imposing such Tax (other than connections solely arising from such person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold assigned an interest in any Loan or Loan Document), (c) in the case of a Lender that is not a “United States person” as defined under Section 7701 of the IR Code, any United States federal withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, and (d) U.S. backup withholding Tax.

“Extended Funding Dates” means not more than two dates after the Initial Borrowing and during the Availability Period on which the Borrowers may borrow Loans under this Agreement in accordance with clauses (iii) and (iv) of Section 2.1.

“Extended Funding Test Period” has the meaning set forth in Section 3.3(a).

“Extraordinary Receipts” means any cash received after the Closing Date by any Group Member not in the ordinary course of business (and not consisting of proceeds from the Disposition of, or any casualty or condemnation with respect to, Inventory, equipment or Real Property) consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than amounts representing the reimbursement of out-of-pocket costs and expenses incurred after the Closing Date with respect to third-party claims and other than collections of Accounts in the ordinary course of business), (b) indemnity payments or purchase price adjustments (other than a working capital adjustment) received in connection with any purchase agreement (other than amounts representing the reimbursement of out-of-pocket costs and expenses incurred after the Closing Date with respect to third-party claims), or (c) tax refunds or rebates (other than commodity tax and research and development refunds and credits).

“FATCA” means Sections 1471-1474 of the IR Code in effect as of the date hereof or any amended or successor version and any current or future Treasury regulations issued thereunder.

“Federal Funds Rate” means at any time an interest rate per annum equal to the weighted average of the rates for overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business

Day, the average of the quotations for such day for such transactions received by the Agent from three federal funds brokers of recognized standing selected by it, it being understood that the Federal Funds Rate for any day which is not a Business Day shall be the Federal Funds Rate for the next preceding Business Day.

“Fee Letters” means the Agent Fee Letter and the Lender Fee Letter.

“Field Review” has the meaning set forth in Section 5.2(a).

“Final ABL DIP Order” means, the Final Order (I) Authorizing Debtors To (A) Obtain Postpetition Financing Pursuant To 11 U.S.C. §§ 105, 361, 362, 364(C)(1), 364(C)(3), 364(D)(1), 364(E) And 507, (B) Utilize Cash Collateral Pursuant To 11 U.S.C. § 363, (C) Grant Priming Liens And Superpriority Claims To The Dip Lenders, (D) Provide Adequate Protection To Prepetition Secured Parties Pursuant To 11 U.S.C. §§ 361, 362, 363 And 364, And (E) Use Cash Collateral And Proceeds Of The ABL Dip Facility To Repay Obligations Arising Under The Prepetition ABL Credit Agreement And (II) Granting Related Relief, in the form dated and signed February 25, 2013 by the Bankruptcy Court in connection with the Chapter 11 Cases of the Borrowers.

“Final Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which order shall be satisfactory in form and substance to the Required Lenders, in their sole discretion, and which order is in effect and not stayed, together with all extensions, modifications and amendments thereto, in form and substance satisfactory to Agent (at the direction of the Required Lenders in their sole discretion), which, among other matters but not by way of limitation, authorizes the Borrowers to obtain credit, incur (or guaranty) Debt, and grant Liens under this Agreement and the other Loan Documents, as the case may be, provides for the super-priority of Agent’s, Collateral Agent’s and Lenders’ claims and authorizes the use of cash collateral.

“Frey Scientific” means the marketing unit that is a sub-segment of the Delta Business that offers a line of science supplies and equipment for k-12 classrooms and science labs, as well as lab design services and furniture.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Obligor” has the meaning set forth in Section 9.4.

“Funds Flow Memorandum” means, with respect to any Loan proposed to be borrowed under this Agreement on the Closing Date, a listing of Persons to whom the proceeds of the Loan are to be paid, the amounts to be paid to each such Person, and the account information and wiring instructions for each such Person; such listing to be agreed in writing between the Administrative Borrower and the Agent (at the direction of the Required Lenders) prior to the Closing Date.

“FX and Currency Option Obligations” means any and all obligations of the Group Members, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all agreements, devices or arrangements designed to protect any Group Member from variations in the comparative value of currencies, including foreign exchange purchase and future purchase transactions, currency options, currency swaps and cross currency rate swaps.

“GAAP” means generally accepted accounting principles as in effect in the United States and applied on a basis consistent with the accounting practices applied in the financial statements of the Group Members referred to in Section 4.5.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, commission, board, bureau, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank or other comparable authority or agency, and any arbitration tribunal to which any Obligor is subject.

“Group Members” means the Obligors and each of their respective Subsidiaries.

“Guarantor Obligations” has the meaning set forth in Section 9.3(a).

“Guarantors” means, collectively, all of the Subsidiaries of the Administrative Borrower as of the date hereof that are not Borrowers, and each additional Subsidiary of the Administrative Borrower that executes and delivers a Guaranty Supplement in favor of the Agent and the Secured Parties either at the time of execution of this Agreement or at any time hereafter pursuant to Section 5.11, but excludes Premier School Agendas, Ltd. so long as it is a CFC.

“Guaranty” means the guaranty by the Guarantors of the Obligations, as set forth in, and subject to the terms of, Article IX.

“Guaranty Supplement” has the meaning set forth in Section 5.8.

“Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Laws.

“Health Business” means a segment of the Accelerated Learning Business that offers physical education and health solutions under the SPARK brand.

“Hedge Agreements” means the collective reference to Rate Hedging Obligations, Commodity Hedging Obligations, FX and Currency Option Obligations and all other financial contracts.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning set forth in Section 10.5.

“Initial Borrowing” has the meaning set forth in Section 2.2(a).

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), or any other insolvency, debtor relief or debt adjustment law, including the Canada Business Corporations Act (Canada) where such statute is used by a person to propose an arrangement; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property” means all now existing or hereafter acquired Copyrights, Patents, Trademarks (as such terms are defined in the Security Agreement) and trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas, and all other proprietary information.

“Intellectual Property Security Agreement” means each Copyright Security Agreement, Patent Security Agreement, and Trademark Security Agreement.

“Intercompany Debt” means Debt owing by a Group Member to one or more other Group Members.

“Intercompany Subordination and Payment Agreement” means the Intercompany Subordination and Payment Agreement executed by each Obligor and each Non-Obligor in favor of the Agent and the Lenders, in the form of Exhibit F hereto, as the same may be amended, supplemented or restated from time to time.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of January 31, 2013, executed by Wells Fargo Capital Finance, LLC, in its capacity as administrative agent and co-collateral agent under the ABL DIP Credit Documents, and the Agent, as amended, restated, supplemented or otherwise modified from time to time, including any modifications of such agreement set forth in the Final Order and the Final ABL DIP Order (including Paragraph 31 thereof).

“Interest Period” means each period beginning on the first day, and ending on the last day, of each fiscal month, provided that the initial Interest Period shall commence on the Closing Date and end on March 31, 2013.

“Interim Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), which order is in effect and not stayed, together with all extensions, modifications, and amendments thereto, in form and substance satisfactory to the Required Lenders, in their sole discretion, which, among other matters but not by way of limitation, authorizes, on an interim basis, Borrowers to execute and perform under the terms of this Agreement and the other Loan Documents.

“Inventory” means any “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Obligor, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Obligor for sale or lease (or that are being leased and located within a state of the United States) or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Obligor’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“IR Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“IRS” means the Internal Revenue Service of the United States.

“LC Obligations” means, as at any time of determination, the sum of (a) the aggregate undrawn face amount of all issued and outstanding Letters of Credit at such time and (b) the aggregate amount of all LC Reimbursement Obligations then outstanding.

“LC Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Obligors or any of them to the issuer thereof, as and when matured, to pay (with proceeds of a ABL DIP Credit Loan or otherwise) all amounts drawn under such Letter of Credit.

“Lease” means a lease, license, concession, occupancy agreement or other agreement (written or oral, now or at any time in effect) which grants to any Person a possessory interest in, or the right to use, all or any part of a parcel of Real Property.

“Leased Real Property” means any leasehold interest in Real Property of any Obligor as lessee, sublessee or the like under any Lease.

“Lender” and “Lenders” have the meanings set forth in the Preamble to this Agreement.

“Lender Fee Letter” means that certain fee letter, dated as of the date hereof, among the Administrative Borrower and the Lenders.

“Letter of Credit” means each letter of credit issued pursuant to the ABL DIP Credit Documents.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations and any related fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR Rate” means a rate per annum equal to the greatest of (a) 1.5% per annum, (b) solely upon the occurrence and during the continuance of an Event of Default, the Prime Rate, and (c) the offered rate for deposits in Dollars for a period of three months as determined by the Administrative Agent from the Reuters Screen LIBOR01 Page as of approximately 11:00 a.m., New York, New York time, on the first day of each Interest Period, or if such day is not a Business Day, then on the first Business Day in the applicable fiscal month in which such Interest Period commences (to be applicable for each day in such Interest Period), or the rate for such deposits reasonably determined by the Administrative Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, that if the LIBOR Rate is not determinable in the foregoing manner, the Administrative Agent (at the direction of the Required Lenders) may determine the rate based on rates offered to the Administrative Agent for deposits in Dollars in the interbank eurodollar market at such time for delivery on the first day of the Interest Period for the number of days comprised therein. If the Board of Governors of the Federal Reserve System (or any successor) prescribes a reserve percentage (the “Reserve Percentage”) for “Eurocurrency liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), then the above definition of LIBOR Rate shall be the “Base LIBOR Rate”, and “LIBOR Rate” shall mean: Base LIBOR Rate divided by (100% minus LIBOR Reserve Percentage). Each determination by the Administrative Agent of the applicable LIBOR Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.

“LIBOR Reserve Percentage” means the Reserve Percentage adjusted by the Administrative Agent for expected changes in such reserve percentage during the applicable Interest Period.

“Lien” means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors in connection with Capitalized Lease Liabilities and the interest of a vendor under any conditional sale or other title retention agreement).

“Loan Documents” means this Agreement, the Notes, the DIP Order, the Security Agreement, each Fee Letter, each Collateral Access Agreement, each Control Agreement, each Mortgage, each Intellectual Property Security Agreement, the Master Intercompany Note, the Intercompany Subordination and Payment Agreement, the Intercreditor Agreement, and all other loan documents now or hereafter given by any Group Member to the Administrative Agent, the Collateral Agent or any other Secured Party in connection with the foregoing and/or in connection with the obligations of the Borrowers or the Guarantors under this Agreement.

“Loan Party” means each Borrower and each Guarantor.

“Loans” means the loans made under this Agreement.

“Master Intercompany Note” means an omnibus promissory note evidencing all Intercompany Debt and pledged to the Collateral Agent, for the benefit of the Secured Parties, to secure the Obligations, all in form and substance satisfactory to the Administrative Agent.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a) the business, financial condition, assets, properties, liabilities, performance, operations, results of operations, prospects or material agreements of (i) the Obligors and their subsidiaries taken as a whole or (ii) the Accelerated Learning Business taken as a whole except for the filing, commencement and continuation of the Chapter 11 Cases and the events that customarily result from the filing, commencement and continuation of the Chapter 11 Cases (including any litigation resulting therefrom);

(b) any material portion of the Collateral, taken as a whole, or any material portion of the Collateral in or attributable to the Accelerated Learning Business taken as a whole, or in either case the value or saleability thereof, or the Agent’s Liens on the Collateral, or the enforceability, perfection or priority (as required by the Loan Documents) of such Liens;

(c) the ability of any Obligor to perform its obligations under the Loan Documents;

(d) the perfection or priority of the liens granted pursuant to the Loan Documents, the Interim Order or the Final Order; or

(e) the validity, enforceability or collectability of any Loan Document, the Interim Order or the Final Order, the Obligors’ respective obligations under any Loan Document, the Interim Order or the Final Order, or the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties under any Loan Document, the Interim Order or the Final Order.

Without limitation of the foregoing, it shall be a Material Adverse Effect if any Person who (x) is the CEO or CFO of the Administrative Borrower or the chief executive officer of the Accelerated Learning Business or the Educational Resources Business (or, in each case, an officer holding an equivalent title to any of the foregoing) or (y) otherwise exercises any direct control or influence over the management or management decisions of any Group Member, in each case, shall (i) be indicted or otherwise formally charged for or convicted of fraud, money laundering, embezzlement or any other felony, whether in the United States or in any foreign country or jurisdiction according to the Applicable Laws of such jurisdiction, or (ii) be or become a Blocked Person.

“Material Contract” means (i) each ABL DIP Credit Document, (ii) the agreements listed as items 1 and 2 in Part B of Schedule 4.11, and (iii) any contract or other arrangement to which any Group Member is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew would be reasonably likely to have a Material Adverse Effect.

“Maturity Date” means June 30, 2013.

“Maximum ABL DIP Credit Amount” means $175,000,000.

“Maximum Available Net Assets” has the meaning set forth in Section 9.4.

“MD&A” means a customary Management Discussion and Analysis relating to financial statements acceptable in scope and form to the Administrative Agent.

“Milestones” has the meaning set forth in Section 5.18.

“Mortgage” means any mortgage on any real properties owned by any of the Obligors.

“Mortgage Policy” means any insurance policy on any real properties owned by any of the Obligors.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(13) of ERISA.

“Net Cash Proceeds” means, with respect to any Disposition by an Obligor of property or assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of an Obligor, in connection therewith after deducting therefrom only (a) the amount of any Debt secured by any Permitted Lien on any asset (other than (i) Debt owing to the Secured Parties under this Agreement or the other Loan Documents and (ii) Debt assumed by the purchaser of such asset) which is required to be, and is, and in the case of Debt under the ABL DIP Credit Documents is permitted by the Intercreditor Agreement to be, repaid in connection with such Disposition (in the case of deductions for repayment of Debt under the ABL DIP Credit Documents, only to the extent of the amount of such proceeds allocated to ABL Priority Collateral (as defined in, and in accordance with the terms of Section 3.5(c) of, the Intercreditor Agreement)), (b) reasonable fees, commissions, and expenses related thereto and required to be paid by an Obligor in connection with such Disposition, and (c) taxes paid or payable to any taxing authorities by an Obligor in connection with such Disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of an Obligor, and are properly attributable to such transaction.

“Non-Consenting Lender” has the meaning set forth in Section 10.2.

“Non-Controlled Accounts” means any deposit account or securities account of an Obligor that is not subject to a Control Agreement.

“Non-Obligor” means each Group Member that is not an Obligor.

“Note” means a promissory note of the Borrowers payable to a Lender evidencing the Commitment of such Lender (as such promissory note may be amended, extended or otherwise modified from time to time) and also means each promissory note accepted by such Lender from time to time in substitution therefor or in renewal thereof.

“Notice of Borrowing” means a notice by the Administrative Borrower to the Administrative Agent in the form of Exhibit D, which includes or specifies (A) the date of such proposed borrowing (B) the amount of the borrowing (which must be in an amount not to exceed the Commitment Amount at such time and (C) a certificate jointly from the chief financial officer and the chief restructuring officer of the Administrative Borrower certifying that, to the knowledge of the certifying officers, no Default or Event of Default has occurred and there is no fact, event or circumstance that could reasonably be expected to cause a Default or Event of Default.

“Notification” has the meaning set forth in Section 10.3(c).

“Obligations” means, collectively, all obligations and liabilities of the Obligors to the Agent, the Lenders and the other Secured Parties under this Agreement and all other Loan Documents, including without limitation obligations to pay principal, interest, fees, premiums, expenses and other amounts of whatever nature, Agent Expenses, and any such obligations that arise after the filing of a petition by or against any Obligor under the Bankruptcy Code (or under any other bankruptcy or insolvency laws), regardless of whether allowed as a claim in the resulting proceeding, even if the obligations do not accrue because of the automatic stay of Section 362 of the Bankruptcy Code (or under any other bankruptcy or insolvency laws) or otherwise.

“Obligors” means, collectively, the Borrowers and the Guarantors.

“Other Science Products” means the marketing units that are sub-segments of the Delta Business that offer grade 6-12 learning systems that integrate textbooks, equipment and technology under the CPO Science brand, a supplementary science curriculum under the NEO/SCI and SCIS brands, and a math curriculum, supplementary products and manipulatives primarily under the ThinkMath brand.

“Other Taxes” has the meaning specified in Section 2.11(b).

“Owned Real Property” means any fee interest of any Obligor in Real Property.

“Participant” means a Person holding a Participation.

“Participation” means a participation in all or a portion of the rights of a Lender, granted pursuant to and in accordance with Section 8.13.

“Patent Security Agreement” means a Patent Security Agreement executed and delivered by an Obligor in favor of the Agent in substantially the form attached to the Security Agreement.

“Payee” has the meaning set forth in Section 2.11.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any of its principal functions under ERISA.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of Section 3(2) of ERISA).

“Percentage” means, as to any Lender the amount of such Lender’s Commitment divided by the Total Commitment Amount or, if any such Commitments have been terminated, the aggregate outstanding principal amount of such Lender’s Loans divided by the aggregate outstanding principal amount of Loans of all Lenders.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Debt” means, provided that the incurrence thereof would not otherwise give rise to a Default under this Agreement:

(a) Prepetition Indebtedness listed in Part A of Schedule 6.2;

(b) Permitted PMM/Capital Lease Debt;

(c) Intercompany Debt permitted under Section 6.3, evidenced by the Master Intercompany Note and subject to the Intercompany Subordination and Payment Agreement, and in the case of Intercompany Debt existing on the Closing Date, listed in Part B of Schedule 6.2;

(d) the Loans and other Debt outstanding under this Agreement;

(e) ABL DIP Credit Obligations outstanding from time to time under the ABL DIP Credit Agreement, in an aggregate amount not to exceed at any time the Maximum ABL DIP Credit Amount;

(f) [Reserved];

(g) [Reserved];

(h) endorsement of instruments or other payment items for deposit;

(i) Debt consisting of unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with dispositions of business units permitted by Section 6.5;

(j) [Reserved];

(k) Debt permitted to be incurred in accordance with the DIP Order;

(l) [Reserved];

(m) Debt incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or cash management services; and

(n) Adequate Protection Obligations.

Notwithstanding the foregoing, Commodity Hedging Obligations shall not in any event be Permitted Debt.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) credit judgment.

“Permitted Liens” means:

(a) Liens in existence on the date of this Agreement and listed in Schedule 6.1;

(b) Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4;

(c) materialmen’s, warehousemen’s, merchants’, carriers’, worker’s, repairer’s, or other like Liens arising by operation of law in the ordinary course of business to the extent the obligations secured thereby are (i) not required to be paid by Section 5.4 and (ii) in an aggregate amount not to exceed $8,000,000 at any time outstanding;

(d) pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, in the ordinary course of business and consistent with past practices, in an aggregate amount for such bids, tenders, contracts and true leases not to exceed $500,000 at any time outstanding, or to secure statutory obligations incurred in the ordinary course of business and consistent with past practices in an aggregate amount for such statutory obligations not to exceed $500,000 at any time outstanding, or to secure indemnity or other similar obligations incurred in the ordinary course of business and consistent with past practices in an amount not to exceed $500,000 at any time outstanding, provided that the aggregate amount of all Liens permitted under this clause (d) shall not exceed $1,000,000;

(e) Permitted Real Estate Encumbrances;

(f) Liens created under the Loan Documents;

(g) Liens created under the ABL DIP Credit Documents securing the ABL DIP Credit Obligations and that are subject to the Intercreditor Agreement;

(h) judgment Liens provided that such judgment Lien has not given rise to an Event of Default;

(i) the interests of lessors under operating leases and non-exclusive licensors under license agreements;

(j) Liens securing Permitted PMM/Capital Lease Debt so long as (i) such Lien attaches only to the asset purchased or acquired in connection with the incurrence thereof, and the proceeds therefrom, and (ii) such Lien only secures the Debt that was incurred to acquire the asset purchased or acquired;

(k) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business and in existence on the Petition Date;

(l) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts that are subject to Control Agreements in the ordinary course of business;

(m) [Reserved];

(n) [Reserved];

(o) Liens in favor of customs and revenue authorities arising on or prior to the Petition Date as a matter of law to secure payment of customs duties not yet delinquent in connection with the importation of goods; and

(p) Adequate Protection Obligations.

“Permitted PMM/Capital Lease Debt” means Capitalized Lease Liabilities and purchase money Debt with respect to fixed assets (i) outstanding on the Closing Date and set forth on Schedule 6.2 hereof and described as such on such Schedule and (ii) incurred after the Closing Date in an aggregate principal amount for all such Capitalized Lease Liabilities and purchase money Debt not to exceed $500,000 outstanding at any time, provided that such Capitalized Lease Liabilities and purchase money Debt are entered into in connection with, and at the time of or no later than 20 days after, the acquisition by the Borrowers of equipment useful and used in the ordinary course of the Borrowers’ business and the principal amount of such Capitalized Lease Liabilities and purchase money Debt when incurred does not exceed the purchase price of the property financed, and no such Capitalized Lease Liabilities and purchase money Debt shall be refinanced for a principal amount in excess of the principal amount refinanced.

“Permitted Real Estate Encumbrances” means, in the case of any Real Property, (a) any “Permitted Encumbrances” (as defined in the Mortgage relating to such Real Property) approved by the Agent (at the direction of the Required Lenders), (b) Liens on such Real Property of the nature referred to in clauses (b), (f), (g) and (h) of the definition of Permitted Liens, and (c) easements (including without limitation reciprocal easement agreements), rights-of-way, restrictions, municipal, building and zoning ordinances and other similar encumbrances or other irregularities affecting such Real Property, that do not secure any Debt, and which were incurred in the ordinary course of business and (i) are described in the title insurance policy with respect to such Real Property delivered to the Administrative Agent prior to the date hereof, or (ii) in the opinion of the Administrative Agent, are not substantial in amount and do not in any case materially impair the use of such property in the operation of the business of any Group Member or impair the value of such Real Property.

“Permitted Senior Liens” means Permitted Liens (x) referred to in clauses (a), (b), (c), (e) and (j) of the definition of Permitted Liens and applicable to the Collateral (other than Equity Interests constituting Collateral, as to which there shall be no Permitted Senior Liens), to the extent, but only to the extent, having priority by mandatory provisions of applicable law, and (y) referred to in clause (g) of the definition of Permitted Liens and applicable only to the ABL DIP Credit Priority Collateral.

“Permitted Surety Bonds” means unsecured guarantees and reimbursement obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Petition Date” means January 28, 2013.

“Planner Business” means the business unit comprised of Premier Agendas, Inc. (excluding (on a basis consistent with the financial statements delivered by the Administrative Borrower to the Agent prior to the Closing Date) those operations relating to the Educational Resources Business in Canada), Premier School Agendas, Ltd. and Select Agendas, Corp.

“Plan” has the meaning set forth in Schedule 5.18.

“Platform” has the meaning set forth in Section 10.3(b).

“Postpetition” means the time period commencing immediately upon the filing of the Chapter 11 Cases.

“Prepetition” means the time period ending immediately prior to the filing of the Chapter 11 Cases.

“Prepetition ABL Agent” means Wells Fargo Capital Finance, LLC, in its capacity as administrative agent and collateral agent, under the Prepetition ABL Credit Agreement.

“Prepetition ABL Credit Agreement” means the Credit Agreement dated as of May 22, 2012, among the borrowers and guarantors named therein, the Prepetition ABL Credit Lenders and Wells Fargo Capital Finance, LLC, as administrative agent and co-collateral agent, as amended to date.

“Prepetition ABL Credit Documents” means the Prepetition ABL Credit Agreement and each other Loan Document (as defined in the Prepetition ABL Credit Agreement).

“Prepetition ABL Credit Lenders” means all lenders party to the Prepetition ABL Credit Agreement.

“Prepetition Agents” means, collectively, the Prepetition ABL Agent and the Prepetition Term Loan Agent.

“Prepetition Debt Documents” means, collectively, the Prepetition ABL Credit Documents and the Prepetition Term Loan Documents.

“Prepetition Debt Holders” means, collectively, the Prepetition ABL Credit Lenders and the Prepetition Term Loan Lenders.

“Prepetition Indebtedness” means all Debt of the Borrowers outstanding on the Petition Date immediately prior to the filing of the Chapter 11 Cases other than Debt under the Prepetition ABL Credit Agreement and the Prepetition Term Loan Agreement.

“Prepetition Secured Obligations” means the obligations in respect of the Prepetition ABL Credit Documents and the Prepetition Term Loan Documents.

“Prepetition Term Lenders” means the lenders party to the Prepetition Term Loan Agreement.

“Prepetition Term Loan Agent” means Bayside Finance, LLC, as administrative agent and collateral agent under the Prepetition Term Loan Documents.

“Prepetition Term Loan Agreement” means that certain Credit Agreement, dated as of May 22, 2012, by and among the borrowers and guarantors named therein, the Prepetition Term Lenders and the Prepetition Term Loan Agent, as amended prior to the Petition Date.

“Prepetition Term Loan Default Interest” has the meaning set forth in Section 2.8(a).

“Prepetition Term Loan Documents” means the Prepetition Term Loan Agreement and each other Loan Document (as defined therein).

“Prepetition Term Loan Lenders” means the lenders party to the Prepetition Term Loan Agreement.

“Prepetition Term Loan Make Whole Payment” has the meaning set forth in Section 2.8(a).

“Prepetition Term Loan Obligations” has the meaning set forth in Section 2.8(a).

“Prime Rate” means, at any time, a rate per annum equal to the higher of (a) the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s largest banks” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent) and (b) the sum of 0.5% per annum and the Federal Funds Rate.

“Product Development Expense” means, for any period, the capitalized cash investment on product development for such period.

“Professional Fees Line Items” has the meaning set forth in Section 6.31(d).

“Projections” has the meaning set forth in Section 4.5.

“Protective Advances” has the meaning set forth therefor in Section 2.17(a).

“Qualified Equity Interest” means and refers to any Equity Interests issued by School Specialty (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Rate Hedging Obligations” means any and all obligations of the Group Members under (a) any and all agreements, devices or arrangements designed to protect any Group Member from the fluctuations of interest rates, including interest rate exchange agreements, interest rate cap or collar protection agreements, and interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Reading Business” means the literacy and intervention division of the Accelerated Learning Business.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receipts” has the meaning set forth in Section 5.12(b).

“Reconcilable Inclusion” means, with respect to the Accelerated Learning Business and the Planner Business, any inclusion within the Accelerated Learning Business or the Planner Business, respectively, of contracts, rights or other assets that (x) prior to such inclusion, were included in a different Business Segment, or (y) in the case of contracts, rights or other assets not previously included in a different Business Segment, are not consistent with the then-existing other contracts, rights and other assets of the Accelerated Learning Business or the Planner Business, respectively.

“Registered Pension Plan” means any “registered pension plan”, as defined in subsection 248(1) of the Income Tax Act (Canada).

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 8.17 or any comparable provision of any Loan Document.

“Related Transactions” means, collectively, the execution and delivery of, and consummation of the transactions contemplated by, all ABL DIP Credit Documents and the payment of all related fees, costs and expenses.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substance into or through the environment.

“Remaining Obligor” has the meaning set forth in Section 9.4.

“Remedial Action” means all actions required under Environmental Laws to (a) clean up, remove, treat or in any other way address any Hazardous Substance in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Substance does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Substance.

“Report” and “Reports” have the meanings specified in Section 8.20(a).

“Reportable Event” means a reportable event as that term is defined in Title IV of ERISA, and not as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, and with the exception of actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

“Reporting Affiliate” means, with respect to any Person, a Person who is an Affiliate of such first Person under clauses (a), (b) or (c) of the definition of the term “Affiliate”.

“Required Lenders” means, at any time, the Lenders holding more than fifty percent (50.0%) of the outstanding Commitments and Loans.

“Required Payment” has the meaning set forth in Section 2.10(c).

“Requirements of Law” means, as to any Person, the organizational documents of such Person and any Applicable Law, or determination of a Governmental Authority having the force of law (but nevertheless including determinations of a Governmental Authority not having the force of law if responsible and prudent Persons engaged in a business similar to the business of the Borrower would observe such determinations), in each case applicable to or binding upon such Person or any of its business or property or to which such Person or any of its business or property is subject.

“Reserve Percentage” has the meaning set forth in the definition of “LIBOR Rate”.

“Responsible Officer” means the chief executive officer or chief financial officer of the Administrative Borrower.

“Restricted Payment” means, in respect of any Obligor or any Subsidiary of any Obligor, to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by such Obligor or Subsidiary (including any payment in connection with any merger or consolidation involving such Obligor or Subsidiary) or to the direct or indirect holders of Equity Interests issued by such Obligor or Subsidiary in their capacity as such (other than dividends or distributions payable in Equity Interests of such Obligor or Subsidiary that are not Disqualified Equity Interests), or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving such Obligor or Subsidiary) any Equity Interests issued by such Obligor or Subsidiary, or (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of such Obligor or Subsidiary now or hereafter outstanding, or (d) make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Debt.

“Restrictive Agreement” means an agreement (other than a Loan Document) that conditions or restricts the right of any Group Member to incur or repay borrowed money, to grant Liens on any assets, to declare or make Restricted Payments, to modify, extend or renew any agreement evidencing borrowed money, or to repay any Intercompany Debt.

“Return” has the meaning set forth in Section 2.12(b)(i).

“Rolling Two Week Test Period” has the meaning set forth in Section 6.31(a).

“Sale Effort” has the meaning set forth in Schedule 5.18.

“Sale/Leaseback Liabilities” means any amount or liability in respect of sale/leaseback or analogous transactions that is or is required under GAAP to be shown on the consolidated balance sheet of the Administrative Borrower and its consolidated Subsidiaries.

“Sale Order” has the meaning set forth in Schedule 5.18.

“School Specialty” has the meaning set forth in the Preamble to this Agreement.

“Secured Parties” means the Lenders, the Administrative Agent, the Collateral Agent, each other Indemnitee and any other holder of any Obligation of any Obligor.

“Security Agreement” means each Security and Pledge Agreement (or similar agreement) executed by each Obligor in favor of the Agent and the Lenders, in the form of Exhibit E hereto duly completed for each Obligor, as the same may be amended, supplemented or restated from time to time.

“Seeds Divestiture” means the disposition by the Obligors of the Seeds of Science / Roots of Reading business in January 2012.

“Senior Debt” means Debt of the Group Members that has not been subordinated in right of payment to the Obligations in a manner in form and substance satisfactory to the Agent, including the ABL DIP Credit Obligations.

“Single Test Week” has the meaning set forth in Section 6.31(a).

“Stated Borrowing Base” has the meaning ascribed thereto in the Intercreditor Agreement (as in effect on the date hereof).

“Stroock” means Stroock & Stroock & Lavan LLP.

“Subordinated Debt” means unsecured Debt of the Obligors that is not Senior Debt, and that (a) is only guaranteed by the Guarantors, (b) is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, and (c) does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Obligor in any material respect than any comparable covenant in this Agreement; and “Subordinated Debt” shall in any event include (x) the 2011 Convertible Subordinated Debentures, and (y) any other Debt of an Obligor incurred after the date hereof which by its terms is expressly subordinated to the Obligations in a manner and to an extent approved by the Administrative Agent.

“Subsidiary” of a Person means any corporation, limited liability company, partnership or other entity of which more than fifty percent (50%) of the outstanding equity or membership interests or shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors (or other governing body) of such entity, (irrespective of whether or not at the time stock or membership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Subsidiary Borrowers” has the meaning set forth in the Preamble to this Agreement.

“Survey” means, in respect of a particular parcel of Real Property, an American Land Title Association form survey, dated no earlier than thirty (30) days prior to the issuance of the corresponding Mortgage Policy (or such other date as the Agent may approve in its Permitted Discretion), certified to the Agent and the issuer of the corresponding Mortgage Policy in a manner satisfactory to the Agent, by a land surveyor duly registered and licensed in the states in which the property described in such survey is located and acceptable to the Agent, which survey (i) shall show (x) all buildings and other improvements, (y) the location of any easements, rights of way, building set-back lines and other dimensional regulations and (z) such other matters as the Agent shall reasonably request and (ii) be sufficient for the issuer of the corresponding Mortgage Policy to remove all standard survey exceptions from the corresponding Mortgage Policy.

“SWDA” means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.).

“Synthetic Lease Liabilities” means the monetary obligation of a Person under either: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). The amount of

Synthetic Lease Liabilities shall be deemed to be the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Tax Returns” has the meaning set forth in Section 4.8.

“Taxes” has the meaning set forth in Section 2.11(a).

“Term Loan Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Term Loan Priority Collateral Deposit Account” means that certain segregated account of the Borrowers held at the Administrative Agent, with the account number 104790829931 and titled “School Specialty, Inc.”, subject to a control agreement, in form and substance satisfactory to the Administrative Agent, which establishes “control” (as defined in the UCC) in favor of the Administrative Agent for the benefit of the Lenders.

“Termination Date” means the earliest to occur of (i) Maturity Date, (ii) the consummation of a sale of all or substantially all of the assets of the Borrowers under section 363 of the Bankruptcy Code, (iii) unless waived by the Lenders in their sole discretion, the occurrence of an Event of Default after taking into effect all applicable grace periods, (iv) the acceptance in writing by any of the Borrowers of any offer or bid for the purchase of, directly or indirectly, all or substantially all of the assets of any of the Borrowers, or all of the equity of School Specialty or any Subsidiary thereof, to a buyer that does not provide for the actual payment in full of the Obligations by no later than the Maturity Date, (v) unless waived by the Lenders in their sole discretion, the date that any of the Borrowers files a motion with the Bankruptcy Court for authority to proceed with the sale or liquidation of any of the Borrowers’ (or any material portion of the assets or all of the equity of any Borrower) without the consent of the Lenders except pursuant to a proposed sale of all or substantially all of the Borrowers’ assets, or all of the equity of School Specialty or any Subsidiary thereof, to a buyer that provides for the actual payment in full of the Obligations by no later than the Maturity Date, (vi) if the Final Order has not been entered, March 15, 2013, (vii) the effective date of a Plan or (viii) unless waived by the Lenders in their sole discretion, if any of the Obligors files a motion with the Bankruptcy Court for authority to proceed with the sale or liquidation of any of the Obligors (or any material portion of the assets or all of the equity of any of the Obligors) or files a plan of reorganization, in each case, without the consent of the Lenders, except pursuant to a proposed sale of all or substantially all of the Obligors’ assets or all of the equity of the Administrative Borrower or any Subsidiary thereof or a plan of reorganization that, in any such case, provides for the actual payment in full in cash of the Obligations by no later than the earlier of the (x) Maturity Date and (y)(a) in the case of a sale, the date of consummation of such sale and (b) in the case of a plan, the effective date of such plan. Upon the Termination Date, the Commitments shall terminate and all Loans and other Obligations shall be due and payable.

“Test Period” means the Single Test Week and the Rolling Two Week Test Period, commencing from the Single Test Week ending March 9, 2013.

“Total Outstanding ABL DIP Credit Amount” means, as of any date of determination, the sum of (a) the aggregate principal amount of all outstanding ABL DIP Credit Loans on such date, plus (b) the amount of all outstanding LC Obligations on such date.

“Trademark Security Agreement” means a Trademark Security Agreement executed and delivered by an Obligor in favor of the Agent in substantially the form attached to the Security Agreement.

“Treasury” means the United States Treasury.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Collateral Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfinanced Capital Expenditures” means Capital Expenditures that are made from available cash of the Borrowers and not from the proceeds of Permitted PMM/Capital Lease Debt (including any Permitted PMM/Capital Lease Debt incurred after the acquisition of the asset acquired to directly or indirectly finance such acquisition), and are made in respect of assets that are not subject to any capital lease, and are not pledged to secure any purchase money Debt (whenever incurred).

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of cash credited as of such date to all deposit accounts of the Group Members, which cash is subject to no restriction on its use, transfer or distribution pursuant to any Requirement of Law or contractual obligation (other than the Loan Documents, the ABL DIP Credit Documents and the Prepetition ABL Credit Documents).

“USA Patriot Act” has the meaning set forth in Section 10.16.

“Variance Report” means a weekly variance report to be provided by Borrowers to Administrative Agent within three Business Days after the end of each fiscal week and publicly filed with the Bankruptcy Court reflecting actual cash receipts and disbursements for (i) the prior fiscal week, (ii) the period from the beginning of the fiscal month which includes such fiscal week to the end of such fiscal week, (iii) the applicable Test Period of the Administrative Borrower, and (iv) the period from the beginning of the fiscal week ending March 9, 2013 to the end of such Test Period, in each case, reflecting the amount variance and, in the case of clause (iii), percentage variance of actual receipts and disbursements (on a line item basis) from those receipts and disbursements reflected in the most recently delivered thirteen-week cash flow forecast in the Approved Budget for the corresponding periods (or, in the case of clause (iv) and with respect to past periods that are not covered in the most recently delivered thirteen-week cash flow forecast in the Approved Budget, the latest thirteen-week cash flow forecast in the Approved Budget that covers any such past period), an explanation of the reason for any such variance and compliance or non-compliance with the requirements set forth in Section 6.31.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of Section 3(1) of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.2 Payments. The Administrative Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Obligor or any Lender. Any such determination or redetermination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or Obligor and no other currency conversion shall change or release any obligation of any Obligor or of any Secured Party (other than the Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

ARTICLE II

CREDIT FACILITIES

Section 2.1 Loans. Subject to the terms and conditions herein set forth, each Lender hereby severally, but not jointly, agrees to make loans in Dollars (each such loan, a “Loan”), not to exceed in the aggregate the Commitment Amount, to the Borrowers as follows: (i) an initial borrowing on the Closing Date, in the aggregate principal amount of $130,000,000 (the “Initial Borrowing”), (ii) additional borrowings in an aggregate principal amount not to exceed $15,000,000 on up to two Additional Funding Dates during the Availability Period in respect of which a Notice of Borrowing has been delivered, (iii) on or after May 20, 2013, an additional borrowing in an aggregate principal amount not to exceed $5,000,000 on an Extended Funding Date during the Availability Period in respect of which a Notice of Borrowing has been delivered and (iv) on or after May 27, 2013, an additional borrowing in an aggregate principal amount not to exceed $5,000,000 on an Extended Funding Date during the Availability Period in respect of which a Notice of Borrowing has been delivered. The proceeds of such Loans shall be deposited into the Term Loan Priority Collateral Deposit Account. The Loans and Loan proceeds shall be allocated to the Borrowers in the manner specified in the Notice of Borrowing therefor and used in accordance with Section 2.8. Notwithstanding the preceding, prior to the entry by the Bankruptcy Court of a Final Order, the Commitment Amount shall be limited to the sum of $130,000,000, to the extent authorized by the Interim Order. The Commitments shall expire at the end of the Availability Period. The Commitment Amount shall be permanently reduced on the Closing Date and each Additional Funding Date and Extended Funding Date by the aggregate principal amount of Loans made on such dates. In no event shall a Loan be made on any Additional Funding Date or Extended Funding Date in an amount which would exceed the Commitment Amount on such date. For the avoidance of doubt, Loans repaid cannot be reborrowed.

Section 2.2 Procedures for Loans. The Initial Borrowing shall be funded on the Closing Date without further need for the Borrowers to take any action or submit any notice or request to the Administrative Agent or Lenders. To request a Loan to be funded on any Additional Funding Date or Extended Funding Date, the Administrative Borrower shall submit a Notice of Borrowing to the Administrative Agent no later than 1:00 p.m. New York, New York time, five (5) Business Days (which date may be prior to the entry of the Final Order) prior to the proposed Additional Funding Date or Extended Funding Date. The Notice of Borrowing shall be effective upon receipt by the Administrative Agent, shall be in writing by facsimile or electronic transmission (including by PDF). The requested borrowing shall be in an integral multiple of $500,000 and not less than $5,000,000 in the aggregate for each such Additional Funding Date or $1,000,000 in the aggregate on each such Extended Funding Date. Promptly upon receipt of a Notice of Borrowing, the Administrative Agent shall advise each Lender of the proposed Loan. At or before 1:00 p.m., New York, New York time, on the date specified for the requested Loan, each Lender shall provide the Administrative Agent at the principal office of the Administrative Agent in New York, New York with immediately available funds covering such Lender’s Percentage of such Loan. Subject to satisfaction of the conditions precedent set forth in Article III with respect to such Loan, the Administrative Agent shall pay over such funds to the Administrative Borrower, by effecting a wire transfer to the Term Loan Priority Collateral Deposit Account, for the account of the applicable Borrower(s) specified in the Notice of Borrowing, prior to 4:00 p.m., New York, New York time, on the date of the requested Loan.

Section 2.3 Interest. The outstanding principal amount of each Loan shall bear interest from the date when made to the date repaid (provided that one full day’s interest shall be payable for any Loan, or portion thereof, that is borrowed and repaid on the same day), accruing daily at a rate per annum equal to the applicable LIBOR Rate for each day during each Interest Period during which such Loan is outstanding, plus the Applicable Margin, adjusted for each applicable Interest Period, payable in arrears on the last day of the applicable Interest Period; provided, however, that upon the occurrence of an Event of Default (whether or not the Agent or any Lender shall have received or given notice thereof), the interest on the Loans from and after the date of the occurrence of such Event of Default shall be the rate per annum otherwise applicable from time to time to such Loans, plus two percent (2.0%) per annum (adjusting for any change in the applicable LIBOR Rate), payable in arrears on the last day of each fiscal month and on the last day of the applicable Interest Period and on demand from time to time (the “Default Rate”). The outstanding amount of all Obligations other than outstanding principal of Loans shall bear interest from the date such Obligations are due and payable, accruing daily at the rate applicable from time to time (calculated daily and not for any Interest Period) to the Loans (and shall bear interest at the Default Rate upon the occurrence of an Event of Default). Interest shall be computed on the basis of the actual number of days elapsed and a year consisting of 360 days. Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrowers, the other Obligors and the Lenders in the absence of manifest error. All payments of interest shall be made in cash in Dollars in immediately available funds.

Section 2.4 Setting and Notice of Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent on the Closing Date, for the initial Interest Period, and on the first Business Day of each subsequent fiscal month, for each subsequent Interest Period (such rate to apply for each calendar day in such Interest Period), whereupon notice thereof (which may be by telephone) shall be given by the Administrative Agent to the Administrative Borrower and each Lender. Each such determination of the applicable LIBOR Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable and manifest error. The Administrative Agent, upon written request of the Administrative Borrower or any Lender, shall deliver to the Administrative Borrower or such requesting Lender a statement showing the computations or source used by the Administrative Agent in determining the applicable LIBOR Rate hereunder.

Section 2.5 Repayment of Loans; Representations; Joint and Several Liability.

(a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for itself and the account of each Lender in cash in Dollars in immediately available funds the then unpaid amount of each Loan and any other Obligations on the Maturity Date, or on such prior date as may be required by the terms of this Agreement (including, without limitation, upon the Termination Date).

(b) For all purposes of calculating whether payments of amounts payable under this Agreement have been received in a timely fashion on the date required therefor pursuant to this Agreement, including calculating interest on the applicable Obligations, funds received by the Administrative Agent from the Borrowers prior to 2:00 p.m. New York time will be deemed applied to the Obligations then due and payable as provided herein on the date of receipt by the Administrative Agent, provided that such funds are immediately available and notice thereof is received from the Administrative Borrower in accordance with the Administrative Agent’s usual and customary practices as in effect from time to time and by 3:00 p.m. (New York time) on such date of receipt, and if not, then such amounts shall be deemed received and applied on the next succeeding Business Day after receipt of such immediately available funds by the Administrative Agent.

(c) The Borrowers shall be obligated to repay all Loans made under this Article II notwithstanding the failure of the Administrative Agent to provide any written request therefor or written confirmation thereof and notwithstanding the fact that the person requesting the same was not in fact authorized to do so. Any request for Loans under Section 2.2, whether written, telephonic, telecopy or otherwise, shall be deemed to be a representation by each Borrower that the borrowing conditions set forth in Section 3.1 and Section 3.2 have been met and all statements set forth in Section 3.1 and Section 3.2 are correct as of the time of the request.

(d) The Borrowers shall be jointly and severally liable for all amounts due from the Borrowers to the Administrative Agent, the Lenders and the other Secured Parties under this Agreement, including, without limitation, all Obligations, regardless of which Borrower actually receives the Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which the Administrative Agent accounts for such Loans or other extensions of credit on its books and records. The Obligations with respect to Loans or other extensions of credit made to a Borrower, and the Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans or other extensions of credit made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers. The Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans or other extensions of credit made to the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (a) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (b) the absence of any attempt to collect the Obligations from the other Borrowers, any Guarantor or any other security therefor, or the absence of any other action to enforce the same, (c) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent, Lenders or other Secured Parties with respect to any provisions of any agreement or instrument evidencing or governing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to the Administrative Agent, (d) the failure by the Administrative Agent, or any of the Lenders or other Secured Parties, to take any steps to perfect and maintain its security interest in the Collateral or any part of it, or to preserve its or their rights and maintain its or their security or collateral for the Obligations of the other Borrowers, (e) the election of the Administrative Agent, or any of the Lenders or other Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (f) the disallowance of all or any portion of the claim(s) of the Administrative Agent, or any of the Lenders or other Secured Parties, for the repayment of the Obligations of the other Borrowers under Section 502 of the Bankruptcy Code, or (g) any other circumstances which might constitute a legal or equitable discharge or defense of a Guarantor or of the other Borrowers, other than, with respect to a particular Lender, the willful misconduct, fraud or gross negligence of such Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. With respect to the Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans or other extensions of credit made to the other Borrowers hereunder, each Borrower and Guarantor waives, until the Obligations shall have been paid in full in immediately available funds and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Agent or any other Secured Party now has or may hereafter have against the Borrowers or any Guarantor, or any endorser or any other guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Agent or any other Secured Party. Upon any Event of Default and for so long as the same is continuing, the Agent may proceed directly and at once, without notice, against any Borrower or Guarantor, or against any one or more of them, to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrowers or Guarantors or any other Person, or against any security or collateral for the Obligations. Each Borrower and Guarantor consents and agrees that the Agent and the Lenders and the other Secured Parties shall be under no obligation to marshal any assets in favor of the Borrower(s) or Guarantor(s) or against or in payment of any or all of the Obligations.

Section 2.6 Notes. Upon request by a Lender, such Lender’s Loan may be evidenced by a Note. The unpaid principal amount of each Note and all unpaid accrued interest thereon shall be payable on the Maturity Date, or on such prior date as may be required by the terms of this Agreement.

Section 2.7 Fees. The Borrowers shall pay to the Administrative Agent, for its own account (or to such other parties as the Administrative Agent may specify in writing), the fees specified in the Agent Fee Letter in the amounts and on the dates specified therein, which amount shall be deemed fully earned when paid, whether or not this Agreement shall continue in effect, or any Loans or the Commitment shall remain in effect, for the entire year covered thereby.

Section 2.8 Use of Proceeds. (a) Proceeds of the Loans under the this Agreement will be used only for the following purposes, in each case, in accordance with and subject to the Approved Budget: (i) to provide working capital for the Obligors during the Chapter 11 Cases in the ordinary course of business and other costs and expenses of administration of the Chapter 11 Cases, in an aggregate principal amount not to exceed $60,000,000 less any amounts used to prepay the Bayside DIP Obligations pursuant to clause (iii) of this paragraph, (ii) to refinance the outstanding balance of principal, accrued interest and other fees and charges (the “Prepetition Term Loan Obligations”) due under the Prepetition Term Loan Agreement in an aggregate principal amount not to exceed $67,778,875 other than amounts thereunder related to the Prepetition Term Loan Make Whole Payment (as defined below) and Prepetition Term Loan Default Interest (as defined below), (iii) to refinance the outstanding balance of principal, accrued interest and other fees and charges (the “Bayside DIP Obligations”) due under that certain Senior Secured Super Priority Debtor-In-Possession Credit Agreement, dated as of January 31, 2013, by and among the Obligors, the Lenders as defined therein and Bayside Finance, LLC (“Bayside”) (as amended pursuant to the interim order of the Bankruptcy Court dated January 31, 2013 [Docket No. 88] approving the incurrence of the Bayside DIP Obligations, the “Bayside DIP Credit Agreement”) in an amount of $22,556,683 (plus additional amounts for accrued and unpaid reasonable documented fees and expenses), and (iv) to fund the Escrow Account in an amount equal to $25,000,000 which shall be used, subject to the terms of this Escrow Agreement, for payment to the Prepetition Term Loan Agent of any outstanding obligations under the Prepetition Term Loan Agreement, including, for the avoidance of doubt, payments in respect of (a) the Early Payment Fee (as defined in and calculated under the Prepetition Term Loan Agreement (the “Prepetition Term Loan Make Whole Payment”)) upon entry of an Escrow Release Order allowing same in whole or in part, (b) any accrued and unpaid interest at the rate provided for under the Prepetition Term Loan Agreement, including any interest calculated at the Default Rate (as defined in and calculated under the Prepetition Term Loan Agreement) (the “Prepetition Term Loan Default Interest”), on the aggregate outstanding principal amount of Term Loans (as defined in the Prepetition Term Loan Agreement), upon entry of an Escrow Release Order allowing same in whole or in part and (c) any other amounts in respect of the obligations under the Prepetition Term Loan Agreement, including Agents Expenses (as defined in the Prepetition Term Loan Agreement) upon entry of a final, non-appealable order allowing same in whole or in part (collectively, the “Escrowed Payments”).

(b) The Escrow Agreement shall provide as follows:

(i) Within ten (10) Business Days of the entry of a final, non-appealable order (such order, an “Escrow Release Order”) of a court of competent jurisdiction, including, without limitation, the Bankruptcy Court, and the delivery of such Escrow Release Order to the Escrow Agent with a certification from the Administrative Agent or the Prepetition Term Loan Agent that it constitutes the Escrow Release Order, directing that all or any portion of the amounts held in escrow on account of the Escrowed Payments shall be released from the Escrow Account and distributed to the Prepetition Term Loan Agent, such amounts shall be so released from the Escrow Account to the Prepetition Term Loan Agent and applied under and in accordance with the Prepetition Term Loan Agreement.

(ii) Within ten (10) Business Days of the delivery to the Escrow Agent of a settlement agreement with a certificate from the Administrative Agent and the Prepetition Term Loan Agent that it constitutes a settlement agreement as to the Escrowed Payments, amounts in the Escrow Account shall be released as set forth in such settlement agreement. Any such settlement shall require the reasonable consent of the Required Lenders to become effective to release funds under the Escrow Agreement.

(iii) Any funds remaining in the Escrow Account after giving effect to Section 2.8(b)(i) and/or Section 2.8(b)(ii) shall be released to the Administrative Agent for application to the Obligations under and in accordance with Section 2.10(f) of this Agreement.

Section 2.9 Prepayments; Apportionment and Application.

(a) Mandatory Prepayments — Agent Election. The Borrowers shall be required to prepay the Obligations in accordance with Section 2.9(c) upon the following events in the amounts stated below, in each case within one (1) Business Day of the receipt thereof, unless such prepayment is waived in writing by the Administrative Agent with the consent of the Required Lenders:

(i) upon the receipt by any Group Member of the proceeds of a Carson-Dellosa Drag-Along Sale or any other voluntary or involuntary Disposition or spin-offs of property, divisions, business units, or business lines of a Group Member (including casualty losses or condemnations but excluding sales or dispositions which are permitted under clause (a) of Section 6.5 and dispositions of Inventory in the ordinary course of business), in an amount equal to (x) in the case of Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received in respect of ABL DIP Credit Priority Collateral by such Group Member in connection with such Dispositions or spin-offs, 100% of the amount thereof, and (y) in all other cases, in an amount equal to 100% of the Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Group Member in connection with such Dispositions or spin-offs; provided, that, nothing contained in this Section 2.9(a)(i) shall permit any Group Member to Dispose of any property other than in accordance with Section 6.5;

(ii) upon the receipt by any Group Member of (1) any net proceeds of issuances of Debt for the refinancing of the Obligations, in an amount equal to 100% of such amounts, (2) net proceeds of issuances of Debt (other than Debt described in the preceding clause (1), and other Permitted Debt), in an amount equal to 50% of such amounts, (3) net proceeds of issuances of Equity Interests to any Person other than an Obligor, in an amount equal to 50% of such amounts, (4) Extraordinary Receipts attributable to or received in respect of Term Loan Priority Collateral, in an amount equal to 100% of such amounts, (5) Extraordinary Receipts attributable to or received in respect of ABL DIP Credit Priority Collateral, in an amount equal to 0% of such amounts that are received prior to Payment in Full of the ABL Priority Debt (as each such term is defined in the Intercreditor Agreement) and 100% of such amounts that are received thereafter, (6) other Extraordinary Receipts, in an amount equal to 50% of such amounts, (7) any proceeds of business interruption insurance, in an amount equal to 50% of such amounts, (8) any proceeds of all other insurance in respect of loss or destruction of property and of the proceeds of all awards and other recoveries in respect of condemnation and analogous events in respect of property, in each case attributable to or received in respect of Term Loan Priority Collateral, in an amount equal to 100% of such amounts, and (9) any proceeds of all other insurance in respect of loss or destruction of property and of the proceeds of all awards and other recoveries in respect of condemnation and analogous events in respect of property, in each case attributable to or received in respect of ABL DIP Credit Priority Collateral (calculated as determined in Section 5.2 of the Intercreditor Agreement), in an amount equal to 0% of such amounts that are received prior to Payment in Full of the ABL Priority Debt (as each such term is defined in the Intercreditor Agreement) and 100% of such amounts that are received thereafter (in each case in clauses (8) and (9) above, subject to exceptions for repairs and replacements effected within 60 days of receipt of such insurance proceeds or other award by any Group Member and costing up to $200,000 per casualty event); and

(iii) if any Group Member receives any proceeds of or amounts from the Escrow Account, upon such receipt by such Group Member, in an amount equal to the amount so received.

(b) Voluntary Prepayments. The Borrowers may prepay the outstanding principal amount of any Loan in whole at any time and/or in part, at par, from time to time, upon not less than thirty (30) days’, and not more than sixty (60) days’ prior written notice to the Administrative Agent, which notice shall be irrevocable once given, provided that (i) the Borrowers will remain liable for any breakage costs that may be owing pursuant to Section 2.13 after giving effect to such prepayment, and (ii) each partial prepayment that is not of the entire outstanding amount of Loans shall be in an aggregate amount that is an integral multiple of $1,000,000.

(c) Prepayments Generally. The following provisions shall apply to all prepayments under Section 2.9(a) and (b)), to the extent specified below:

(i) any prepayment of the Loans under Section 2.9(a) and (b) shall be applied against the outstanding Loans of each Lender pro rata according to each Lender’s Percentage of such Loans;

(ii) at any time that an Application Event has occurred, prepayments under Section 2.9(a) shall be applied in accordance with the terms of Section 2.10(f)(ii);

(iii) [Reserved];

(iv) [Reserved]; and

(v) upon receipt by any Obligor of any Net Cash Proceeds, Extraordinary Receipts, net proceeds of issuances of Debt or Equity Interests, insurance proceeds or other awards payable in connection with the loss, destruction or condemnation of any property, or other amounts described in Section 2.9(a) (except clause (a)(i)(x)), the Administrative Borrower shall immediately deposit such funds, or cause such funds to be immediately deposited, in the Term Loan Priority Collateral Deposit Account in an amount not less than the maximum amount that would be required to be applied to prepayment of the Obligations hereunder (assuming none of such proceeds would be elected to be used for any permitted repairs or replacements); the Administrative Borrower will cause such funds to be maintained in the Term Loan Priority Collateral Deposit Account until applied to prepayment of the Obligations, or to a permitted repair or replacement, in accordance with the terms of this Section 2.9.

(d) No Violation of Intercreditor Agreement. Notwithstanding anything else to the contrary in this Agreement, the Borrowers shall not be permitted to make, and the Agent and the Lenders shall not be required to receive (and for the avoidance of doubt, if the Lenders do so receive, such receipt shall be subject to the Intercreditor Agreement), any voluntary prepayments of the Obligations (for the avoidance of doubt, including voluntary prepayments pursuant to Section 2.9(b) and also prepayments specified to be in such amounts as the Administrative Borrower may elect pursuant to Section 2.9(a)(i)(y)) that would contravene, or result in a breach of, any provision of the Intercreditor Agreement.

Section 2.10 Payments.

(a) Making of Payments. All payments and prepayments of principal, interest and other amounts due hereunder shall be made (unless otherwise expressly stated in this Agreement) to the Administrative Agent for the account of the Lenders pro rata according to their respective applicable Percentages. All payments to the Administrative Agent shall be made to the Administrative Agent at its office in New York, New York, not later than 2:00 p.m., New York, New York time, on the date due, in Dollars in immediately available funds, and funds received after that hour shall be deemed, for purposes of determining timeliness of payments and for all purposes of computation of interest, to have been received by the Administrative Agent on the next following Business Day. Any payment or prepayment of principal shall be accompanied by accrued unpaid interest on such amount of principal paid or prepaid through the date of payment or prepayment, and, if applicable, additional compensation calculated in accordance with Section 2.13. The Administrative Agent shall remit to each Lender in immediately available funds its share of all such payments received by the Administrative Agent for the account of such Lender on the Business Day next succeeding the Business Day such payments are received by the Administrative Agent. If the Administrative Agent fails to remit any payment to any Lender when required hereby, the Administrative Agent shall pay interest on demand to that Lender for each day during the period commencing on the date such remittance was due until the date such remittance is made at an annual rate equal to the Federal Funds Rate for such day. All payments under Section 2.11, 2.12 or 2.13 shall be made by the Borrowers directly to each Lender entitled thereto.

(b) Effect of Payments. Each payment by the Borrowers to the Administrative Agent for the account of any Lender pursuant to Section 2.10(a) shall be deemed to constitute payment by the Borrowers directly to such Lender, provided, however, that in the event any such payment by the Borrowers to the Administrative Agent is required to be returned to the Borrowers for any reason whatsoever, then the Borrowers’ obligation to such Lender with respect to such payment shall be deemed to be automatically reinstated.

(c) Distributions by Agent. Unless the Administrative Agent shall have been notified by a Lender or a Borrower prior to the date on which such Lender or Borrower are scheduled to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by it hereunder or (in the case of a Borrower) a payment to the Administrative Agent for the account of one or more of the Lenders hereunder (such payment by a Lender or Borrower (as the case may be) being herein called a “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or Borrower (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon for each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate (i) equal to the Federal Funds Rate for such day, in the case of a Required Payment owing by a Lender, or (ii) equal to the applicable rate of interest as provided in this Agreement for the Loans (calculated daily and not in respect of any Interest Period), in the case of a Required Payment owing by a Borrower.

(d) Setoff. Each Borrower agrees that each Lender, subject to such Lender’s sharing obligations set forth in Section 8.6, shall have all rights of setoff and bankers’ lien provided by Applicable Law, and in addition thereto, each Borrower agrees that if at any time any Obligation is due and owing by such Borrower under this Agreement or the other Loan Documents to any Lender at a time when an Event of Default has occurred hereunder, any Lender may apply any and all balances, credits, and deposits, accounts or moneys of such Borrower then or thereafter in the possession of such Lender (excluding, however, any trust or escrow accounts held by such Borrower for the benefit of any third party) to the payment thereof.

(e) Due Date Extension. If any payment of principal of or interest on any Loan or any fees payable hereunder falls due on a day that is not a Business Day, then such due date shall be extended to the next following Business Day, and (in the case of principal) additional interest shall accrue and be payable for the period of such extension.

(f) Apportionment and Application of Payments.

(i) So long as no Application Event has occurred, and except as otherwise expressly specified herein, all principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses (other than fees or expenses that are for the Agent’s separate account) shall be apportioned ratably among the Lenders to which a particular fee or expense relates. All payments to be made hereunder by the Borrowers shall (subject to the last sentence of Section 2.10(a) hereof) be remitted to the Administrative Agent and all (subject to Section 2.10(f)(iii) hereof) such payments, and all proceeds of Collateral received by the Agent, shall be applied, so long as no Application Event has occurred, to reduce the balance of the Loans and other Obligations outstanding and, thereafter, to the Administrative Borrower or such other Person entitled thereto under Applicable Law.

(ii) At any time that an Application Event has occurred, all payments remitted to the Administrative Agent and all proceeds of Collateral received by the Agent shall be applied as follows:

(A) first, to pay any Agent Expenses (including cost or expense reimbursements) or indemnities then due to the Agent under the Loan Documents, until paid in full;

(B) second, to pay any fees or premiums then due to the Agent under the Loan Documents until paid in full;

(C) third, to pay interest due in respect of all Protective Advances, pro rata, until paid in full;

(D) fourth, to pay the principal of all Protective Advances, pro rata, until paid in full;

(E) fifth, ratably to pay any fees then due to any of the Lenders under the Loan Documents until paid in full;

(F) sixth, ratably to pay interest due in respect of the Loans then outstanding until paid in full;

(G) seventh, ratably to pay the principal of all Loans then outstanding until paid in full;

(H) eighth, ratably to pay all other Obligations; and

(I) ninth, to the Administrative Borrower or such other Person entitled thereto under Applicable Law.

(iii) In each instance, so long as no Application Event has occurred, Section 2.10(f)(i) shall not apply to any payment made by the Borrowers to the Administrative Agent and specified by the Administrative Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv) For purposes of Section 2.10(f)(ii), “paid in full” means payment in cash in Dollars of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v) In the event of a direct conflict between the priority provisions of this Section 2.10(f) and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.10(f) shall control and govern.

(g) Administrative Agent Fee. On the Closing Date the Administrative Borrower shall pay, or cause to be paid, to the Administrative Agent, the fees set forth in the Agent Fee Letter.

(h) [Reserved].

(i) [Reserved].

(j) Commitment Fees. On the Closing Date, Administrative Borrower shall pay or cause to be paid to the Administrative Agent the fees set forth in the Lender Fee Letter.

Section 2.11 Taxes.

(a) Payments. All payments made by the Loan Parties to the Administrative Agent or any other Secured Party (herein any “Payee”) under or in connection with any Loan Document shall be made without any setoff or other counterclaim, and shall be free and clear of and without deduction or withholding for or on account of any present or future Taxes now or hereafter imposed by any Governmental Authority or other authority, except to the extent that any such deduction or withholding is compelled by law. As used herein, the term “Taxes” means all income, excise and other taxes of whatever nature, as well as all levies, imposts, remittances, duties, charges, or fees of whatever nature, including any interest, additions to Tax or penalties applicable thereto. If a Withholding Agent is compelled by law to make any deductions or withholdings on account of any Taxes (including any foreign withholding)::

(i) if such deducted or withheld Tax is an Indemnified Tax, the applicable Loan Party shall pay such additional amounts (including, without limitation, any penalties, interest or expenses) as may be necessary in order that the net amount received by the Payee after such deductions or withholdings (including any required deduction or withholding on such additional amounts) shall equal the amount the Payee would have received had no such deductions or withholdings been made; and

(ii) the applicable Withholding Agent shall timely pay to the relevant authorities the full amount required to be so withheld or deducted (including with respect to such additional amounts); and

(iii) (x) if the applicable Withholding Agent is a Loan Party, such Loan Party shall promptly forward to the Administrative Agent (for prompt delivery to the appropriate Payee) an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authorities in accordance with Section 2.11(d), and (y) if the applicable Withholding Agent is the Administrative Agent, the Administrative Agent shall, within 30 days after the payment of such withheld or deducted Taxes, promptly forward to the applicable Payee an official receipt or other documentation satisfactory to the Payee evidencing such payment to such authorities.

If any Taxes otherwise payable by a Loan Party pursuant to the foregoing are directly asserted against a Payee, such Payee may pay such Taxes and such Loan Party promptly shall reimburse such Payee to the full extent otherwise required under this Section 2.11.

(b) Other Taxes. In addition, the Loan Parties shall timely pay any present or future stamp, recording, filing or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made by a Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performing under, the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) Indemnification by Loan Parties. The Loan Parties shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of any Indemnified Taxes and Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.11) imposed on or paid or remitted by such Lender or the Administrative Agent (as the case may be), or required to be withheld or deducted from a payment to such Lender or Administrative Agent, and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor with appropriate supporting documentation.

(d) Evidence of Payment. Within 30 days after the date of any payment of Taxes by a Loan Party, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 10.3, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered under the Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the

Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the IR Code.

(e) Exemption from Withholding. Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Administrative Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower to permit such payments to be made without such withholding Tax or at a reduced rate; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be prejudicial to such Lender in any material respect.

(f) FATCA. If a payment made to a Lender hereunder or under any Loan Documents would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IR Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IR Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this subsection (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Without limitation to any provision of Section 2.11(e), if any form or document referred to in Section 2.11(e) requires the disclosure of information, other than information necessary to compute the Tax payable and information required on the Closing Date by IRS Form W-8BEN or W-8ECI or the related certificate described above, that the applicable Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Administrative Borrower and shall not be obligated to include in such form or document such confidential information, except (in the sole discretion of such Lender) directly to a Governmental Authority or other Person subject to a reasonable confidentiality agreement. In addition, upon the written request of the Administrative Borrower or the Administrative Agent, the applicable Lender or the Administrative Agent shall provide any other certification, identification, information, documentation or other reporting requirement required under Section 2.11(e) if (i) delivery thereof is required by a change in the law, regulation, administrative practice or any applicable tax treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding; (ii) the Administrative Agent or Lender, as the case may be, is legally entitled to make delivery of such item; and (iii) delivery of such item will not result in material additional costs unless Administrative Borrower shall have agreed in writing to indemnify Lender or the Administrative Agent for such costs.

(h) Additional Amounts Payable. Any Lender claiming any additional amounts payable pursuant to this Section 2.11 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(i) Refund of Taxes. If any Lender (in its sole discretion) or the Administrative Agent (at the direction of the Required Lenders in their sole discretion) determines that it has actually and finally received a refund of any Taxes paid or reimbursed by a Loan Party pursuant to subsection (a) or (c) above in respect of payments under this Agreement or the other Loan Documents, such Lender or the Administrative Agent, as the case may be, shall pay to the applicable Loan Party, with reasonable promptness following the date on which it actually receives such refund, an amount equal to such refund, net of all out-of-pocket expenses in securing such refund; provided, that the Loan Parties, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid (with interest and penalties) over to any Loan Party to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such amount to such Governmental Authority. This Section 2.11(i) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person. Notwithstanding anything to the contrary in this paragraph (i), in no event will a Lender or the Administrative Agent, as the case may be, be required to pay any amount to a Loan Party pursuant to this paragraph (i) if such payment would place the Lender or the Administrative Agent in a less favorable net after-Tax position than the Lender or the Administrative Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(j) Indemnification of Administrative Agent. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Agent under this Section 2.11(j). For the avoidance of doubt, except as otherwise provided in Section 2.11(a), Section 2.11(b) and Section 2.11(c), nothing in this Section 2.11(j) shall result in any increase in the liability of any Loan Party to any Lender or the Administrative Agent for Taxes or Other Taxes.

Section 2.12 Increased Costs; Capital Adequacy; Funding Exceptions.

(a) Increased Costs on LIBOR Rate. If Regulation D of the Board of Governors of the Federal Reserve System or after the date of this Agreement the adoption of any applicable law, rule or regulation, or any change in any existing law, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall:

(i) subject a Lender to or cause the withdrawal or termination of any exemption previously granted to a Lender with respect to, any tax, duty or other charge with respect to its Loans or its obligation to make Loans, or shall change the basis of taxation of payments to a Lender of the principal of or interest under this Agreement in respect of its Loans or its obligation to make Loans (except for changes in the rate of tax on the overall net income of a Lender imposed by the jurisdictions in which such Lender’s principal executive office is located or in which such Lender is organized), or

(ii) impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 2.4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Lender; or

(iii) impose on a Lender any other condition affecting its making, maintaining or funding of its Loans or its obligation to make Loans;

and the result of any of the foregoing is to increase the cost to an affected Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or with respect to a Loan, then the affected Lender will notify the Administrative Borrower and the Administrative Agent of such increased cost and within fifteen (15) days after demand by such Lender (which demand shall be accompanied by a statement setting forth the basis of such demand) and the Borrowers shall pay to such Lender such additional amount or amounts as will compensate the Lender for such increased cost or such reduction. Each Lender will notify the Administrative Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.12. The obligations of the Borrowers under this Section 2.12(a) shall survive any termination of this Agreement.

(b) Capital Adequacy. If a Lender determines at any time that such Lender’s Return has been reduced as a result of any Capital Adequacy Rule Change, such Lender may require the Borrowers to pay to such Lender the amount necessary to restore such Lender’s Return to what it would have been had there been no Capital Adequacy Rule Change. For purposes of this Section 2.12(b), the following definitions shall apply:

(i) “Return”, for any fiscal quarter or shorter period, means the percentage determined by dividing (A) the sum of interest and ongoing fees earned by a Lender under this Agreement during such period by (B) the average capital such Lender is required to maintain during such period as a result of its being a party to this Agreement, as determined by such Lender based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for a Lender for each fiscal quarter and for the shorter period between the end of a fiscal quarter and the date of termination in whole of this Agreement.

(ii) “Capital Adequacy Rule” means any law, rule, regulation or guideline regarding capital adequacy that applies to a Lender, or the interpretation thereof by any Governmental Authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

(iii) “Capital Adequacy Rule Change” means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that a Lender is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of such Lender’s financial condition.

The initial notice sent by a Lender shall be sent after such Lender learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore such Lender’s Return through and including the quarter in which the notice is sent, and shall state in reasonable detail the cause for the reduction in such Lender’s Return and such Lender’s calculation of the amount of such reduction. Thereafter, a Lender may send a new notice during each fiscal quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore such Lender’s Return for that quarter. A Lender’s calculation in any such notice shall be conclusive and binding absent demonstrable error.

(c) Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

(i) the Administrative Agent determines, or the Required Lenders determine and advise the Administrative Agent (which determination shall be binding and conclusive on all parties), that deposits in Dollars (in the applicable amounts) are not being offered in the London interbank eurodollar market for such Interest Period; or

(ii) the Administrative Agent otherwise determines, or the Required Lenders determine and advise the Administrative Agent (which determination shall be binding and conclusive on all parties), that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(iii) the Administrative Agent otherwise determines, or the Required Lenders determine and advise the Administrative Agent (which determination shall be binding and conclusive on all parties), that the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to the Lenders of maintaining or funding a Loan for such Interest Period, or that the making or funding of Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the affected parties and the Administrative Borrower shall enter into good faith negotiations with each affected Lender in order to determine an alternate method to determine the LIBOR Rate for such Lender.

(d) Illegality. In the event that any change in (including the adoption of any new) Applicable Laws, or any change in the interpretation of Applicable Laws by any Governmental Authority, including any central bank or comparable agency or any other regulatory body, charged with the interpretation, implementation or administration thereof, or compliance by a Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority, including any central bank or comparable agency or other regulatory body, should make it unlawful or, in the good faith judgment of the affected Lender, shall raise a substantial question as to whether it is unlawful, for such Lender to make, maintain or fund Loans, then (i) the affected Lender shall promptly notify the Administrative Borrower and the Administrative Agent, (ii) the obligation of the affected Lender to make Loans shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (iii) the Borrowers shall prepay all applicable Loans of such Lender, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid.

(e) Procedures to Mitigate. If circumstances arise in respect of any Lender which would, or would upon the giving of notice, result in any liability of the Borrowers under Section 2.11 or this Section 2.12 then, without in any way limiting, reducing or otherwise qualifying the Borrowers’ obligations under Section 2.11 or this Section 2.12, such Lender shall promptly, upon becoming aware of the same, notify the Administrative Agent and the Administrative Borrower thereof and shall, in consultation with the Administrative Agent and the Administrative Borrower and to the extent that it can do so without, in its reasonable judgment, disadvantaging itself, take such reasonable steps, at the sole expense of the Borrowers, as may be available to it to mitigate the effects of such circumstances (including, without limitation, the designation of an alternate office in accordance with Section 2.11(h) or the transfer of its Loans to another office). If and so long as a Lender has been unable to take, or has not taken, steps reasonably acceptable to the Administrative Borrower and the Administrative Agent to mitigate the effect of the circumstances in question, such Lender shall be obliged, at the request of the Administrative Borrower or the Administrative Agent, to assign all its rights and obligations hereunder to another Person designated by the Administrative Agent, or the Administrative Borrower with the approval of the Administrative Agent (which shall not be unreasonably withheld or delayed), and willing to enter this Agreement in place of such Lender; provided that such Person satisfies all of the requirements of this Agreement, including, but not limited to, providing the forms and documents required by Section 8.12 and any such Person shall cover all costs incurred in connection with effecting such replacement.

Section 2.13 Funding Losses. Each Borrower hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) such Borrower will indemnify such Lender against any loss or expense which such Lender may have sustained or incurred (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain Loans) or which such Lender may be deemed to have sustained or incurred, as reasonably determined by such Lender, (i) as a consequence of any failure by the Borrowers to make any payment when due of any amount due hereunder in connection with any Loans, or (ii) due to any failure of the Borrowers to borrow on a date specified therefor in a Notice of Borrowing. For this purpose, all notices under Section 2.2 shall be deemed to be irrevocable.

Section 2.14 Right of Lenders to Fund through Other Offices. Each Lender, if it so elects, may fulfill its agreements hereunder with respect to any Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided, that in such event the obligation of the Borrowers to repay such Loan shall nevertheless be to such Lender and such Loan shall be deemed held by such Lender for the account of such branch or Affiliate.

Section 2.15 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain all or any part of its Loans in any manner it deems fit, it being understood, however, that for the purposes of this Agreement (specifically including, without limitation, Section 2.13 hereof) all determinations hereunder shall be made as if each Lender had actually funded and maintained each Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate LIBOR Rate for such Interest Period.

Section 2.16 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of a Lender pursuant to Section 2.11, 2.12, or 2.13 shall be conclusive absent demonstrable error. Each Lender may use reasonable averaging and attribution methods in determining compensation pursuant to such Sections 2.11, 2.12, or 2.13 and the provisions of Sections 2.11, 2.12, and 2.13 and the obligations of the Borrowers thereunder shall survive termination of this Agreement.

Section 2.17 Protective Advances.

(a) The Administrative Agent hereby is authorized by each Borrower and the Lenders (but is not obligated to), from time to time at the direction of the Required Lenders, (i) after the occurrence of a Default or an Event of Default, or (ii) at any time that any of the other applicable conditions precedent set forth in Article III are not satisfied, to make advances to the Borrowers on behalf of the Lenders that the Required Lenders, in their Permitted Discretion, deem necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including Agent Expenses (any of the advances described in this Section 2.17(a) shall be referred to as “Protective Advances”), which Protective Advances shall bear interest at all times at the same rate as would be applicable during the continuation of an Event of Default to the Loans, whether or not an Event of Default then exists.

(b) All payments on the Protective Advances shall be payable to the Administrative Agent for the ratable benefit of the Lenders. The principal of and accrued unpaid interest on the Protective Advances shall be payable on demand from time to time, and shall be secured by the Agent’s Liens, and constitute Obligations hereunder. The provisions of this Section 2.17 are for the exclusive benefit of the Administrative Agent and the Lenders, and are not intended to benefit the Obligors in any way, and in no event shall a Borrower or any other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

Section 2.18 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “maximum rate”). If any Secured Party shall receive interest hereunder in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to the Administrative Borrower. In determining whether the interest contracted for, charged or received by a Secured Party exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 2.19 Defaulting Lenders. The failure of any Lender to fund a Loan or to otherwise perform its obligations hereunder (any Lender who fails to fund a Loan or to otherwise perform its obligations hereunder, a “Defaulting Lender”) shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. The Lenders and the Administrative Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower or other Group Member) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

ARTICLE III

CONDITIONS OF LENDING

Section 3.1 Conditions Precedent to the Closing Date. The obligation of each Lender to make Loans on the Closing Date hereunder is subject to the satisfaction or due waiver of each of the following conditions precedent, on or before February 27, 2013, in each case in form and substance satisfactory to the Administrative Agent (at the direction of the Required Lenders):

(a) Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each (in the case of clauses (i) through (iii), and (v) through (ix)) dated the Closing Date unless otherwise agreed by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the Lenders and their counsel:

(i) This Agreement, the Notes (if requested by any Lender) and each of the other Loan Documents (other than the Collateral Access Agreements, the Control Agreements and any Mortgages), including, without limitation, the Security Agreement, the Intellectual Property Security Agreements, the Intercompany Subordination and Payment Agreement, in each case fully executed and delivered by all parties thereto;

(ii) Copies of all ABL DIP Credit Documents, including copies of all executed counterparts thereof where applicable;

(iii) A certificate or certificates of the Secretary or an Assistant Secretary of each Obligor, attesting to and attaching (i) a complete and correct copy of the corporate resolution of such Person authorizing the execution, delivery and performance of each Loan Document to which such Person is a party, certified as of the Closing Date as being in full force and effect without modification, amendment or revocation, (ii) the names, titles and signatures of the officers of such Person authorized to execute and deliver Loan Documents, (iii) a complete and correct copy of each Constituent Document of such Person (as in effect on the Closing Date) that is on file with any Governmental Authority in the jurisdiction, of organization of such Person, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Person in such jurisdiction and (iv) a complete and correct copy of each other Constituent Document of such Person (as in effect on the Closing Date);

(iv) [Reserved];

(v) A certificate of a Responsible Officer to the effect that each condition set forth in this Section 3.1 and Section 3.2 has been satisfied;

(vi) The executed and favorable legal opinions of independent counsel for the Obligors addressing such matters as the Administrative Agent or the Lenders may reasonably request;

(vii) Evidence of general liability insurance, property, casualty and business interruption insurance, product liability insurance, directors’ and officers’ liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation, in each case with respect to the insurance coverage required by Section 5.6; and

(viii) Copies of each of the Material Contracts, in form and substance satisfactory to the Lenders;

(b) The absence (i) since December 29, 2012, of any event or circumstance, including any event or circumstance generally affecting the industry or industries in which the Obligors operate, that could reasonably be expected to have a Material Adverse Effect, other than matters described in the Administrative Borrower’s annual report on form 10K for the period ended April 30, 2012, or quarterly reports on form 10Q for the periods ending July 28, 2012 and October 27, 2012, which have been previously delivered to the Administrative Agent, and (ii) of any material pending or threatened action, suit, investigation, litigation, proceeding, bankruptcy or insolvency, injunction, order or claims in any court or before any arbitrator or governmental instrumentality with respect to any Group Member, except as specified on Schedule 4.6, that (i) could reasonably be expected to result in a Material Adverse Effect, or except as disclosed, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon this Agreement, the Collateral or the transactions contemplated thereby.

(c) The absence, as of the Closing Date and after giving effect to all of the transactions contemplated hereby, including, without limitation, the payment of all Closing Date fees and expenses, of any Default or Event of Default under this Agreement or any default or violation (howsoever defined) under any other Material Contract of any Group Member (except for the filing, commencement and continuation of the Chapter 11 Cases and the events that customarily result from the filing, commencement and continuation of the Chapter 11 Cases (including any litigation resulting therefrom)).

(d) The Lenders shall be satisfied that, subject only to the funding of any Loans hereunder, (i) the proceeds of the Loans are being applied in accordance with the provisions of Section 2.8, and (ii) all Related Transactions shall have been consummated or shall be consummated simultaneously with the closing of the transactions contemplated hereunder.

(e) The Lenders shall be satisfied with the corporate structure, ultimate ownership and management of the Obligors (it being agreed that the current corporate structure and ultimate ownership as disclosed to the Bankruptcy Court in the Chapter 11 Cases on the Petition Date, is acceptable) and the management of the Obligors (it being agreed that the current management of the Obligors as disclosed to the Bankruptcy Court in the Chapter 11 Cases on the Petition Date, is acceptable).

(f) Appropriate UCC financing statements, Intellectual Property records and other filings shall have been duly filed (or, in the case of Intellectual Property records, shall have been prepared for filing in form and substance satisfactory to the Lenders and executed and delivered to the Administrative Agent) in such office or offices as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the

Collateral Agent’s first priority Liens in and to the Term Loan Priority Collateral and second priority Liens in and to the ABL DIP Credit Priority Collateral, and the Administrative Agent shall have received searches reflecting the filing of all such financing statements, records and filings (except for such Intellectual Property records as have been prepared and delivered to the Administrative Agent but not filed) and the absence of any Liens other than Permitted Liens and Liens for which the Administrative Agent has received releases, terminations, and such other documents as the Lenders may, in their sole discretion, request to evidence and effectuate the termination and release of such Liens and the termination of the financing arrangements that any Borrower or any other Obligor may currently have in place giving rise to such Liens. The Collateral Agent, for the benefit of itself and the Secured Parties, shall hold perfected and first priority Liens in and to the Term Loan Priority Collateral and perfected second priority Liens in and to the ABL DIP Credit Priority Collateral, including (i) all personal property other than titled vehicles with an aggregate fair market value not to exceed $200,000, and (ii) all fee owned Real Property owned by the Obligors, and the Administrative Agent shall have received such evidence of the foregoing as it requires.

(g) Payment by the Borrowers, on or prior to the Closing Date, of all fees and expenses owing and payable to the Agent, the Lenders and their respective Affiliates as of the Closing Date and, without duplication, all fees, expenses and other amounts payable set forth herein and costs and expenses incurred by the Agent, the Lenders, the Borrowers and/or their respective Affiliates in connection with the transactions contemplated hereby.

(h) Payment in cash by the Borrowers, to the extent invoiced to the Borrowers, of all fees, costs, disbursements and expenses of (i) the Administrative Agent (including fees, costs, disbursements and expenses of its counsel, Stroock, and their local counsel) and (ii) the Lenders (including fees, costs, disbursements and expenses of (a) their outside counsel, Stroock, and their local counsel, (b) a financial advisor to the Lenders, if any, and (c) any other professional advisors retained by the Lenders or their counsel).

(i) Each Obligor shall have received all consents and authorizations required pursuant to any Material Contract with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, without the imposition of any conditions that are not acceptable to the Administrative Agent and the Required Lenders, and as may be necessary (i) in connection with continued operation of the business conducted by each Obligor in substantially the same manner as conducted prior to the Closing Date, or (ii) in connection with the consummation of the transactions contemplated in any Loan Document or ABL DIP Credit Document (including the Related Transactions). Each such consent, authorization and Permit shall be in full force and effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority or other applicable Person that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the ABL DIP Credit Documents or the Related Transactions. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority or other Person to take action to set aside its consent on its own motion shall have expired.

(j) The materials furnished to the Administrative Agent by the Obligors prior to and on the Closing Date, taken as a whole, shall have contained no misstatement of material fact and shall have omitted no material fact required to be stated in order to make the statements therein contained not misleading in light of the circumstances under which made. The Administrative Agent shall be reasonably satisfied that any financial statements and other financial information delivered to it by the Obligors fairly present the business and financial condition of the Obligors.

(k) The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(l) An Acceptable Cash Management System shall have been entered into, and the Cash Management Accounts shall have been established, and all documentation relating to the foregoing shall have been executed and delivered to the Administrative Agent by all parties thereto.

(m) The Borrowers and the Lenders shall have agreed upon an Approved Budget, and the Administrative Agent and the Lenders shall have received all items constituting the Approved Budget.

(n) The Borrowers shall have confirmed that the Prepetition Indebtedness (other than Intercompany Debt listed on Schedule 6.2 hereto) is not greater than $200,000,000 and that the aggregate outstanding principal amount under the Prepetition Term Loan Agreement is $67,000,000.

(o) The Prepetition ABL Credit Lenders will have entered into ABL DIP Credit Documents acceptable to the Administrative Agent to provide the Borrowers with DIP financing that when combined with the obligations in respect of the Prepetition ABL Credit Documents will not exceed $175,000,000.

(p) [Reserved.]

(q) All motions and other documents to be filed with and submitted to the Bankruptcy Court related to this Agreement and the approval thereof shall be in form and substance satisfactory to the Lenders.

(r) There shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that, in the judgment of the Administrative Agent at the direction of the Required Lenders, prohibits, restricts or imposes a materially adverse condition on the Borrowers or the Guarantors, this Agreement or the exercise by the Administrative Agent at the direction of the Lenders of its rights as a secured party with respect to the Collateral.

(s) The Bankruptcy Court shall have entered an Interim Order not later than on the first Business Day after the date on which the motion to approve the Interim Order is heard, in form and substance satisfactory to the Administrative Agent and the Required Lenders, which Interim Order shall include, without limitation, copies of this Agreement and the Approved Budget as exhibits thereto, entered on notice to such parties as may be satisfactory to the Administrative Agent and the Lenders, (i) authorizing and approving this Agreement and the Transactions contemplated hereby, including, without limitation, the granting of the superpriority status, security interests and priming liens, and the payment of all fees, referred to herein; (ii) lifting or modifying the automatic stay to permit the Obligors to perform their obligations and the Lenders to exercise their rights and remedies with respect to the Facility; (iii) authorizing the use of cash collateral and providing for adequate protection to the extent agreed by the Lenders; and (iv) reflecting such other terms and conditions that are satisfactory to the Administrative Agent and the Lenders in their sole discretion; which Interim Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent and the Required Lenders.

(t) The Escrow Account shall be established under the Escrow Agreement.

(u) The Term Loan Priority Collateral Deposit Account shall have been established.

(v) Such other items as the Administrative Agent or the Required Lenders shall reasonably require.

Section 3.2 Additional Conditions Precedent to Each Loan. The obligation of each Lender to make a Loan on or after the Closing Date shall be subject to the satisfaction of each of the following further conditions precedent as of such date:

(a) the representations and warranties contained in Article IV hereof shall be true and correct in all material respects (without duplication of any materiality qualifier contained herein) as though made on and as of such date (and each Borrower shall be deemed to have so made each such representation and warranty on and as of such date).

(b) no event shall have occurred, or would result from the making of the Loans or the ABL DIP Credit Loans or consummation of the transactions contemplated by the Loan Documents and the ABL DIP Credit Documents or the Related Transactions that, with the giving of notice or lapse of time or both, if required, constitutes, or would give rise to, a Default or an Event of Default.

(c) With respect to the making of a Loan (except with respect to the Initial Borrowing on the Closing Date), the Administrative Agent shall have timely received a Notice of Borrowing in compliance with the terms hereof.

(d) no injunction, writ, judgment, decree, restraining order, or other order of any nature shall have been issued and remain in force by any Governmental Authority or arbitrator against any Obligor, the Agent, any Lender or the ABL DIP Agent or any ABL DIP Credit Lender or letter of credit issuing bank prohibiting or restraining, directly or indirectly, and no other legal bar shall exist directly or indirectly to, the making of such Loans or the ABL DIP Credit Loans or the consummation of the Related Transactions.

(e) The making of such Loan shall not violate any requirement of Applicable Law and shall not be enjoined, temporarily, preliminarily or permanently.

(f) No Material Adverse Effect shall have occurred, other than the filing, commencement and continuation of the Chapter 11 Cases, and the events that customarily result from the filing, commencement and continuation of the Chapter 11 Cases (including any litigation resulting therefrom).

Section 3.3 Additional Conditions Precedent to Each Loan Made on an Extended Funding Date. In addition to the conditions precedent set forth in Section 3.2, the obligations of each Lender to make a Loan on an Extended Funding Date shall be subject to the satisfaction of each of the following further conditions precedent as of such date:

(a) The aggregate amount of receipts collected by the Obligors during the period from the Closing Date through such Extended Funding Date (an “Extended Funding Test Period”) shall have been less than 100% of the aggregate amount of receipts budgeted in the “Collections” line in the Approved Budget for the weeks comprising such Extended Funding Test Period;

(b) The aggregate amount of disbursements in the nature of those included in the line items “Debtor Professional Fees”, “Professional Fees for Unsecured Creditors” and “Restructuring/Other Professional Fees” in the Approved Budget made by the Obligors during such Extended Funding Test Period shall have been greater than 90% and less than 125% of the aggregate amount of disbursements budgeted in such line items in the Approved Budget for the weeks comprising such Extended Funding Test Period; and

(c) As of such Extended Funding Date, the aggregate value of inventory of the Obligors (calculated in accordance with GAAP and in a manner consistent with past practices) subject to credit terms of at least thirty (30) days from non-critical vendors is less than $7,500,000;

provided, however, that, notwithstanding the failure of the Borrowers to satisfy the conditions precedent contained in Section 3.3(a) through Section 3.3(c) hereof on such Extended Funding Date, each Lender shall make a Loan on such Extended Funding Date in accordance with Section 2.1 if the following conditions precedent shall have been satisfied on such date: the Proceeds of such Loan shall be necessary for the Borrowers to obtain and consummate the transactions contemplated by a final order of the Bankruptcy Court (which order shall be satisfactory in form and substance to the Required Lenders, in their sole discretion) that, in such case either (x) confirms a plan or plans of reorganization in connection with the Chapter 11 Cases or (y) approves a sale of all or substantially all of the Borrowers’ assets through either a sale under section 363(k) of the Bankruptcy Code, section 363(b) of the Bankruptcy Code or under a plan of reorganization in the Chapter 11 Cases, and such final order does not, or could not reasonably by expected to, cause a Default or Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Agreement and to make Loans, each Group Member represents and warrants to the Agent and the Lenders that:

Section 4.1 Existence and Power; Good Standing; Compliance with Law. Each Group Member is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and, except as set forth on Schedule 4.1, is duly licensed or qualified to transact business in all jurisdictions where its assets are located, where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary and wherever otherwise necessary to carry out its business and operations. Upon entry of the DIP Order, each Group Member has all requisite power and authority, and the legal right, to conduct its business as currently and proposed to be conducted, to own, operate and pledge its properties and to execute and deliver, and to perform all of its obligations under, each of the Loan Documents and ABL DIP Credit Documents to which it is a party and to consummate the Related Transactions. Each Group Member is in compliance with all applicable Requirements of Law (including Requirements of Law relating to remittances, withholdings, source deductions and wages (including vacation pay and pension contributions)) and has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction over it or its properties, to the extent required for such ownership, operation, pledge or conduct of business. Schedule 4.1 hereto contains, as of the date hereof, (i) a complete and accurate list, for each jurisdiction in which any Group Member operates, of the Permits held by each Group Member with respect to such jurisdiction and (ii) a complete and accurate list of all Permits issued by a Governmental Authority and held by a Group Member with respect to such Group Member’s operations in any state or other jurisdiction generally.

Section 4.2 Authorization for Borrowings; No Conflict as to Law or Agreements. Subject to entry of the DIP Order, the execution and delivery by each Obligor of, and performance by such Obligor of its obligations under, each of the Loan Documents and ABL DIP Credit Documents to which it is a party, and the Loans made hereunder, and the consummation of the Related Transactions, are within such Obligor’s corporate, limited liability company or similar entity powers, have been duly authorized by all necessary corporate, limited liability or similar entity action in respect of such Obligor and do not and will not (i) require any authorization, consent or approval by, or registration, declaration or filing (other than filing of financing statements and mortgages as contemplated hereunder) with, or notice to, any Governmental Authority, any holders of Equity Interests in such Obligor, or any other Person, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof, (ii) violate any Requirement of Law with respect to such Obligor or any of its Subsidiaries, (iii) conflict with or contravene such Obligor’s Constituent Documents, (iv) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any indenture or loan or credit agreement or any other material agreement, lease or instrument to which such Obligor or any of its Subsidiaries is a party or by which it or its properties may be bound or affected (including the Loan Documents and the ABL DIP Credit Documents), or (v) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by such Obligor or any of its Subsidiaries (other than as required under the Loan Documents in favor of the Collateral Agent and the Secured Parties, and as required under the ABL DIP Credit Documents).

Section 4.3 Legal Agreements. Subject to entry of the DIP Order, each of the Loan Documents and ABL DIP Credit Documents to which any Obligor is a party constitutes the legal, valid and binding obligation and agreement of such Obligor, enforceable against such Obligor in accordance with its terms.

Section 4.4 Group Members; Subsidiaries; Equity Interests. Set forth on Part A of Schedule 4.4 hereto is a complete and correct list of all the Group Members and all Subsidiaries and joint ventures of any of them, reflecting, for each such Person as of the date of this Agreement, its legal name, jurisdiction of organization, the number of shares or units of each class of Equity Interests authorized (if applicable), the number of shares or units of each class of Equity Interests outstanding on the Closing Date and the number and percentage of the outstanding shares or units of each such class of Equity Interests owned (directly or indirectly) by each Borrower and each Guarantor. All outstanding Equity Interests in each such Person have been validly issued, are fully paid and non-assessable (to the extent applicable) and, except in the case of Equity Interests issued by the Administrative Borrower, are owned beneficially and of record by an Obligor free and clear of all Liens other than the security interests created by the Loan Documents and the ABL DIP Credit Documents, any non-consensual Liens arising as a matter of law and permitted under Section 6.1 and, in the case of joint ventures, Permitted Liens. Except as provided in Part B of Schedule 4.4, as of the Closing Date, there are no preemptive or other outstanding subscription or other rights, options, warrants, convertible interests, conversion rights, agreements to issue or sell or vote, phantom rights or powers of attorney other or similar agreements or understandings for the purchase or acquisition from any Group Member, or the voting, of any Equity Interests in any such Person or otherwise relating to the Equity Interests in any Group Member. Except as disclosed in Part C of Schedule 4.4, in the five years preceding the Closing Date, no Obligor and no Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination.

Section 4.5 Financial Condition; No Adverse Change; No Restricted Payments. The Administrative Borrower has furnished to the Administrative Agent various documents, files, materials, correspondence and other information regarding the business of Borrower and its Subsidiaries, including, without limitation, the audited financial statements for the fiscal year ended April 28, 2012, the unaudited consolidating financial statements for the fiscal year ended April 28, 2012, the unaudited consolidated and consolidating financial statements for each fiscal month and fiscal quarter ended after April 28, 2012 through the Closing Date, and financial projections through April 1, 2016 (the “Projections”). All such documents, files, materials, correspondence and information (other than the Projections) are complete and correct as to the subject matter thereof (taken as a whole) in all respects as of the date made available to the Administrative Agent, do not contain any misstatement of material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading, fairly present in all material respects the financial condition of the Administrative Borrower and its Subsidiaries on the dates thereof and the results of operations for the periods then ended (subject to year-end audit adjustments) and were prepared in accordance with GAAP. The Projections have been prepared in good faith based upon reasonable estimates and assumptions stated

therein, which the Administrative Borrower has determined to be reasonable and fair in light of the then current conditions and facts. Since December 29, 2012, other than the filing, commencement and continuation of the Chapter 11 Cases, and the events that customarily result from the filing, commencement and continuation of the Chapter 11 Cases (including any litigation resulting therefrom), there has not occurred any event, development or circumstance or other change in fact, that could, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Since the Petition Date, no Group Member has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as set forth on Schedule 4.5 or as permitted by Section 6.4.

Section 4.6 Litigation. Other than the filing, commencement and continuation of the Chapter 11 Cases and any litigation resulting therefrom, there are no actions, investigations, suits, audits, claims, demands, orders, disputes or proceedings pending or, to the knowledge of any Group Member, threatened against or affecting any Group Member or the properties of any of them before any Governmental Authority, that in each case (i) seek injunctive or similar relief or a monetary recovery against any Group Member in excess of $50,000 or (ii) if adversely determined, could reasonably be expected to have a Material Adverse Effect; in each case, except as set forth and described in Schedule 4.6.

Section 4.7 Margin Regulations. No Group Member has engaged in, or will engage in, the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or other extensions of credit hereunder will be used to purchase or carry any margin stock, or to extend credit to others for the purpose of purchasing or carrying any margin stock, in a manner that would result in a violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.8 Taxes. Each Group Member has paid or caused to be paid to the proper Governmental Authorities all federal or national, state or provincial, and local taxes, domestic or foreign, required to be paid by it. Each Group Member has duly filed with the appropriate Governmental Authority all federal or national, state or provincial, local income, franchise and other tax returns, reports and statements (the “Tax Returns”), domestic or foreign, required to be filed by it, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP all of which are described in Schedule 4.8.

Section 4.9 Titles and Liens; Letters of Credit. Each of the Group Members has good and absolute title to all properties and assets reflected as being owned by such Person in the latest consolidating balance sheets referred to in Section 4.5 (including good record and marketable fee simple title to all Owned Real Property and valid leasehold interests in all Leased Real Property), and each Group Member has good and absolute title to all properties pledged by it, or a Lien on which is granted by it, pursuant to any Loan Document, in each case free and clear of all Liens, except for Permitted Liens. In addition, no financing statement or other Lien notice or recordation naming any Group Member as debtor is on file in any office except to perfect only Permitted Liens and precautionary filings for leases and consignments. The Collateral Agent has a valid, perfected, first-priority (subject only to Permitted Senior Liens) and enforceable security interest in and Lien on the Collateral. As of the date hereof, no Obligor is the account party under any letter of credit other than (x) as listed and described on Schedule 4.9 or (y) as may be issued pursuant to and under the ABL DIP Credit Agreement.

Section 4.10 Employee Benefits Plans. Schedule 4.10 identifies each ERISA Plan as of the Closing Date. No ERISA Event has occurred or could reasonably be expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under Applicable Law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. As of the most recent date of release of the financial statements for each Controlled Group member, the liability of such Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions or has been fully insured. No changes have occurred that would cause a material increase in the cost of providing benefits under any ERISA Plan. Each ERISA Plan is in compliance with all Applicable Laws. With respect to each ERISA Plan that is intended to be qualified under Section 401(a) of the IR Code: (a) such ERISA Plan and any associated trust operationally comply in all respects with the applicable requirements of Section 401(a) of the IR Code; (b) such ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Section 401(b) of the IR Code (as extended under Treasury regulations and other Treasury pronouncements upon which taxpayers may rely); (c) such ERISA Plan and any associated trust have received a favorable determination or opinion letter from the IRS stating that such ERISA Plan qualifies under Section 401(a) of the IR Code, that the associated trust qualifies under Section 501(a) of the IR Code and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Section 401(k) of the IR Code, unless such ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (d) such ERISA Plan currently satisfies the requirements of Section 410(b) of the IR Code, without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; (e) no contribution made to such ERISA Plan is subject to an excise tax under Section 4972 of the IR Code and (f) to the knowledge of the Group Company, nothing has occurred or is reasonably expected to occur that could result in the loss of the qualified status of such ERISA Plan. With respect to any Pension Plan, there are no unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA and the “accumulated benefit obligation” with respect to such Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

Section 4.11 Default; Affiliate Transactions; Material Contracts. Each Group Member is in compliance with all provisions of all material agreements, instruments, decrees and orders (including the Loan Documents and the ABL DIP Credit Documents) to which it is a party or by which it or its property is bound or affected. Each representation, warranty and certification made by each Group Member under the ABL DIP Credit Documents was true and correct when made or deemed made. Except as set forth on Part A of Schedule 4.11, no Obligor has (i) any written agreements or binding arrangements of any kind with any Affiliate of any Obligor (except for another Obligor) or (ii) any management or consulting agreements of any kind. Part

B of Schedule 4.11 contains a true, correct and complete list of all the Material Contracts (other than the Loan Documents and the ABL DIP Credit Documents) in effect as of the date hereof, and except as set forth on Part C of Schedule 4.11, all Material Contracts (including the Loan Documents and the ABL DIP Credit Documents) are in full force and effect and no defaults exist thereunder.

Section 4.12 Environmental Compliance. Each Group Member has obtained all Permits that are required under Environmental Laws at the facilities of such Group Member or any of its Subsidiaries or in connection with the operation of such facilities.

Except as disclosed in Schedule 4.12, each Group Member complies, and all activities of each Group Member at its respective facilities comply, and has or have complied for the past five years, with all Environmental Laws and with all terms and conditions of any required Permits applicable to such Group Member with respect thereto.

Except as disclosed in Schedule 4.12, each Group Member is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which such Group Member is aware.

Except as disclosed in Schedule 4.12:

(i) no Group Member is aware of, nor has any Group Member received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any Liability under, any Environmental Laws, and each Group Member has maintained an environmental management system for its and each of its Subsidiaries’ operations that demonstrates a commitment to environmental compliance and includes procedures for (a) preparing and updating written compliance manuals covering pertinent regulatory areas, (b) tracking changes in applicable Environmental Laws and modifying operations to comply with new requirements thereunder, (c) training employees to comply with applicable environmental requirements and updating such training as necessary, (d) performing regular internal compliance audits of each of its facility and ensuring correction of any incidents of non-compliance detected by means of such audits, and (e) reviewing the compliance status of off-site waste disposal facilities,

(ii) no Group Member is party to, and no Group Member is subject to or, with respect to any Real Property currently (or to the knowledge of any Group Member previously) owned, leased, subleased, operated or otherwise occupied by or for any Group Member, the subject of, any pending or threatened order, action, suit, proceeding, claim, written demand, dispute or notice of violation or of potential Liability or similar notice under or pursuant to any Environmental Law,

(iii) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Group Member and, to the knowledge of each Group Member, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property,

(iv) no Group Member has caused or permitted to occur a Release of Hazardous Substances at, to or from any Real Property currently (or to the knowledge of any Group Member previously) owned, leased, subleased, operated or otherwise occupied by or for any Group Member and each such Real Property is free of contamination by any Hazardous Substances except for such Release or contamination that could not reasonably be expected to result in Environmental Liabilities of any Group Member,

(v) to the best of its knowledge, no Group Member nor any of its Subsidiaries has any registered or unregistered underground storage tanks in, on or under any Real Property currently (or to the knowledge of any Group Member previously) owned, leased, subleased, operated or otherwise occupied by or for any Group Member that are subject to any Environmental Laws, including underground storage tank laws or regulations, except those that are in compliance with all Environmental Laws and with permits issued pursuant thereto (if any such permits are required),

(vi) no Group Member nor any of its Subsidiaries owns a storage tank facility, and

(vii) no Group Member (x) is or has been engaged in, or has permitted any current or former tenant to engage in, operations, or (y) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in all cases in clause (x) or (y) above in the aggregate, could have a reasonable likelihood of resulting in material Environmental Liabilities.

Section 4.13 [Reserved].

Section 4.14 Real Estate.

(a) As of the date hereof, Part A of Schedule 4.14(a) hereto contains a true, accurate and complete list of all Owned Real Property and all Leased Real Property, which schedule sets forth for each such Real Property the facility designation, the current street address (including, the county (or other relevant jurisdiction) and state), whether such Real Property is Owned Real Property or Leased Real Property, the record owner thereof (in the case of Owned Real Property) and, if applicable, the name of each landlord and tenant thereof. As of the date hereof, Part B of Schedule 4.14(a) hereto contains a true, accurate and complete list of all Leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting Owned Real Property or Leased Real Property in respect of which an Obligor is the landlord or sublessor.

(b) Except as specified on Part A of Schedule 4.14(b) hereto, each Lease affecting Owned Real Property or Leased Real Property in respect of which an Obligor is the tenant or subtenant is in full force and effect and no Obligor has knowledge of any default that has occurred and is continuing thereunder, and each such Lease constitutes the legally valid and binding obligation of the applicable Obligor, enforceable against such Obligor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(i) Except as specified on Part B of Schedule 4.14(b) hereto, each Lease affecting Owned Real Property or Leased Real Property in respect of which an Obligor is the landlord or sublessor is in full force and effect and no Obligor has knowledge of any default that has occurred and is continuing thereunder, and each such Lease constitutes the legally valid and binding obligation of the applicable Obligor, enforceable against such Obligor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(c) As of the date hereof, Schedule 4.14(c) hereto contains a true, accurate and complete list of each location at which Inventory or equipment is located, specifying the character thereof in each case.

Section 4.15 Deposit Accounts and Securities Accounts. Schedule 4.15 hereto is a complete and correct list of all of the Obligors’ deposit accounts and securities accounts as of the date of this Agreement, including, for each deposit account and securities account, (i) the name and contact details for the institution at which such account is maintained, (ii) the account name and number, and account type, and (iii) the purpose and use of such account.

Section 4.16 Labor Relations. No Group Member is aware that it is, or has within the last five years, engaged in any unfair labor practice. Except as set forth on Schedule 4.16A hereto, there is no unfair labor practice complaint or complaint of employment discrimination, or grievance or arbitration arising out of or under any collective bargaining agreement, pending against any Group Member, or, to the knowledge of the Group Members, threatened against any Group Member, before any Governmental Authority. There are no strikes, labor disputes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member. As of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member, (b) except as set forth on Schedule 4.16B hereto, no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member, and (c) no such representative has sought certification or recognition with respect to any employee of any Group Member. The Administrative Borrower covenants and agrees that it shall advise the Administrative Agent in writing of its becoming aware of the occurrence of any of the foregoing events or circumstances arising subsequent to the Closing Date, promptly, and in any event within five Business Days of obtaining knowledge thereof.

Section 4.17 Relevant Jurisdictions. Schedule 4.17 identifies in respect of each Group Member as of the date hereof, its jurisdiction of formation or organization, the full address (including postal code or zip code) of its chief executive office and all places of business and, if different, the address at which the books and records of such Group Member are located, the address at which senior management of such Group Member are located and conduct their deliberations and make their decisions with respect to the business of such Group Member, all jurisdictions in which such Group Member has property, and the address from which the invoices and accounts of such Group Member are issued.

Section 4.18 Intellectual Property. Each Group Member owns or licenses all Intellectual Property that is necessary for the conduct of or used in its businesses as currently conducted. All items of Intellectual Property of the Group Members that have been either registered, or in respect of which a registration application has been filed, by any Group Member, as at the Closing Date, are listed on Schedule 4.18. All required filings and fees related to the Intellectual Property listed on Schedule 4.18 have been timely filed with and paid to the relevant Governmental Authority. Except as disclosed on Schedule 4.18, to the knowledge of each Group Member, (a) the conduct and operations of the businesses of each Group Member do not, and have not been alleged in writing by any other Person to, infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property rights of any other Person and (b) no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property. In addition, except as disclosed on Schedule 4.18, (x) there are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with respect to Intellectual Property, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority, and no settlement agreement or similar contractual obligation has been entered into by any Group Member, with respect thereto, and (z) no Group Member knows of any valid basis for any claim based on, any such infringement, misappropriation, dilution, violation or impairment or contest. The Group Members have taken all reasonable steps to maintain their Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property of the Group Members, including requiring all Persons having access thereto to execute written non-disclosure agreements. None of the items of Intellectual Property of the Group Members that is registered (or for which an application for registration is pending) in any jurisdiction other than the United States and Canada is, singly or as a whole, of more than de minimis value or necessary for the conduct of any Group Member’s business.

Section 4.19 Ownership. Schedule 4.19 identifies completely and accurately as at the Closing Date, to the best of the knowledge of the Responsible Officers of the Administrative Borrower, each Person that (a) Controls the Administrative Borrower or any Affiliate of the Administrative Borrower or (b) owns or controls more than 5.0% of the outstanding Equity Interests of the Administrative Borrower (each Person referred to in clause (a) or (b) above, a “Control Person”).

Section 4.20 Restrictions on Subsidiaries. No Subsidiary of any Group Member is subject to any instrument, contractual obligation or agreement imposing restrictions or limitations of a type prohibited by Section 6.6(c) or Section 6.9.

Section 4.21 Insurance. The Group Members maintain insurance in accordance with the requirements of Section 5.6, including, as of the Closing Date, pursuant to the insurance policies described on Schedule 4.21, which Schedule sets forth in reasonable detail the name of the relevant insurance company, the type of policy, the coverage thereof and deductibles provided for therein, and the policy number. The insurance policies of the Group Members, pursuant to which such insurance is maintained, are valid and current, and subject to endorsements for the benefit of the Collateral Agent as required by Section 5.6.

Section 4.22 Schedules. All of the information that is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

Section 4.23 Anti-Terrorism Laws.

(a) No Group Member or Reporting Affiliate of a Group Member (in the case of Carson-Dellosa Publishing, LLC, to the best knowledge of the Administrative Borrower after due inquiry) is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. No Group Member or Reporting Affiliate of a Group Member (in the case of Carson-Dellosa Publishing, LLC, to the best knowledge of the Administrative Borrower after due inquiry) (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(b) No Group Member or Reporting Affiliate of a Group Member (in the case of Carson-Dellosa Publishing, LLC for purposes of clauses (C), (D), and (F) below, to the best knowledge of the Administrative Borrower after due inquiry), or to any Group Member’s knowledge, any of their respective agents acting or benefiting in any capacity in connection with the making of the Loans or the other transactions hereunder, is any of the following (each a “Blocked Person”): (A) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (B) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (C) a Person with which any Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (D) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (E) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (F) a Person who is affiliated with a Person listed above.

Section 4.24 [Reserved].

Section 4.25 Surety Obligations. No Group Member is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as expressly permitted hereunder.

Section 4.26 Brokers. Except as disclosed on Schedule 4.26, there are no brokerage commissions, finder’s fees or investment banking fees payable by any Group Member in connection with any transactions contemplated by the Loan Documents or the ABL DIP Credit

Documents or the Related Transactions and each Obligor hereby jointly and severally indemnifies the Secured Parties against, and agrees that it will hold the Secured Parties harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

Section 4.27 Burdensome Contracts. No Group Member is party or subject to any Restrictive Agreement, except (i) the Loan Documents and the ABL DIP Credit Documents, (ii) Restrictive Agreements with respect to specific property unencumbered to secure payment of particular Debt permitted hereby or to be sold pursuant to an executed agreement with respect to an asset Disposition permitted hereby, (iii) Restrictive Agreements evidencing restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in a Lease, or any other lease, license or similar agreement entered into in the ordinary course of business; provided that such restrictions are limited to the property secured by such Liens or the property subject to such Lease, lease, license or similar agreement, as the case may be, and (iv) as shown on Schedule 4.27. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document or ABL DIP Credit Document by a Group Member.

Section 4.28 Not a Regulated Entity. No Group Member is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under any public utilities code or any other Applicable Law regarding its authority to incur Debt or grant Liens on its property.

Section 4.29 Payables Practices. Except to the extent subject to the automatic stay of Section 362 of the Bankruptcy Code, each Group Member has paid or discharged, or caused to be paid or discharged, when due (or, if earlier, prior to the date on which penalties attach thereto), (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it, (b) all federal, state, local and foreign taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien or charge upon any of its properties; except, in each case, to the extent the amount, applicability or validity of any such tax, assessment, charge or claim was and is contested in good faith by appropriate proceedings diligently conducted and for which such Group Member, as applicable, set aside adequate reserves in accordance with GAAP.

Section 4.30 Criminal Charges. Other than as disclosed on Schedule 4.30, no Group Member, or any officer, director, member, executive board member or similar function-holder of any Group Member, is or has been under investigation by a Governmental Authority for, or has been indicted, arrested, or convicted of, or has settled (with or without an admission of guilt) any charges relating to, any criminal offense (whether a felony, misdemeanor, or other crime).

Section 4.31 Commodity Hedging. Giving effect to the Loans and ABL DIP Credit Loans to be made on the Closing Date and the use of the proceeds thereof, no Obligor has any Commodity Hedging Obligations.

Section 4.32 Complete Disclosure. The Loan Documents do not, when taken as a whole, contain any untrue statement of a material fact, or fail to disclose any material fact necessary to make the statements contained therein not materially misleading. To the best of each Obligor’s knowledge, there is no fact or circumstance that any Obligor has failed to disclose to the Administrative Agent in writing that could reasonably be expected to have a Material Adverse Effect.

Section 4.33 Survival of Representations and Warranties. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution and delivery hereof by the Secured Parties, or any of them, any investigation or inquiry by any Secured Party, or the making of any Loan under this Agreement.

Section 4.34 Reorganization Matters.

(a) The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and the proper notice for (x) the motion seeking approval of the Loan Documents and the Interim Order and Final Order, (y) the hearing for the approval of the Interim Order, and (z) the hearing for the approval of the Final Order will be given. The Borrowers shall give on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.

(b) After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed superpriority administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the Borrowers now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in sections 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, or any other provision of the Bankruptcy Code or otherwise, as provided under section 364(c)(l) of the Bankruptcy Code, subject, as to priority only, to the Carve-Out and, solely to the extent required by the Intercreditor Agreement, the ABL DIP Credit Obligations.

(c) After the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral, subject, as to priority only, to the Carve-Out and the Liens on the ABL DIP Credit Priority Collateral securing the ABL DIP Credit Obligations to the extent set forth in the Intercreditor Agreement.

(d) The Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect has not been reversed, stayed, modified or amended without the Agent’s and Lenders’ consent.

Section 4.35 Registered Pension Plan. No Group Member sponsors, administers or contributes to, or has any liability in respect of any Registered Pension Plan.

Section 4.36 Canadian Employee Benefits Plans. Each Group Member has complied in all material respects with all applicable laws regarding each Canadian Employee Benefits Plan (including, where applicable, the Pension Benefits Act (Nova Scotia) and the Income Tax Act (Canada)), and each Canadian Employee Benefits Plan is, and has been, maintained and administered in substantial compliance with its terms, applicable collective bargaining agreements and all applicable laws (including, where applicable, the Pension Benefits Act (Nova Scotia) and the Income Tax Act (Canada)) in each case except where non-compliance has not had and could not (individually or together with other similar non-compliance) reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by any Group Member to the Canadian Employee Benefits Plans have been made on a timely basis. There have been no improper withdrawals or applications of the assets of the Canadian Employee Benefits Plans. Each of the Canadian Employee Benefits Plans is fully funded on a solvency basis and going concern basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable governmental authorities). There exists no outstanding liability of any Group Member with respect to any Canadian Employee Benefits Plan that has been terminated, which liability has had or could (individually or together with other similar liabilities) reasonably be expected to have a Material Adverse Effect.

ARTICLE V

AFFIRMATIVE COVENANTS

From the date of this Agreement and thereafter until the Commitments are terminated or expire and the Loans and all other Obligations have been paid in full in cash, unless the Required Lenders shall otherwise expressly consent in writing:

Section 5.1 Reporting Requirements. The Administrative Borrower (or any applicable Group Member) will deliver, or cause to be delivered, to the Administrative Agent, and the Administrative Agent will deliver, or caused to be delivered, to each Lender each of the following, which shall be in form and detail reasonably acceptable to the Required Lenders:

(a) as soon as available, and in any event within 90 days after the end of each fiscal year of the Administrative Borrower, annual financial statements of the Administrative Borrower and its Subsidiaries, prepared on a consolidated and consolidating basis, with the unqualified opinion of independent certified public accountants of recognized national standing selected by the Administrative Borrower and reasonably acceptable to the Administrative Agent (at the direction of the Required Lenders) (without a “going concern” or like qualification, assumption or exception and without any qualification or exception as to the scope of such audit; provided that the financial statements required by this Section 5.1(a) in respect of the fiscal year ending April 27, 2013 may contain a “going concern” or like qualification or exception relating solely to the commencement of the Chapter 11 Cases, and not resulting from a limitation of scope or the failure of such financial statements to present fairly, in all material respects, the financial position, results of operations, or cash flow of the Administrative Borrower and its subsidiaries in accordance with GAAP) to the effect that such financial statements present fairly in all material respects the financial condition, cash flow and results of operations of the Administrative Borrower and its Subsidiaries on a consolidated basis in accordance with

GAAP consistently applied, accompanied by any management letter, audit report or similar letter or report prepared by said accountants in connection with such financial statements or any audit thereof; which annual financial statements shall include the balance sheets of the Administrative Borrower and its Subsidiaries as at the end of such fiscal year and the related statements of income, retained earnings, cash flows and shareholder’s equity of the Administrative Borrower and its Subsidiaries for the fiscal year then ended, all in reasonable detail in form acceptable to Agent and prepared in accordance with GAAP;

(b) (i) as soon as available, and in any event within 30 days after the end of each fiscal month of the Administrative Borrower, internally prepared financial statements of the Administrative Borrower and its Subsidiaries and Business Segment Financial Statements and other operational and financial reporting required by the Administrative Agent, in each case in form and substance acceptable to the Administrative Agent (at the direction of the Required Lenders), prepared on a consolidated and consolidating basis, as at the end of and for such month and for the year-to-date period then ended, in reasonable detail in form acceptable to the Administrative Agent, and the figures for the corresponding date and periods in the previous year on a monthly and year-to-date basis and for the corresponding date and periods in the then-applicable operating plan and projections delivered pursuant to Section 5.1(c), all prepared in accordance with GAAP, subject to year-end audit adjustments and the addition of footnotes, in each case accompanied by an analysis of material factors affecting the period and an MD&A of such financial statements for (w) the Administrative Borrower and its Subsidiaries on a consolidated basis, (x) the Accelerated Learning Business, (y) the Educational Resources Business, and (z) the Delta Business; (ii) as soon as available, and in any event within 45 days after the end of each fiscal quarter of the Administrative Borrower, internally prepared financial statements of the Administrative Borrower and its Subsidiaries and Business Segment Financial Statements in form and substance acceptable to the Administrative Agent (at the direction of the Required Lenders), prepared on a consolidated and consolidating basis, as at the end of and for such quarter and for the year-to-date period then ended, in reasonable detail in form acceptable to the Administrative Agent, and the figures for the corresponding date and periods in the previous year on a quarterly and year-to-date basis and for the corresponding date and periods in the then-applicable operating plan and projections delivered pursuant to Section 5.1(c), all prepared in accordance with GAAP, subject to year-end audit adjustments and the addition of footnotes, in each case accompanied by an analysis of material factors affecting the period and an MD&A of such financial statements for (w) the Administrative Borrower and its Subsidiaries on a consolidated basis, (x) the Accelerated Learning Business, (y) the Educational Resources Business, and (z) the Delta Business and (iii) as soon as available, and in any event within 30 days after the end of each fiscal month of the Administrative Borrower, an updated six-month consolidated balance sheet, income statement and statement of cash flow of the Administrative Borrower and its Subsidiaries and income statements by Business Segment for the succeeding six-month period in form and substance satisfactory to the Administrative Agent (at the direction of the Required Lenders in their sole discretion).

(c) as soon as available, and in any event no later than May 30 of each fiscal year of the Administrative Borrower, a consolidated operating plan and projections (in Excel format) for each of the Business Segments for the subsequent three fiscal years, prepared on a monthly basis, which have been approved by the Administrative Borrower’s board of directors (or equivalent body), in the same form as submitted to such board of directors or equivalent body and accompanied by such supporting calculations as may be requested by the Agent, and which present a good faith opinion as of the date made as to such projections, valuations and pro forma conditions and results, and as soon as available, and in any event no later than July 31 of each fiscal year, a copy of the annual auditor’s report to the board of directors (or equivalent body); and as soon as available and in any event no later than October 31st of each fiscal year (but not prior to October 15th of such fiscal year) a reforecast of the previously delivered operating plan and projections for the businesses of the Administrative Borrower and its Subsidiaries as at June 30th of such year, which presents a good faith opinion as of the date made as to such projections, valuations and pro forma conditions;

(d) together with delivery of the financial statements described in Sections 5.1(a) and (b), a Compliance Certificate of the Chief Financial Officer of the Administrative Borrower stating (i) that such financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the financial conditions, cash flow and results of operations of the Administrative Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject, in the case of financial statements described in Section 5.1(b), to normal year-end audit adjustments and the addition of footnotes, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether the Administrative Borrower and its Subsidiaries are in compliance with the requirements set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.12 and 6.16;

(e) together with each Compliance Certificate delivered pursuant to Section 5.1(d) above, a certificate, each in form and substance satisfactory to the Administrative Agent, by a Responsible Officer that (i) the information provided on Schedules 4.4, 4.6, 4.11, 4.12, 4.14, 4.15, 4.18, 4.19, 4.21 and 4.30 (or on updated schedules attached to such certificate, or the most recent updated schedules delivered pursuant to this clause (e)) is correct and complete in all material respects as of the date of such Compliance Certificate, (ii) the Obligors have delivered all documents (including updated schedules as to locations of Collateral and acquisition of Intellectual Property or Real Property) they are required to deliver pursuant to any Loan Document on or prior to the date of delivery of such Compliance Certificate, (iii) complete and correct copies of all documents modifying any term of any (A) Constituent Document of any Group Member or any Subsidiary or joint venture thereof on or prior to the date of delivery of such Compliance Certificate, and (B) ABL DIP Credit Document or other Material Contract, in each case, have been delivered to the Administrative Agent or are attached to such certificate;

(f) together with each Compliance Certificate delivered pursuant to clause (d) above, a discussion and analysis of the financial condition and results of operations of the Group Members for the portion of the fiscal year then elapsed and discussing the reasons for any significant variations from (i) the projections for such period delivered pursuant to clause (c) above, and (ii) the figures for the corresponding period in the previous fiscal year;

(g) together with each delivery of annual financial statements pursuant to clause (a) above, each in form reasonably satisfactory to the Administrative Agent and certified as complete and correct by a Responsible Officer as part of the Compliance Certificate delivered in connection with such financial statements, a summary of all material insurance coverage maintained as of the date thereof by any Group Member, together with such other information as the Administrative Agent (at the direction of the Required Lenders) may reasonably require;

(h) together with each delivery of annual financial statements pursuant to Section 5.1(a) above and each delivery of monthly and quarterly financial statements pursuant to Section 5.1(b) above, (i) a listing of government contracts of any Obligor subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Intellectual Property filed by any Obligor with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior fiscal year or month, as applicable;

(i) as soon as possible, but in any event no later than three (3) Business Days, after an officer of any Group Member obtains knowledge thereof, a notice of any written information, exhibit, or report furnished to the Administrative Agent or the Lenders having contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made (provided, that any such notification pursuant to this clause (i) will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto);

(j) as soon as possible, but in any event no later than three (3) Business Days, after the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member, or any officer, director, member, executive board member or similar function-holder of any of them, or any property of any Group Member, of the type described in Section 4.6 or which (i) seeks injunctive or similar relief or a monetary recovery against any Group Member in excess of $200,000 or (ii) if adversely determined, could reasonably be expected to have a Material Adverse Effect, notice of such commencement or development, together with a statement by a Responsible Officer setting forth reasonable detail thereof;

(k) as soon as possible, but in any event no later than two (2) Business Days, after an officer of any Group Member obtains knowledge of the occurrence of a Default or Event of Default or default or event of default hereunder or under any Material Contract, or of the termination of any Material Contract, notice of such occurrence or termination, together with a detailed statement by a Responsible Officer setting forth the steps being taken by the Administrative Borrower or its Subsidiaries to cure the effect of any such Default or Event of Default or default or event of default;

(l) as soon as possible, but in any event no later than three (3) Business Days, after an officer of any Group Member obtains knowledge of the occurrence of any event, or the existence of any circumstance, that would reasonably be expected to have a Material Adverse Effect, notice of such occurrence or existence, together with a detailed statement by a Responsible Officer setting forth the nature and anticipated effect thereof and any action proposed to be taken in connection therewith;

(m) as soon as possible, but in any event no later than five (5) Business Days, after an officer of any Group Member obtains knowledge of the occurrence of any event reasonably expected to result in a mandatory payment of the Obligations pursuant to Section 2.9, notice of such occurrence, together with a detailed statement by a Responsible Officer setting forth, in the case of a transaction, the material terms and conditions of such transaction, and in any case estimating the Net Cash Proceeds thereof, if any;

(n) as soon as possible, but in any event no later than five (5) Business Days, after (i) any Group Member knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, the statement of a Responsible Officer setting forth details as to such Reportable Event and the action which the Administrative Borrower or its Subsidiaries propose to take with respect thereto, together with a copy of the notice of such Reportable Event to the PBGC, (ii) any Group Member fails to make any quarterly contribution required with respect to any ERISA Plan under the IR Code, as amended, the statement of a Responsible Officer setting forth details as to such failure and the action which the Administrative Borrower or its Subsidiaries propose to take with respect thereto, together with a copy of any notice of such failure required to be provided to the PBGC, (iii) the commencement of any material labor dispute to which any Group Member is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, or the incurrence by any Group Member of any Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any plant or other facility of any such Person, the statement of a Responsible Officer setting forth details as to such dispute or liability and the action which the Administrative Borrower or its Subsidiaries propose to take with respect thereto or (iv) any Group Member knows or has reason to know an ERISA Event is likely to occur;

(o) as soon as possible, but in any event no later than five (5) Business Days, after (i) any Group Member knows or has reason to know thereof, notice of (A) unpermitted Releases, (B) the receipt by any Group Member of any notice of violation of or potential Liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, written demand, dispute alleging a violation of or Liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in aggregate Environmental Liabilities, collectively for all such Environmental Liabilities, in excess of $200,000 in any fiscal year of the Administrative Borrower, (ii) the receipt by any Group Member of notification that any property of any Group Member is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities, notice thereof together with a copy of such notification, and (iii) any Group Member knows or has reason to know that any proposed acquisition or lease, license or other occupancy of Real Property has a reasonable likelihood of resulting in Environmental Liabilities, notice thereof together with the statement of a Responsible Officer setting forth details as to such transaction and such Environmental Liabilities;

(p) as soon as possible, but in any event no later than three (3) Business Days, after any Group Member knowing or having reason to know thereof, notice of the violation by any Group Member of any Applicable Law that could have a Material Adverse Effect;

(q) as soon as possible, but in any event no later than two (2) Business Days, after any Group Member knowing or having reason to know thereof, notice of (a) the creation, or filing with the Internal Revenue Service or any other Governmental Authority, of any contractual obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Group Member and (b) the creation of any contractual obligation of any Group Member, or the receipt of any request directed to any Group Member, to make any adjustment under Section 481(a) of the IR Code, by reason of a change in accounting method or otherwise;

(r) as soon as possible, but in any event no later than one (1) Business Day, after their distribution, copies of all (i) press releases concerning material developments in the business of the Group Members, (ii) financial statements, reports, proxy statements and other communications which the Administrative Borrower, any other Group Member, shall have sent to (x) its shareholders or any other stakeholders (including, without limitation, holders of Debt) or (y) the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any securities exchange or any Governmental Authority exercising similar functions;

(s) as soon as possible, but in any event no later than three (3) Business Days, after execution, receipt or delivery thereof, copies of any notices, demands, statements, certificates, reports, valuations, appraisals, Borrowing Base Certificates or other communications or documents that any Obligor executes, receives or delivers in connection with any ABL DIP Credit Documents or other Material Contracts; provided, that each Borrowing Base Certificate delivered by the Borrowers shall have at least the level of detail as, and shall reflect a calculation of the borrowing base using a methodology consistent with, the Borrowing Base Certificate delivered as of the Closing Date;

(t) as soon as possible, but in no event later than one (1) Business Day, after any Group Member knowing or having reason to know thereof, notice of any reduction in the value of any Inventory, equipment, Real Property or other Collateral due to loss, damage, sale, transfer or other Disposition or conveyance (including, without limitation, by eminent domain or similar process) that could have a Material Adverse Effect;

(u) as soon as possible, but in any event no later than five (5) Business Days, after management of any Group Member obtains knowledge thereof, the identity of each Person that obtains ownership or control of more than 5.0% of the outstanding Equity Interests of the Administrative Borrower;

(v) promptly, upon request of the Administrative Agent (at the direction of the Required Lenders), a written statement duly acknowledged by the Borrowers setting forth the outstanding principal balance of the Loans and stating whether any offsets or defenses exist against the Obligations (whether or not any Borrower is entitled to utilize or rely on such offsets or defenses pursuant to the terms of this Agreement and the other Loan Documents);

(w) copies of all public filings made by any Group Member;

(x) such other information respecting the financial or other condition, and results of operations, of any Group Member, or the Collateral, as the Administrative Agent (at the direction of the Required Lenders) or the Required Lenders may from time to time reasonably request, including without limitation backup calculations for each Borrowing Base Certificate in at least the level of detail provided by the Borrowers to the ABL DIP Agent;

(y) (i) one (1) Business Day prior to the Closing Date, the initial Approved Budget; (ii) no later than five (5) Business Days prior to the beginning of each fiscal month (with the first such delivery date being March 25, 2013), an updated thirteen-week cash flow forecast for the succeeding thirteen-week period in form and substance satisfactory to the Administrative Agent (at the direction of the Required Lenders in their sole discretion), which, upon acceptance by the Administrative Agent (at the direction of the Required Lenders), shall become the thirteen-week cash flow forecast in the Approved Budget, and (iii) on or before 12:00 p.m. New York, New York time on the third Business Day following the end of each fiscal week (with the first such delivery date being March 13, 2013), a Variance Report, in form and substance satisfactory to the Administrative Agent (at the direction of the Required Lenders in their sole discretion), together with a certificate substantially in the form of Exhibit B jointly from the chief financial officer and chief restructuring officer as to the compliance with the requirements under Section 6.31;

(z) copies of all monthly reports, projections, or other information respecting Administrative Borrower’s or any of its Subsidiaries’ business or financial condition or prospects as well as all pleadings, motions, applications and judicial information filed by or on behalf of the Borrowers with the Bankruptcy Court or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case) or the Committee, at the time such document is filed with the Bankruptcy Court, or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case) or the Committee;

(aa) monthly at reasonable times upon the request of the Agent (at the direction of the Required Lenders), and confirmation of availability for, and arrange for, the chief executive officer, chief financial officer and chief restructuring officer and other members of management of the Borrowers to participate in a call with the Agent and the Lenders to discuss matters relating to the Borrowers;

(bb) (i) As soon as possible, but in any event no later than five (5) Business Days after the Closing Date, a list describing (x) any actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship, or any supply, sales or other agreement between (i) any Group Member, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Group Member are individually or in the aggregate material to the business or operations of such Group Member, or (ii) any Group Member, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Group Member are individually or in the aggregate material to the business or operations of such Group Member and (y) the amount of revenues or purchases of the Group Members from such customer and/or supplier in the prior fiscal year, and (ii) as soon as possible, but in any event no later than one Business Day after any Group Member’s knowledge of any such actual or threatened termination, cancellation, limitation, modification or change, a notice to the Administrative Agent describing the same and the amount of revenues or purchases of the Group Members from such customer and/or supplier in the prior fiscal year;

(cc) weekly at reasonable times upon the request of the Agent (at the direction of the Required Lenders), and confirmation of availability for, and arrange for, Perella Weinberg Partners to participate in a call with the Agent and the Lenders to discuss matters relating to the Chapter 11 Cases and financial matters;

(dd) not more than two (2) Business Days prior to the Auction, a bid summary matrix of qualified bidders prepared by Perella Weinberg Partners, which shall not be distributed to Lenders who are also bidders.

Section 5.2 Books and Records; Inspection and Examination; Appraisals.

(a) Each Obligor will, and will cause each of its Subsidiaries to, (i) keep accurate books of record and account for itself pertaining to its business, financial condition, financial transactions, assets and liabilities, and such other matters as the Administrative Agent may from time to time request, in which true and complete entries in all material respects will be made in accordance with GAAP consistently applied; (ii) upon the request of and reasonable notice by the Administrative Agent (at the direction of the Required Lenders) to the Administrative Borrower (which notice shall not be required during the continuance of an Event of Default), permit any officer, employee, attorney, agent, consultant, advisor or accountant of the Lenders to audit, review, make extracts from or copy any and all of any Obligor’s corporate (and similar), financial, operating and other books and records at all reasonable times during ordinary business hours (at the

Borrowers’ expense) and to discuss its affairs with any of its directors, officers, employees, attorneys, consultants, advisors or agents (collectively, a “Field Review”); provided that, so long as no Event of Default has occurred and be continuing, the Administrative Agent shall be limited to two such Field Reviews during any twelve consecutive month period; iii) permit the Lenders or their employees, accountants, attorneys, consultants, advisors or agents, to examine and inspect any of its property at any time during ordinary business hours upon reasonable advance notice (which notice shall not be required during the continuance of an Event of Default), and to communicate directly with any registered certified public accountants (including the Group Members’ accountants) and (iv) permit the Lenders or their employees, accountants, attorneys, consultants, advisors or agents to examine any documents or information contained in any data room established for or on behalf of the Administrative Borrower or any of its Subsidiaries. Upon prior notice to the Administrative Borrower, each Group Member shall authorize its respective registered certified public accountants to communicate directly with the Administrative Agent and the Lenders and to disclose to the Administrative Agent and the Lenders all financial statements (at the direction of the Required Lenders) and other documents and information as they might have and the Administrative Agent requests with respect to any Group Member.

(b) Without limitation of the provisions of Section 5.2(a), each Obligor will cooperate with the Administrative Agent in order to enable the Administrative Agent or the Lenders, as applicable (or one or more third-parties engaged by the Administrative Agent or the Lenders, as applicable) to complete collateral appraisals, examinations and audits of the Obligors’ Inventory, Accounts, financial books and records and fixed assets as deemed necessary at any time and from time to time in the Administrative Agent’s or the Lender’s, as applicable, Permitted Discretion. The Borrowers shall reimburse the Administrative Agent or the Lender, as applicable, for all reasonable costs and expenses associated with any such appraisals, examinations and/or audits, including, without limitation, the Administrative Agent’s customary per diem charges for any employees, agents, consultant or advisors of the Administrative Agent or the Lender, as applicable conducting such appraisals, examinations and audits; provided, that, unless a Default or Event of Default has occurred, the Borrowers shall not be obligated to reimburse the Administrative Agent for more than one appraisal for each type of Collateral (including, without limitation, any such appraisal with respect to each of Accounts, Inventory, Real Property and equipment) during any twelve consecutive month period commencing after the Closing Date.

Section 5.3 Compliance with Laws. Except as otherwise permitted by the Bankruptcy Code or pursuant to any order of the Bankruptcy Court, which order shall be in form and substance acceptable to the Administrative Agent, each Obligor will, and will cause each of its Subsidiaries to, (a) comply in all material respects with all Requirements of Law, including without limitation Environmental Laws, (b) use and keep its assets, and require that others use and keep its assets, only for lawful purposes, without violation of any material Applicable Law (including any Environmental Law), or any Applicable Law (including any Environmental Law) the violation of which could have a Material Adverse Effect.

Section 5.4 Payment of Taxes and Other Claims; Environmental Compliance Payments. Except to the extent subject to the automatic stay of Section 362 of the Bankruptcy Code, each Obligor will, and will cause each of its Subsidiaries to, pay or discharge, or cause to be paid or discharged, when due (or, if earlier, prior to the date on which penalties attach thereto or the obligee thereof may exercise remedies under or in respect of any Lien securing such amounts), (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it, (b) all federal, state, local and foreign taxes required to be withheld by it, and (c) all lawful claims for labor, materials, services and supplies which, if owing or unpaid, might by law become a Lien or charge upon any of its properties (including without limitation any claim that might result in a Lien of the types described in clause (c) of the definition of Permitted Liens); provided that, no Obligor shall be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings diligently conducted and for which such Obligor, as applicable, has set aside adequate reserves in accordance with GAAP, provided that no exercise of remedies under or in respect of any Lien securing such amounts shall have been commenced, and provided further that any Lien that arises or may exist in respect thereof is a Permitted Lien.

Section 5.5 Maintenance of Properties; Material Contracts.

Except to the extent subject to the automatic stay of Section 362 of the Bankruptcy Code, excused by the Bankruptcy Code, or caused by the filing, commencement and continuation of the Chapter 11 Cases and effect thereof (including any litigation resulting therefrom), each Obligor will, and will cause each of its Subsidiaries to, keep and maintain all of its properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted), including preserving and maintaining all of its Intellectual Property; provided, however, that nothing in this Section 5.5 shall prevent any Group Member from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of such Group Member, desirable in the conduct of its business and not disadvantageous in any respect to the Secured Parties.

(a) Except to the extent subject to the automatic stay of Section 362 of the Bankruptcy Code, excused by the Bankruptcy Code, or caused by the filing, commencement and continuation of the Chapter 11 Cases and effect thereof (including any litigation resulting therefrom), each Obligor will, and will cause each of its Subsidiaries to, maintain in full force and effect all Material Contracts (and in furtherance thereof to fulfill of its obligations thereunder), in each case necessary or useful for the conduct of its businesses as presently conducted.

Section 5.6 Insurance. Upon request of the Administrative Agent (at the direction of the Required Lenders), the Borrowers shall, within thirty (30) days following such request, obtain endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as applicable under all insurance policies to be maintained with respect to the properties of the Obligors and their subsidiaries forming part of the Lenders’ collateral, which endorsements shall provide for 30 days’ prior notice of cancellation of such policies to be delivered to the Administrative Agent. Each Obligor will, and will cause each of its Subsidiaries to, at the Group Members’ expense, (i) maintain in full force and effect insurance respecting each of the Group Members and their assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses, (ii) maintain in full force and effect (with respect to each of the Group Members) business interruption insurance, general liability insurance, product liability insurance, directors’ and officers’ liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation, and (iii) if at any time the area in which any Real Property encumbered by a Mortgage is located is designated (1) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and if available in the community in which the Real Property is located, obtain flood insurance in such total amount as the Collateral Agent may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (2) a “Zone 1” area, obtain earthquake insurance in such total amount as the Collateral Agent may from time to time require. All such policies of insurance shall be with responsible, financially sound and reputable insurance companies acceptable to the Administrative Agent and in such amounts, and subject to such deductibles, as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to the Administrative Agent. All property insurance policies covering the Term Loan Priority Collateral shall be made payable first to the Collateral Agent for the benefit of the Secured Parties and, secondarily, to the ABL DIP Agent for the benefit of the ABL DIP Credit Lender and all property insurance policies covering the ABL DIP Credit Priority Collateral shall be made payable first to the ABL DIP Agent for the benefit of the ABL DIP Credit Lender and, secondarily, to the Agent for the benefit of the Secured Parties, and all in case of loss, pursuant to a standard loss payable endorsement (notwithstanding a breach of the policy by the insured party) with a standard non-contributory “lender” or “secured party” clause and shall contain such other provisions as the Administrative Agent may require to fully protect the Secured Parties’ interest in the Collateral and in any payments to be made under such policies. All certificates of property insurance in respect of the Collateral and general liability insurance are to be delivered to the Collateral Agent, with loss payable or mortgagee (in respect of Collateral) and additional insured endorsements in favor of the Collateral Agent for the benefit of the Secured Parties, subject to the Intercreditor Agreement, and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to the Administrative Agent of the exercise of any right of cancellation. If any Group Member fails to maintain such insurance, the Administrative Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence of an Event of Default, the Collateral Agent (at the direction of the Required Lenders) shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies, subject to the rights of the ABL DIP Agent under the Intercreditor Agreement.

Section 5.7 Preservation of Existence. Each Borrower will, and will cause each of its Subsidiaries (subject to Section 6.7) to, preserve and maintain its corporate or limited liability company (or other organizational) existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and conduct its business in an orderly, efficient and regular manner.

Section 5.8 Subsidiaries. At the time that any Group Member forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Group Member shall (a) at the time of such formation or acquisition (or such later date as permitted by the Administrative Agent (at the direction of the Required Lenders in their sole discretion)) cause any such new Subsidiary (unless it is a CFC (as defined in the Security Agreement) and to the extent that the taking of the actions described below with respect to such Subsidiary would result in adverse tax consequences to any of the Group Members) to provide to the Administrative Agent a joinder and supplement to this Agreement substantially in the form of Exhibit C (each, a “Guaranty Supplement”), pursuant to which such Subsidiary shall agree to join as a Guarantor of the Obligations under Article IX and as an Obligor under this Agreement, a joinder to the Security Agreement, together with all other security documents (including Mortgages and other items in accordance with Section 5.11 and Section 5.14 with respect to any Real Property owned in fee of such new Subsidiary and any Leased Real Property of such Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance satisfactory to the Administrative Agent, sufficient to grant the Collateral Agent a first priority Lien (subject to Permitted Senior Liens) in and to the property of such newly formed or acquired Subsidiary, together with title insurance policies, Surveys, environmental reports, flood determinations, evidence of flood insurance (if applicable), landlord’s waivers, certified resolutions and other Constituent Documents, opinions, and other documents as may be requested by the Agent, (b) at the time of such formation or acquisition (or such later date as permitted by the Administrative Agent (at the direction of the Required Lenders in their sole discretion)) provide to the Administrative Agent a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interests and other Equity Interests owned by the Obligors in such new Subsidiary reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders) (provided that if such Subsidiary is a CFC (as defined in the Security Agreement) and to the extent that a pledge of more than 65% of the outstanding voting Equity Interests in such Subsidiary would result in adverse tax consequences to any of the Group Members, no more than 65% of the outstanding voting Equity Interests in such Subsidiary shall be required to be so pledged), and (c) at the time of such formation or acquisition (or such later date as permitted by Agent (at the direction of the Required Lenders in their sole discretion)) provide to the Administrative Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders), which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property with a value in excess of $200,000 owned in fee and subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.8 shall be a Loan Document. Nothing contained in this Section 5.8 shall permit the formation or acquisition of a Subsidiary to the extent not permitted by, or to the extent prohibited elsewhere in, this Agreement or any other Loan Document.

Section 5.9 Permits. Each Group Member will, and will cause each of its Subsidiaries to, obtain all Permits that are required under Applicable Law, including Environmental Law, or under contract to continue to operate the business of the Group Members as currently operated, or that are otherwise required by the Administrative Agent (at the direction of the Required Lenders), and in furtherance thereof to make all necessary or appropriate filings with, and give all required notices to, Government Authorities in respect thereof.

Section 5.10 Lender Group Meetings. The Administrative Borrower will (and will cause key management of each Group Member to), within 30 days after any request of the Administrative Agent, hold a meeting (at a mutually agreeable location and time or, at the option of the Agent, by conference call) with all Secured Parties who choose to attend such meeting, at which meeting shall be reviewed the financial results and financial condition of the Group Members and such other matters as the Administrative Agent may reasonably request; provided, that, unless a Default or Event of Default exists, no more than two such meetings shall be required, and in addition thereto, no more than two such lender calls, during any twelve consecutive month period commencing after the Closing Date.

Section 5.11 Real Estate.

(a) From and after the date hereof, in the event that (i) any Borrower or other Obligor acquires (x) in fee, any Real Property with a value in excess of $200,000, or (y) by lease, any Real Property in connection with which the gross rental payments are in excess of $100,000 annually and for which the term of the leasehold (giving effect to any renewals and extensions at the option of the Obligors) is two years or longer, or (ii) at the time any Person becomes a Borrower or other Obligor, such Person owns or holds any Real Property with values or gross rental payments in excess of the amounts set forth in clause (i) above (any such Real Property, an “Additional Mortgaged Property”)), the Administrative Borrower shall grant (or cause the relevant Obligor to grant), within 30 days (subject to extension by the Administrative Agent in the Administrative Agent’s sole discretion) after such Person acquires or holds such Real Property or becomes an Obligor, as the case may be, a security interest in and Mortgage on such Additional Mortgaged Property mutatis mutandis, in respect of such Additional Mortgaged Property as the Administrative Agent (at the direction of the Required Lenders) may require.

(b) Except to the extent subject to the automatic stay of Section 362 of the Bankruptcy Code or excused by the Bankruptcy Code, each Obligor shall make all payments and otherwise perform all obligations in respect of all Leases to which the Obligor or any of its Subsidiaries is a party, keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such Leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so.

Section 5.12 Deposit Accounts and Securities Accounts; Cash Management.

(a) Each Obligor shall maintain its deposit accounts and securities accounts in a manner satisfactory to the Administrative Agent (at the direction of the Required Lenders), subject to an acceptable cash management system that provides the Collateral Agent with perfection of its Lien on and in the funds on deposit in any deposit account under the UCC pursuant to Control Agreements and is otherwise as set forth on Schedule 5.12, as such Schedule may be updated from time to time by the Administrative Agent (at the direction of the Required Lenders in their sole discretion) (the “Acceptable Cash Management System”). Prior to any Obligor’s establishment or acquisition of any deposit account or securities account after the date of this Agreement (other than Excluded Accounts (as defined in the Security Agreement)), the Administrative Borrower shall arrange for the delivery to the Administrative Agent of a Control Agreement with respect to such deposit account or securities account. Prior to any Obligor’s (i) establishment or acquisition of any deposit account or securities account after the date of this Agreement, that is a Non-Controlled Account, or (ii) transfer of any funds from any account to any Non-Controlled Account, or (iii) changing banking practices for any facility from the deposit of funds into banking accounts governed by a Control Agreement to the depositing of any funds into Non-Controlled Accounts, in each case in clause (i), (ii) and (iii) the Administrative Borrower shall obtain the prior written consent of the Administrative Agent.

(b) There shall not be on deposit in any Non-Controlled Accounts any funds of any Group Member. Promptly after the Closing Date each Obligor shall, and shall cause each of its Subsidiaries to, cause all payments on Accounts and all payments constituting proceeds of Inventory and other Collateral in the form in which such payments are made, whether by cash, check, credit card sales drafts, credit card sales, charge slips or any other manner whatsoever (collectively, “Receipts”), to be sent directly into deposit accounts that are subject to Control Agreements and are part of the Acceptable Cash Management System. If and to the extent that any Receipts come into the possession or control of any of the Obligors, all such Receipts shall be held in trust for the Collateral Agent as the property of the Agent, for the benefit of the Secured Parties, and shall be promptly deposited into one or more deposit accounts subject to a Control Agreement.

(c) Subject to the rights of the Obligors hereunder, the Obligors agree that all deposits made in, and payments made to, a deposit account and other funds received and collected by the Agent, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise, except for Excluded Accounts (as defined in the Security Agreement) shall be the collateral of the Collateral Agent and the ABL DIP Agent, subject to the Intercreditor Agreement, under the sole dominion and control of the ABL DIP Agent or the Agent.

(d) The Borrowers jointly and severally agree to reimburse the Administrative Agent on demand for any amounts owed or paid to any financial institution or other Person involved in the transfer of funds to or from the deposit accounts arising out of the Administrative Agent’s payments to or indemnification of such financial institution or other Person. The obligation of the Borrowers to reimburse the Administrative Agent, for such amounts pursuant to this Section 5.12, shall survive the termination or non-renewal of this Agreement.

Section 5.13 Inventory Sold on Consignment. Prior to or simultaneously with any Obligor selling Inventory to any third party on consignment (“Consigned Goods”), the Obligors shall have taken all steps necessary, including the filing of UCC-1 financing statements and the giving of notices in accordance with the UCC, to perfect its security interest in such Consigned

Goods. No later than 10 calendar days after receipt of such Consigned Goods by the applicable consignee, the Administrative Agent shall have received copies of all UCC-1 and other financing statements filed in favor of any Borrower with respect to each location, if any, at which Consigned Goods may be located.

Section 5.14 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Obligor will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate, in the Administrative Agent’s (exercised at the direction of the Required Lenders) Permitted Discretion, to effectuate and perform its obligations under this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, including execution, delivery and filing, where applicable, of all documents requested by the Administrative Agent or Collateral Agent appropriate to grant and perfect Liens on all property of the Obligors in favor of the Collateral Agent to secure the Obligations, having first priority (subject only to Permitted Senior Liens).

Section 5.15 ERISA Compliance.

(a) The Administrative Borrower will not, and will not permit any member of the Controlled Group to, incur any accumulated funding deficiency with the meaning of ERISA, or any material liability to the PBGC or fail to make any minimum required contribution (under Section 430 of the IR Code) with respect to any Pension Plan. The Group Company shall maintain each ERISA Plan (other than a Multiemployer Plan) in compliance in all material respects with the applicable provisions of ERISA, the IR Code or other Applicable Law, and shall use its reasonable efforts to cause its Controlled Group members to do the same.

(b) The Administrative Borrower will furnish to the Administrative Agent (i) as soon as possible and in any event within five (5) Business Days after a Responsible Officer knows of any Reportable Event with respect to any ERISA Plan, a statement of a Responsible Officer, setting forth details as to such Reportable Event and the action that the Administrative Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to the Administrative Borrower, and (ii) promptly after receipt thereof, a copy of any notice the Administrative Borrower or any member of the Controlled Group may receive from the PBGC or the IRS with respect to any ERISA Plan administered by the Administrative Borrower or any other member of the Controlled Group; provided that clause (ii) shall not apply to notices of general application promulgated by the PBGC or the IRS.

(c) The Administrative Borrower will promptly notify the Administrative Agent of any taxes, fines or penalties assessed or proposed to be assessed against the Administrative Borrower or other member of the Controlled Group by the IRS or the U.S. Department of Labor with respect to any ERISA Plan as a result of a violation of the IR Code or ERISA.

(d) The Administrative Borrower will, as soon as practicable, and in any event within five (5) Business Days after the Administrative Borrower becomes aware that an ERISA Event has occurred, provide the Administrative Agent with a certificate of a Responsible Officer setting forth the details of the event and the action the Administrative Borrower proposes to take with respect thereto.

(e) The Administrative Borrower will, at the request of the Administrative Agent, deliver, or cause to be delivered, to the Administrative Agent true and correct copies of any documents relating to any ERISA Plan.

Section 5.16 Post Closing Obligations. The Borrowers shall take the actions and provide the deliverables, in the manner or form and in substance satisfactory to the Administrative Agent (at the direction of the Required Lenders), described in Schedule 5.16 as promptly as practicable, and in any event within the due dates set forth in Schedule 5.16.

Section 5.17 Term Loan Priority Collateral Deposit Account. All proceeds of the Loans shall be deposited into the Term Loan Priority Collateral Deposit Account, and all amounts therein shall be invested at all times in cash and Cash Equivalents. Withdrawals from the Term Loan Priority Collateral Deposit Account shall only be used for the permitted purposes described under Section 2.8 or to make payments on the Obligations. Under no circumstances may any cash, funds, securities, financial assets or other property held in or credited to the Term Loan Priority Collateral Deposit Account or the proceeds thereof held therein or credited thereto be used to pay any Prepetition Indebtedness, any Prepetition Secured Obligations (except as expressly provided in Section 2.8) or any other pre-petition obligations or for any purpose except as permitted under the Interim Order or as otherwise expressly permitted by the Bankruptcy Court pursuant any order of the Bankruptcy Court (including any order made by the Bankruptcy Court prior to the entry of the Interim Order).

Section 5.18 Milestones. The Administrative Borrower shall comply with the milestones set forth in Schedule 5.18 (the “Milestones”).

Section 5.19 Chief Restructuring Officer. Borrowers will continue to appoint, retain and engage a representative of Alvarez & Marsal, or another comparable crisis management or restructuring firm reasonably satisfactory to the Lenders, to serve as chief restructuring officer on terms and conditions acceptable to the Required Lenders, which will include, without limitation, assisting Borrowers in the management of their businesses, preparation of forecasts and projections, and the formulation and implementation of strategic initiatives in connection with the Chapter 11 Cases. Borrowers hereby and will continue to authorize and instruct the chief restructuring officer to (a) share with the Administrative Agent and Lenders all budgets, records, projections, financial information, reports and other information relating to the Collateral, the financial condition, operations and the sale, marketing or reorganization process of the Borrowers’ businesses and assets as requested from time to time, except to the extent access to such information would compromise the Borrowers’ attorney-client privilege and (b) make himself available to the Administrative Agent and the Lenders as reasonably requested by the Administrative Agent and the Lenders. Borrowers will provide the chief restructuring officer, complete access to all of the Borrowers’ books and records, all of Borrowers’ premises and to Borrowers’ management as and when deemed necessary by the chief restructuring officer or the Administrative Agent.

Section 5.20 Exit Lenders. The Administrative Borrower shall (and shall cause key management of each Group Member to) cooperate with and hold meetings (at a mutually agreeable location and time or, at the option of the Administrative Agent, by conference call) with potential exit lenders designated by the Administrative Agent (at the direction of the Required Lenders) at which meetings shall be reviewed the financial results and financial condition of the Group Members and such other matters as the Administrative Agent may reasonably request.

ARTICLE VI

NEGATIVE COVENANTS

From the date of this Agreement and thereafter until the Commitments are terminated or expire, and the Loans and all other Obligations have been paid in full in cash, unless the Required Lenders shall otherwise expressly consent in writing:

Section 6.1 Liens. The Obligors will not, and will not permit any Subsidiary to, (i) create, incur or suffer to exist any Lien upon or on any assets (including any document or instrument in respect of goods or accounts receivable) of any Obligor or any such Subsidiary, now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such asset, income or profits under the UCC or under any similar recording or notice statute, except for Permitted Liens, or permit any such Lien to have priority over the Liens on the Collateral created by the Loan Documents other than Permitted Senior Liens, or permit any such Lien to have priority over the Liens on the Collateral created by the ABL DIP Credit Documents other than Permitted Senior Liens and the Liens created by the Loan Documents, or (ii) enter into, or suffer to exist, any control agreements (as such term is defined in the UCC), other than Control Agreements entered into pursuant to this Agreement or the Security Agreement or the ABL DIP Credit Agreement or other ABL DIP Credit Documents.

The prohibition provided for in this Section 6.1 specifically includes, without limitation, any effort by the Borrower, any Committee, or any other party-in-interest in any Chapter 11 Case to create any Liens that prime, or are senior or pari passu with, any claims, Liens or interests of the Agent and Lenders (other than for the Carve-Out and the Liens with respect to the ABL DIP Credit Priority Collateral securing the ABL DIP Credit Obligations) irrespective of whether such claims, Liens or interests may be “adequately protected”.

Section 6.2 Debt; Surety Bonds. The Obligors will not, and will not permit any Subsidiary to, incur, create, assume, permit or suffer to exist, any Debt, except for Permitted Debt. The Obligors will not, and will not permit any Subsidiary to, be or remain liable with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee or similar obligations (whether or not drawn) except for Permitted Surety Bonds in an aggregate amount not in excess of $30,000,000 at any time.

Section 6.3 Investments. The Obligors will not, and will not permit any Subsidiary to, directly or indirectly, purchase or hold beneficially any Equity Interests or other securities or Debt of, make or permit to exist any loans or advances to, or create or acquire any Subsidiary or acquire all or substantially all the business, property or fixed assets of, or any division or line of business of, or make any other investment or acquire any other interest whatsoever in, any other Person, except:

(a) investments in cash and Cash Equivalents that are subject to a Control Agreement;

(b) Intercompany Debt owed by (i) an Obligor to another Obligor, (ii) a Non-Obligor to another Non-Obligor, or (iii) an Obligor to a Non-Obligor; provided, that all Intercompany Debt owing from an Obligor to another Obligor or to a Non-Obligor shall be subject to the terms of the Intercompany Subordination and Payment Agreement;

(c) investments in existence on the date of this Agreement and listed on Schedule 6.3;

(d) investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(e) advances made in connection with purchases of goods or services in the ordinary course of business;

(f) investments received in settlement of amounts due to any Obligor or any of its Subsidiaries effected in the ordinary course of business or owing to any Obligor or any of its Subsidiaries as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of an Obligor or its Subsidiaries;

(g) [Reserved];

(h) [Reserved];

(i) deposits of cash outstanding on the Petition Date made in the ordinary course of business to secure performance of operating leases;

(j) [Reserved];

(k) [Reserved];

(l) ABL DIP Credit Priority Collateral; and

(m) [Reserved].

Section 6.4 Restricted Payments; Payments on Subordinated Debt and Other Debt.

(a) The Obligors will not, and will not permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payments or set aside funds for the making of Restricted Payments, except, so long as no Default or Event of Default has occurred and is continuing or would be caused thereby:

(i) distributions and dividends by any Subsidiaries of the Administrative Borrower to any Obligor; and

(ii) [Reserved].

(b) Subject to Section 6.4(c), the Obligors will not, and will not permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for (i) any payment or prepayment, redemption, retirement, defeasance or acquisition of or with respect to (A) any Subordinated Debt, (B) any Permitted Debt referred to in clauses (a), (b), (f) or (g) of the definition thereof or (C) except as expressly provided in Section 2.8, the Prepetition Term Loan Obligations, or (ii) any scheduled payment, redemption or retirement of or with respect to any Subordinated Debt

(c) The Obligors will not, and will not permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any payment or prepayment, redemption, retirement, defeasance or acquisition of or with respect to the 2011 Convertible Subordinated Debentures.

Section 6.5 Sale or Transfer of Assets; Suspension of Business Operations. The Obligors will not, and will not permit any Subsidiary to, directly or indirectly, Dispose of all or any part of their properties or any interest therein (whether in one transaction or in a series of transactions) to any other Person, or materially reduce, or suspend, their business activities; provided, however, that the restrictions contained in this Section 6.5 shall not apply to:

(a) the conveyance, lease or transfer of all or part of its properties by (i) an Obligor to another Obligor, (ii) a Non-Obligor to an Obligor, or (iii) a Non-Obligor to another Non-Obligor;

(b) sales of Inventory to non-Affiliates in the ordinary course of business upon fair and reasonable terms not less favorable to the applicable Obligor or such Subsidiary than could be obtained on an arm’s-length basis from another unrelated third party;

(c) sales or leases to non-Affiliates of surplus, obsolete or worn out assets, not used or useful in such Obligor’s business, in the ordinary course of business; provided that the aggregate fair market value of all such property so disposed of by the Obligors, at the time of disposal, shall not exceed $200,000 in any fiscal year;

(d) Intercompany Debt permitted under Section 6.3;

(e) [Reserved];

(f) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(g) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(h) the granting of Permitted Liens;

(i) the subleasing of the improved real property located at 101 Almgren Drive, Agawam, MA 01001 under the terms of a Sublease dated 12/31/2004 and effective 01/07/2005 by and between School Specialty, Inc. as Sublessor and Vaupell Holdings, Inc. as Sublessee;

(j) Leasing of science kits in connection with the refurbishment business of the Administrative Borrower and the Subsidiaries;

(k) [Reserved];

(l) [Reserved];

(m) [Reserved];

(n) [Reserved];

(o) [Reserved];

(p) [Reserved];

(q) [Reserved]; and

(r) [Reserved].

Section 6.6 Restrictions on Issuance and Sale of Subsidiary Stock; Agreements Binding on Subsidiaries. The Obligors will not, and will not permit any Subsidiary to, directly or indirectly:

(a) issue or sell any Equity Interests of any class of any Subsidiary to any Person other than an Obligor;

(b) Dispose of any Equity Interests of any class of any Subsidiary; or

(c) enter into, or be otherwise subject to, any instrument, contract or other agreement (including its Constituent Documents), or any other obligation or constraint, that limits the amount of or otherwise imposes restrictions on:

(i) the payment of dividends and distributions by any Subsidiary of the Administrative Borrower to the Administrative Borrower or any other such Subsidiary;

(ii) the payment or prepayment by any Subsidiary of the Administrative Borrower of any Debt owed to the Administrative Borrower or any other such Subsidiary;

(iii) the making of loans or advances by any Subsidiary of the Administrative Borrower to the Administrative Borrower or any other such Subsidiary;

(iv) the transfer by any Subsidiary of the Administrative Borrower of its property to the Administrative Borrower or any other such Subsidiary; or

(v) the merger or consolidation of any Subsidiary of the Administrative Borrower with or into the Administrative Borrower or any other such Subsidiary;

provided that the foregoing shall not prohibit restrictions and conditions imposed by: (A) Applicable Laws which (taken as a whole) could not reasonably be expected to have a Material Adverse Effect, (B) the Loan Documents, and (C) the ABL DIP Credit Documents as in effect on the date hereof.

Section 6.7 Consolidation, Dissolution, Amalgamation and Merger; Fundamental Changes; Asset Acquisitions; Officer Appointments. The Obligors will not, and will not permit any Subsidiary to, alter the corporate, capital or legal structure of any Obligor or any of its Subsidiaries, consolidate or amalgamate with or merge into any Person, or permit any other Person to merge into it, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or reorganize or recapitalize, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person, or change its name or conduct its business under a fictitious name, or change its tax, charter or other organizational identification number, or change its form or state of organization.

Section 6.8 Restrictions on Nature of Business. The Obligors will not, and will not permit any Subsidiary to, acquire assets in, or engage, in any line of business materially different from that in which the Obligors are presently engaged (or that is reasonably related thereto or a logical extension thereof), and will not purchase, lease, license or otherwise acquire assets not related to such business. The Obligors will not make or permit any change in the manner in which they operate business transactions between the Obligors, on the one hand, and the Non-Obligors, on the other hand, that could reasonably be expected to be adverse to the interests of the Agent or the Secured Parties.

Section 6.9 Prohibition of Entering into Negative Pledge Arrangements. The Obligors will not, and will not permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Secured Parties which would:

(a) prohibit such Obligor or such Subsidiary from granting, or otherwise limit the ability of such Obligor or such Subsidiary to grant, to the Agent or the Secured Parties or the ABL DIP Agent or the ABL DIP Credit Lender any Lien on any assets or properties of such Obligor or such Subsidiary, except that the documents pertaining to the Permitted PMM/Capital Lease Debt may prohibit Liens on the permitted assets securing or otherwise related to such Permitted PMM/Capital Lease Debt; or

(b) be violated or breached by the Obligors’ performance of their obligations under the Loan Documents or the ABL DIP Credit Documents.

Section 6.10 Accounting. The Obligors will not, and will not permit any Subsidiary to, adopt any material change in accounting principles, other than as required by GAAP, or adopt, permit or consent to any change in its fiscal year from the year ending on the last Saturday in April of each year, except with the consent of the Administrative Agent, or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of any Group Member’s accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Group Members’ financial condition.

Section 6.11 Hazardous Substances. The Obligors will not, and will not permit any Subsidiary to, cause or permit any Hazardous Substances to be disposed of in any manner which might result in any liability to any Group Member, on, under or at any Real Property which is operated by any Group Member or in which any Group Member has any interest (including, but not limited to, as owner, tenant, lessee, sublessee or otherwise).

Section 6.12 Transactions with Affiliates. The Obligors will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease, license, transfer or exchange or other Disposition of property, the rendering of any service or the payment of any management fees, with any Affiliate, except:

(a) (i) transactions between or among the Obligors not involving any other Affiliate, (ii) transactions between or among Obligors and Non-Obligors in the ordinary course of business on terms no less favorable to the Obligors than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, and (iii) transactions between or among Non-Obligors;

(b) any Debt permitted under clauses (a) or (c) of the defined term Permitted Debt;

(c) any payment permitted by Section 6.4;

(d) [Reserved];

(e) [Reserved];

(f) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between School Specialty or its Subsidiaries, on the one hand, and any Affiliate of School Specialty or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to the Administrative Agent prior to the consummation thereof, if they involve one or more payments by School Specialty or its Subsidiaries in excess of $250,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to School Specialty or its Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(g) so long as it has been approved by School Specialty’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of School Specialty or its applicable Subsidiary; and

(h) so long as it has been approved by School Specialty’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to executive officers and outside directors of School Specialty and its Subsidiaries.

Each Obligor will cause each of its Non-Obligor Subsidiaries to comply with all of the terms of the Intercompany Subordination and Payment Agreement. Notwithstanding anything contained in this Agreement to the contrary, (x) except for Intercompany Debt permitted under Section 6.3(b), no Obligor shall enter into any transaction with, make any loan, advance or other investment in, or otherwise transfer any property to any Non-Obligor, and (y) the Obligors shall not directly or indirectly declare, order, pay, make or set apart any sum for any payment or prepayment, redemption, retirement, defeasance or acquisition of or with respect to Intercompany Debt owed by any Obligor to any Non-Obligor, except in an aggregate amount not in excess of $250,000 over the term of this Agreement.

Section 6.13 No Amendments of Organization Documents, Material Contracts or ABL DIP Credit Documents. The Obligors will not, and will not permit any Subsidiary to, amend, supplement, terminate, suspend or otherwise modify in any way (a) any Constituent Documents pertaining to any Group Member or (b) any Material Contract in any manner that could be adverse to the Secured Parties or that could have a Material Adverse Effect. The Obligors will not, and will not permit any Subsidiary to, agree to any amendment or other modification, refinancing, extension or renewal of, or waive any of their respective rights under, the ABL DIP Credit Documents except as permitted under the Intercreditor Agreement (as in effect on the date hereof). Without limiting the foregoing, the Obligors will not, and will not permit any Subsidiary to, amend or otherwise modify, refinance, extend or renew or otherwise change the terms of any other Debt listed on Schedule 6.2, or make any payment consistent with an amendment, refinancing, extension or renewal thereof or change thereto, if the effect of such amendment, refinancing, extension or renewal or change is to increase the interest rate on, or fees or premiums payable with respect to, such Debt, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, make more restrictive any covenant or other agreement of any Obligor or Subsidiary thereunder, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Debt (or a trustee or other representative on their behalf) which would be adverse to any Obligor or to the Secured Parties, in each case as determined by the Administrative Agent (at the direction of the Required Lenders in their sole discretion).

Section 6.14 No Sale-Leaseback Transactions. The Obligors will not, and will not permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease (including without limitation, a Lease), whether an operating lease or a capitalized lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that any Group Member has sold or transferred or is to sell or transfer to any other Person (other than any other Group Member) or (ii) that any Group Member intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by any Group Member to any Person (other than any Group Member) in connection with such lease, in each case except for those lease transactions existing as of the Closing Date and set forth on Schedule 6.14.

Section 6.15 Anti-Terrorism Laws. The Obligors will not, and will not permit any Subsidiary to, knowingly (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224 or the USA Patriot Act. The Obligors shall deliver to the Administrative Agent any certification or other evidence reasonably requested from time to time by the Administrative Agent (at the direction of the Required Lenders in their sole discretion), confirming the Obligors’ and their Subsidiaries’ compliance with this Section 6.15.

Section 6.16 Total Outstanding ABL DIP Amount. The Obligors will not permit the Total Outstanding ABL DIP Amount to exceed $175,000,000.

Section 6.17 [Reserved].

Section 6.18 [Reserved].

Section 6.19 [Reserved].

Section 6.20 [Reserved].

Section 6.21 [Reserved].

Section 6.22 [Reserved].

Section 6.23 Inventory at Bailees. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, store any of its Inventory at any time with a bailee, warehouseman, or similar party except to the extent the aggregate amount of such Inventory does not exceed $38,000,000 during the period commencing on May 1st through September 30 of each year and does not exceed $10,000,000 at any other time.

Section 6.24 Maximum ABL Outstandings. The Borrowers will not permit the aggregate amount of (x) ABL DIP Credit Loans and LC Obligations outstanding under the ABL DIP Credit Documents, (y) loans, outstanding letters of credit and reimbursement obligations in respect of drawn letters of credit under any replacement or refinancing of the ABL DIP Credit Documents, and (z) fees payable by the Group Members in connection with the foregoing, at any time to exceed 107.5% of the amount, at such time, of the Stated Borrowing Base.

Section 6.25 Proceeds of Term Loan Priority Collateral. The Borrowers will not permit any Net Cash Proceeds of any Dispositions of property of the Obligors constituting Term Loan Priority Collateral (including without limitation from a Carson-Dellosa Drag-Along Sale) to fail to be deposited, immediately upon receipt thereof by any Group Member, in the Term Loan Priority Collateral Deposit Account. In the case of any Disposition (or series of related Dispositions) of property of the Obligors that includes assets constituting Term Loan Priority Collateral, for which the aggregate consideration received by the Obligors exceeds $50,000, the Obligors shall (x) no later than two Business Days prior to consummation of such Disposition or of the first Disposition in such series, notify in writing each of the Agent and the ABL DIP Agent, and such notice shall specify (1) the property to be so Disposed of, and the portion of such property constituting Term Loan Priority Collateral, (2) the aggregate consideration to be received by the Obligors in connection with such Disposition or Dispositions, (3) the amount of the Net Cash Proceeds to be received by the Obligors in connection with such Disposition or Dispositions, and (4) the amount of the Net Cash Proceeds to be received by the Obligors in connection with such Disposition or Dispositions that is to be deposited in the Term Loan Priority Collateral Deposit Account, and (y) immediately upon receiving any Net Cash Proceeds in respect of such Disposition or Dispositions, notify in writing each of the Agent and the ABL DIP Agent, and such notice shall specify (1) the amount of the Net Cash Proceeds so received by the Obligors, and (2) the amount of the Net Cash Proceeds so received by the Obligors that has been deposited in the Term Loan Priority Collateral Deposit Account.

Section 6.26 Select Agendas Legal Opinion. The Borrowers will not permit the revenues of Select Agendas, Corp. (or any successor entity) to exceed $5,000,000 in any trailing twelve month period, prior to the date on which the Agent shall have received (x) the executed and favorable legal opinions of Nova Scotia counsel (or other applicable local counsel, in the case of a successor entity) to Select Agendas, Corp. (or such successor entity), addressing such matters as the Administrative Agent may reasonably request, and (y) executed and, if applicable, notarized security documentation under the laws of Quebec, effective to grant and perfect a Lien in all property of Select Agendas, Corp. (or such successor entity) under the laws of Quebec in favor of the Collateral Agent to secure the Obligations, together with the executed and favorable legal opinions of Quebec counsel to Select Agendas, Corp. (or such successor entity), addressing such matters as the Administrative Agent (at the direction of the Required Lenders) may reasonably request.

Section 6.27 Premier School Agendas Investments. Notwithstanding anything else to the contrary in this Agreement, the Borrowers will not permit Premier School Agendas, Ltd. or any other Non-Obligor to (x) make a Restricted Payment to any Obligor constituting (or giving such Obligor any right to receive from Premier School Agendas, Ltd. or any other Non-Obligor) cash or Cash Equivalents, or (y) make any loan or advance to, or investment of cash or Cash Equivalents in, any Obligor.

Section 6.28 Chapter 11 Claims. The Borrowers will not, and will not permit any Borrower to, incur, create, assume, suffer to exist or permit any other super priority claim or Lien on any Collateral which is pari passu with or senior to the Obligations (or the Liens securing the Obligations) hereunder, except in each case for the Carve Out, and Liens with respect to the ABL DIP Credit Priority Collateral.

Section 6.29 Prohibited Use of Proceeds. Unless and to the extent provided in the DIP Order or Section 2.8, the Borrowers will not, and will not permit any Borrower (a) to, use any cash or Cash Equivalents (including any proceeds of the Loans) to fund any objection, proceeding or other litigation (i) against the Administrative Agent or the Lenders, (ii) challenging the validity, perfection, priority, extent or enforceability of the Liens or security interests granted to the Administrative Agent or the Lenders or (iii) challenging, disputing or objecting to the claims of the Administrative Agent or the Lenders or (b) to use the proceeds of any Loan to (i) repay or prepay any of the Debt under the Prepetition ABL Credit Documents or the ABL DIP Credit Documents (including any interest, fees, costs and expenses, tax or indemnification obligations), (ii) any Taxes incurred upon or as a result of the Disposition of the ABL DIP Credit Priority Collateral or (iii) affirmatively commencing or supporting, or paying any professional fees incurred in connection with, any adversary proceeding, motion or other action that seeks to challenge, contest or otherwise seek to impair or object to the validity, extent, enforceability or priority of the Liens, claims or rights in favor of the Agent or the Lender (or any of their affiliates).

Section 6.30 Amendments to the DIP Order. The Borrowers will not, and will not permit any Borrower to, in each case itself or on its behalf, amend, supplement or otherwise modify the DIP Order without the written consent of the Administrative Agent (at the direction of the Required Lenders in their sole discretion).

Section 6.31 Variance Test. Borrowers will not permit

(a) (i) the aggregate amount of the actual receipts of the type set forth in the line item “Collections” on the accepted thirteen-week cash flow forecast under the Approved Budget during any first fiscal week of any fiscal month of the Administrative Borrower (the first such fiscal week ending on March 9, 2013) (each, a “Single Test Week”) to be less than 75% of the budgeted amount, or (ii) the average amount of such actual receipts in any rolling two fiscal week period of any fiscal month of the Administrative Borrower (for the avoidance of doubt, such rolling two fiscal week period ends on the end of the second, third, fourth and (if applicable) fifth fiscal week of each fiscal month) (each, a “Rolling Two Week Test Period”) to be less than 80% of the average budgeted amounts for such period, in each case of (i) and (ii), set forth in the line item “Collections” on the accepted thirteen-week cash flow forecast under the Approved Budget;

(b) the average amount of the actual disbursements of the type set forth in the line item “Payroll” on the accepted thirteen-week cash flow forecast under the Approved Budget in any Rolling Two Week Test Period to exceed 110% of the average of the budgeted amounts for such period set forth in the line item “Payroll” on the accepted thirteen-week cash flow forecast under the Approved Budget;

(c) (i) the aggregate amount of the actual disbursements of the type set forth in any of the line items “Debtor Professional Fees”, “Professional Fees for Unsecured Creditors”, “AP Disbursement” and “Total Disbursements” on the accepted thirteen-week cash flow forecast under the Approved Budget in any Single Test Week to exceed 115% of the budgeted amount, or (ii) the average amount of each type of such disbursements in any Rolling Two Week Test Period to exceed 110% of the average of the budgeted amounts for such period, in each case of (i) and (ii), set forth in the corresponding line item “Debtor Professional Fees”, “Professional Fees for Unsecured Creditors”, “AP Disbursement” and “Total Disbursements” on the accepted thirteen-week cash flow forecast under the Approved Budget;

(d) (i) the sum of the aggregate amounts of the actual disbursements of the types set forth in line items “Debtor Professional Fees”, “Professional Fees for Unsecured Creditors” and “Restructuring/Other Profess. Fees” on the accepted thirteen-week cash flow forecast under the Approved Budget (the “Professional Fees Line Items”) in any Single Test Week to exceed 115% of sum of the budgeted amounts, or (ii) the average amount of the sum of such types of disbursements in any Rolling Two Week Test Period to exceed 110% of the average of the sum of the budgeted amounts for such period, in each case of (i) and (ii), set forth in the Professional Fees Line Items on the accepted thirteen-week cash flow forecast under the Approved Budget; or

(e) (i) the aggregate amount of the actual net cash flows of the type set forth in any of the line items “Net Cash Flows” on the accepted thirteen-week cash flow forecast under the Approved Budget during any Single Test Week to be (x) less than 85% of the budgeted amount if such budgeted amount is positive or (y) more than 115% of the budgeted amount if such budgeted amount is negative, or (ii) the average amount of such type of net cash flows in any Rolling Two Week Test Period to be (x) less than 85% of the average of the budgeted amounts for such period if such average is positive or (y) more than 115% of the average of the budgeted amounts if such average is negative, in each case of (i) and (ii), set forth in the corresponding line item “Net Cash Flows” on the accepted thirteen-week cash flow forecast under the Approved Budget.

ARTICLE VII

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

Section 7.1 Events of Default. “Event of Default”, wherever used herein, means any one of the following events or circumstances:

(a) Failure to pay any principal of any Loan or Note, in each case when the same becomes due and payable (whether at stated maturity or due date, on demand, upon acceleration or otherwise); or

(b) Failure to pay any interest on any Loan or Note or other Obligation, or any fees, costs, expenses, indemnities, reimbursements or other amounts required to be paid by any Obligor under this Agreement or any other Loan Document, in each case when the same becomes due and payable (whether at stated maturity or due date, on demand, upon acceleration or otherwise); or

(c) (i) Any Group Member shall default in the performance of, or breach, any covenant or other agreement on the part of, or applicable to, such Group Member contained in this Agreement or any other Loan Document (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section 7.1 specifically dealt with), and, solely in the case of a default in the performance of the provisions in Sections 5.2, 5.3, 5.4, 5.5, 5.11(b), 5.14, such default and all consequences thereof have not been cured within five (5) days; or (ii) any Default or default or Event of Default or event of default shall occur under any ABL DIP Credit Documents; or

(d) Except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Obligor party thereto, (ii) any Loan Document purporting to grant a Lien to secure any Obligation shall, upon or at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document, (iii) any subordination provision pertaining to Subordinated Debt shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, any holder of Subordinated Debt or any trustee or representative thereof, or (iv) any Group Member, or any Affiliate thereof, shall assert that any of the events described in clause (i), (ii) or (iii) above shall have occurred or exist, or shall contest the validity or enforceability of any Loan Document, or of any such Lien or subordination provision; or the perfection or priority of any such Lien; or

(e) [Reserved]; or

(f) Any representation, warranty or certification made, or deemed made, by or on behalf of any Group Member (or any of the officers of any such entity) in this Agreement or any other any Loan Document (including pursuant to any request for Loans), or in any other certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with any Loan Document, shall prove to have been untrue or incorrect in any material respect (of if such representation is subject to materiality exceptions, in any respect) when made or deemed made; or

(g) After the Petition Date, one or more judgments, orders, decrees, writs, or warrants of attachment or execution (or other similar process) shall be rendered against any Group Member or issued or levied against a substantial part of the property of any Group Member (i) (A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has confirmed in writing coverage and liability therefor) in excess of $200,000 for all Group Members in the aggregate, or (B) otherwise, that would have, in the aggregate, a Material Adverse Effect and (ii) (A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, decree, writ, warrant or similar process or (B) such judgment, order, decree, writ, warrant or similar process shall not have been vacated or discharged for a period of 20 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or

(h) Any Group Member is convicted of, or admits in writing its culpability for, a violation of (i) any criminal statute (or non-statutory Applicable Law relating to criminal offenses) in any jurisdiction constituting a felony offense or, whether or not a felony offense, an act of fraud, money laundering, larceny or similar offense or (ii) any statute or other Applicable Law, if forfeiture of, or the imposition of a Lien or other claim by any Person (other than the Collateral Agent) on or in respect of, any Collateral is a possible remedy or penalty that may lawfully be sought for such violation; or

(i) After the Petition Date, any Group Member (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt incurred or arising after the Petition Date (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $200,000, or in respect of any other material contractual obligation or agreement of such Group Member incurred or arising after the Petition Date (including any Material Contract), and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant incurred or arising after the Petition Date under any agreement or instrument relating to any such Debt, contractual obligation or other agreement, or any other event shall occur or condition exist under any agreement or instrument relating to any such Debt, contractual obligation or other agreement, that is a default or event of default thereunder or gives rise to a right of any other Person to terminate any such agreement or accelerate any such Debt; or (iii) permits to occur or exist after the Petition Date any default or early termination event with respect to any Hedge Agreement to which any Group Member is a party under which the aggregate liability of the Group Members is more than $200,000, other than (x) any default arising prior to the Petition Date, (y) due to the filing, commencement and continuation of the Chapter 11 Cases and any litigation resulting therefrom), or (z) due to restrictions on payments arising thereby; or

(j) Any occurrence of one or more ERISA Events that, either individually or in the aggregate, (a) have had or could reasonably be expected to result in a Liability in excess of $50,000 or (b) result in a Lien on any of the assets of any Group Member; or

(k) Any Group Member incurring or becoming liable for, or (except to the extent disclosed on Schedule 4.12) being liable for or suffering to exist, any Environmental Liability (i) that, individually or in the aggregate together with all other such Environmental Liabilities of the Group Members taken as a whole, could reasonably be expected to have a Material Adverse Effect or result in a material diminution of the value of the Collateral, or (ii) in an aggregate amount, collectively for all such Environmental Liabilities, in excess of $50,000; or

(l) Except to the extent permitted by Section 6.5, any Group Member shall liquidate, dissolve, terminate or suspend its business operations or any substantial part thereof or otherwise fail to operate its business in the ordinary course (except for the filing, commencement and continuation of the Chapter 11 Cases and events that customarily result from the filing, commencement and continuation of the Chapter 11 Cases), or shall sell all or a material part of its assets, or a material part of its property or business is taken, lost or impaired through condemnation or otherwise, the loss of which could reasonably be expected to have a Material Adverse Effect, or the management of any Group Member or is displaced of its authority in the conduct of its business or such business is curtailed or materially impaired, whether by action of any Governmental Authority or otherwise; or

(m) A Change of Control shall occur; or

(n) A Material Adverse Effect shall occur; or

(o) There shall occur one or more casualty or condemnation losses (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has confirmed in writing coverage and liability therefor) in an aggregate amount in excess of $200,000 in connection with the properties of the Group Members; or

(p) Any scheduled or non-scheduled payment, redemption, retirement, or other satisfaction of or with respect to any principal, interest or other amount payable on or with respect to any Subordinated Debt shall occur; or

(q) [Reserved]; or

(r) A Cash Dominion Event shall occur; or

(s) There shall have occurred any of the following in any Chapter 11 Case:

(i) the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto, in each case, by any Obligor in any Chapter 11 Case, or the entry of any order by the Bankruptcy Court in any Chapter 11 Case: (w) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement or that does not provide for the repayment of all Obligations under this Agreement in full in cash; (x) to grant any Lien other than Liens expressly permitted under this Agreement upon or affecting any Collateral; (y) except as provided in the Interim or Final Order, as the case may be, to use cash collateral of Agent under Section 363(c) of the Bankruptcy Code without the prior written consent of the Agent and the Required Lenders; or (z) that (in the case of any Obligor) requests or seeks authority for or that (in the case of an order entered by the Bankruptcy Court on account of a request by any Obligor) approves or provides authority to take any other action or actions adverse to the Agent and the Lenders or their rights and remedies hereunder or their interest in the Collateral;

(ii) the filing of any plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, by any Obligor which does not provide for the repayment of all Obligations under this Agreement in full in cash on the earlier of the “Effective Date” of such plan and the Maturity Date, and to which the Agent and the Required Lenders do not consent or otherwise agree to the treatment of their claims or the termination of any Obligor’s exclusive right to file and solicit acceptances of a plan of reorganization;

(iii) the entry of an order in any of the Chapter 11 Cases confirming a plan or plans of reorganization that does not (a) contain a provision for repayment in full in cash of all of the Obligations under this Agreement on or before the earlier of the effective date of such plan or plans and the Maturity Date and (b) provide for the continuation of the Liens and security interests granted to the Collateral Agent for the benefit of the Lenders and priority until the Obligations have been paid in full in cash;

(iv) the entry of an order amending, supplementing, staying, vacating or otherwise modifying any Loan Document or the Interim Order or the Final Order in any case without the prior written consent of Agent and the Required Lenders;

(v) the Final Order is not entered on or before March 15, 2013 (or such other period as Agent and Required Lenders may agree to in writing);

(vi) the payment of, or application by any Obligor for authority to pay, any pre-petition claim without the Required Lenders’ prior written consent other than as provided in any “first day order” in form and substance acceptable to Required Lenders and as set forth in the Approved Budget or unless otherwise permitted under this Agreement;

(vii) the entry of an order by the Bankruptcy Court appointing, or the filing of an application by any Obligor, for an order seeking the appointment of, in either case with the consent of the Required Lenders, an interim or permanent trustee in any Chapter 11 Case or the appointment of a receiver or an examiner under section 1104 of the Bankruptcy Code in any Chapter 11 Case with expanded powers (beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code) to operate or manage the financial affairs, the business, or reorganization of the Borrowers or with the power to conduct an investigation of (or compel discovery from) Agent or Lenders; or the sale without the Required Lenders’ consent, of all or substantially all of a Borrower’s assets either through a sale under section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Chapter 11 Cases, or otherwise that does not provide for payment in full in cash of the Obligations;

(viii) the dismissal of any Chapter 11 Case which does not contain a provision for payment in full in cash of all noncontingent monetary Obligations of the Borrowers hereunder, or if any Obligor shall file a motion or other pleading seeking the dismissal of any Chapter 11 Case which does not contain a provision for payment in full in cash of all noncontingent monetary Obligations of the Borrowers hereunder;

(ix) the conversion of any Chapter 11 Case from one under chapter 11 to one under chapter 7 of the Bankruptcy Code or any Obligor shall file a motion or other pleading seeking the conversion of any Chapter 11 Case under section 1112 of the Bankruptcy Code or otherwise;

(x) the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (x) to allow any creditor to execute upon or enforce a Lien on any Collateral, or (y) with respect to any Lien of or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority;

(xi) the entry of an order in any Chapter 11 Case avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents;

(xii) the failure of any Obligor to perform any of its obligations under the Interim Order or the Final Order or any violation of any of the terms of the Interim Order or the Final Order;

(xiii) [Reserved];

(xiv) the remittance, use or application of the proceeds of Collateral other than in accordance with cash management procedures and agreements acceptable to the Required Lenders;

(xv) [Reserved];

(xvi) the entry of an order in any of the Chapter 11 Cases granting any other super priority administrative claim or Lien equal or superior to that granted to Agent, on behalf of itself and Lenders without the consent in writing of Agent and Required Lenders other than Liens with respect to the ABL DIP Credit Priority Collateral;

(xvii) the filing of a motion by any Obligor requesting, or the entry of any order granting, any super-priority claim which is senior or pari passu with the Lenders’ claims;

(xviii) the entry of an order precluding the Agent to have the right to or be permitted to “credit bid”;

(xix) the obtaining of additional financing or the granting of Liens not expressly permitted hereunder;

(xx) the use of cash collateral without the prior written consent of the Required Lenders;

(xxi) any attempt by an Obligor to reduce, set off or subordinate the Obligations or the Liens securing such Obligations to any other Debt;

(xxii) the reversal, vacation or stay of the effectiveness of either the Interim Order or the Final Order;

(xxiii) the payment of or granting adequate protection (except for Adequate Protection Payments) with respect to any Prepetition Indebtedness (other than with respect to payment permitted as set forth in the Interim Order or the Final Order);

(xxiv) an application for any of the orders described in this Section 7.1(s) including, without limitation, clauses (i), (iii), (iv), (viii), (ix), (x), (xi) (xvi) or (xviii) shall be made by a Person other than the Agent or the Lenders and such application is not contested by the Borrowers in good faith and the relief requested is granted in an order that is not stayed pending appeal;

(xxv) the cessation of Liens or super-priority claims granted with respect to this Agreement to be valid, perfected and enforceable in all respects; or

(xxvi) the Bankruptcy Court shall cease to have exclusive jurisdiction with respect to all matters relating to the exercise of rights and remedies under the Loan Documents, the DIP Order, DIP Liens and the Collateral;

(xxvii) [Reserved];

(t) A representative of Alvarez & Marsal ceases to serve as chief restructuring officer and the Administrative Borrower fails to appoint a replacement reasonably acceptable to the Required Lenders within seven days following such cessation of service; or

(u) Any creditor executes upon or enforces a Lien in any Collateral; provided, however, that any exercise of rights under the Consent Order Granting Motion of Comerica Bank for Relief from the Automatic Stay entered by the Bankruptcy Court (Docket #276) shall not be an Event of Default; or

(v) Any Insolvency Proceeding is commenced by or against a Group member that is not a Debtor in the Chapter 11 Cases without the consent of the Administrative Agent.

Section 7.2 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default (unless waived in writing by the Required Lenders), the Administrative Agent (at the direction of the Required Lenders) may upon five (5) days’ written notice to the Administrative Borrower (and, upon written request of the Required Lenders, the Administrative Agent shall) exercise any or all of the following rights and remedies:

(a) declare all or any portion of the Commitments, if then in effect, to be terminated, whereupon the same shall forthwith terminate;

(b) declare all or any portion of the unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other Obligations to be forthwith immediately due and payable or otherwise accelerated, whereupon the Loans, all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Obligor;

(c) apply any and all monies owing by any Secured Party to any Group Member to the payment of the Loans, including interest accrued thereon, or to payment of any or all other Obligations then owing by the Obligors;

(d) exercise and enforce the rights and remedies available to the Agent, the Lenders or any other Secured Party under any Loan Document and under Applicable Law, including all rights and remedies with respect to the Collateral under the Loan Documents and under Applicable Law; and

(e) exercise any other rights and remedies available to the Agent (including, without limitation, hereunder and under any other Loan Documents), the Lenders or any other Secured Party under Applicable Law, any Loan Document or otherwise.

Such rights and remedies include the rights (subject to the provisions of the Intercreditor Agreement, where applicable) to (i) take possession of any Collateral; (ii) require the Obligors to assemble Collateral, at the Obligors’ expense, and make it available to the Collateral Agent at a place designated by the Collateral Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, such Obligor agrees not to charge for such storage); and (iv) Dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, and at such locations, all as the Collateral Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed Disposition of Collateral by the Collateral Agent shall be reasonable. The Collateral Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. The Collateral Agent shall have the right to Dispose of any Collateral for cash, credit or any combination thereof, and the Collateral Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may “credit bid” or otherwise set off the amount of such price against the Obligations.

Each Obligor hereby agrees that: (a) so long as the Agent complies with its obligations, if any, under the UCC, the Agent, the Lenders, and the other Secured Parties shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Obligors.

At any time during an Event of Default, the Agent, the Lenders, the other Secured Parties and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Agent, such Lender, such other Secured Party or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not the Agent, such Lender, such other Secured Party or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of the Agent, such Lender, such other Secured Party or such Affiliate different from the branch or office holding such deposit or obligated on such obligation. The rights of the Agent, each Lender, each such other Secured Party and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

ARTICLE VIII

AGREEMENT AMONG LENDERS AND AGENT

Section 8.1 Authorization; Powers. Each Lender irrevocably appoints and authorizes the Administrative Agent to act as administrative agent, and the Collateral Agent to act as collateral agent, for and on behalf of such Lender to the extent provided herein, in any Loan Documents (including by way of acting as “Secured Party” under any Loan Document relating to Collateral) or in any other document or instrument delivered hereunder or in connection herewith, and to take such other actions as may be reasonably incidental thereto. The Administrative Agent agrees to act as administrative agent for each Lender, and the Collateral Agent agrees to act as collateral agent for each Lender, upon the express conditions contained in this Article VIII, but in no event shall the Agent constitute a fiduciary of any Lender, nor shall the Agent have any fiduciary responsibilities in respect of any Lender. In furtherance of the foregoing, and not in limitation thereof, each Lender irrevocably (a) authorizes the Agent to execute and deliver and perform those obligations under each of the Loan Documents to which the Agent is a party as are specifically delegated to the Agent, and to exercise all rights, powers and remedies as may be specifically delegated hereunder or thereunder, together with such additional powers as may be reasonably incidental thereto, (b) appoints the Agent as nominal beneficiary or nominal secured party, as the case may be, under the Loan Documents and all related UCC financing statements (to the extent of the collateral security granted with respect to the Obligations), and (c) authorizes the Agent to act as agent of and for such Lender for purposes of holding, perfecting and Disposing of Collateral under the Loan Documents. As to any matters not expressly provided for by the Loan Documents, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or, if so required pursuant to Section 10.2, upon the instructions of all Lenders; provided, however, that except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, and the Agent shall not in any event be required to take any action which is contrary to the Loan Documents or Applicable Law.

(a) The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being Disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the Disposition is permitted under Section 6.5 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which School Specialty or its Subsidiaries owned no interest at the time Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to School Specialty or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. The Obligors and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any Disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such Disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle or vehicles and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 8.1(b); provided, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Obligor in respect of) all interests retained by any Loan Party, including, the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted PMM/Capital Lease Debt.

(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by School Specialty or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

Section 8.2 Application of Proceeds. The Agent, after deduction of any costs of collection, as provided in Section 8.5, shall remit to each Lender (to the extent a Lender is to share therein and subject to the provisions of Section 2.10(f)) that Lender’s pro rata share of all payments of principal, interest, premiums and fees payable hereunder in accordance with such Lender’s appropriate Percentage. Each Lender’s interest under the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Agent under the Loan Documents; and the Agent’s only liability to a Lender with respect to any such payments, collections and proceeds shall be to account for such Lender’s Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Agent is required for any reason to refund any such payments, collections or proceeds, each Lender will refund to the Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage, or share, as applicable, of interest or penalties, if any, payable by the Agent in connection with such refund. If any Lender has wrongfully refused to fund its Percentage of any Loans, or if the outstanding principal balance of the Loans made by any Lender is for any other reason less than its respective Percentage of the aggregate principal balance of all Loans, the Agent may remit payments received by it to the other Lenders until such payments have reduced the aggregate amounts owed by the Borrowers to the extent that the aggregate amount of the Loans owing to such Lender hereunder are equal to its Percentage of the aggregate amounts of the Loans owing to all of the Lenders hereunder. The foregoing provision is intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Lender has breached its obligations hereunder and shall not be deemed to excuse any Lender from such obligations.

Section 8.3 Exculpation. The Agent shall not be liable for any action taken or omitted to be taken by the Agent in connection with the Loan Documents, except for its own gross negligence, fraud or willful misconduct. The Agent shall be entitled to rely upon advice of counsel concerning legal matters, the advice of independent public accountants with respect to accounting matters and advice of other experts as to any other matters and upon any Loan Document and any schedule, certificate, statement, report, notice or other writing which it reasonably believes to be genuine or to have been presented by a proper Person. Neither the Agent nor any of its Affiliates or any of its or their respective directors, officers, employees or agents shall be responsible or in any way liable with respect to or for (a) any recitals, representations or warranties contained in, or for the execution, legality, validity, genuineness, sufficiency, effectiveness or enforceability of any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (b) the validity, genuineness, perfection, priority, effectiveness, enforceability, existence, value or enforcement of any Collateral, or (c) except for its own gross negligence, fraud or willful misconduct, any action taken or omitted by it. The designation of U.S. Bank (or any successor thereto as Agent) as

Agent hereunder shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, U.S. Bank (or such successor thereto) in its individual capacity as Lender hereunder. Any reference herein to any matter being “to the satisfaction of” or “satisfactory to” the Administrative Agent shall require the affirmative approval of the Required Lenders. At all times, the Administrative Agent shall follow the instructions of the Required Lenders unless a provision of a Loan Document explicitly states otherwise.

Section 8.4 Use of the term “Agent”. The term “Agent” is used herein in reference to the Agent merely as a matter of custom. It is intended to reflect only an administrative relationship between the Agent and the Lenders, in each case as independent contracting parties. However, the obligations of the Agent shall be limited to those expressly set forth herein and in no event shall the use of such term create or imply any fiduciary relationship or any other obligation arising under the general law of agency.

Section 8.5 Reimbursement for Costs and Expenses. All payments, collections and proceeds received or effected by the Agent may be applied first to pay or reimburse the Agent for all reasonable costs and expenses at any time incurred by or imposed upon the Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees), foreclosure or liquidation expenses and advances made to protect the security of any collateral (to the extent of the collateral security is granted with respect to the Obligations). If the Agent does not receive payments, collections or proceeds sufficient to cover any such costs and expenses within five (5) days after their incurrence or imposition, each Lender shall, upon demand, remit to the Agent such Lender’s Percentage of the difference between (i) such costs and expenses and (ii) such payments, collections and proceeds, together with interest on such amount for each day following the thirtieth day after demand therefor until so remitted at a rate equal to the Federal Funds Rate for each such day.

Section 8.6 Payments Received Directly by Lenders. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of any Loan or on account of any interest, premium or fees under this Agreement (other than through distributions made in accordance with Section 8.2 hereof) in excess of such Lender’s applicable Percentage with respect to the Loan, such Lender shall promptly give notice of such fact to the Agent and shall promptly remit to the Agent such amount as shall be necessary to cause the remitting Lender to share such excess payment or other recovery ratably with each of the Lenders in accordance with their respective applicable Percentages, together with interest for each day on such amount until so remitted at a rate equal to the Federal Funds Rate for each such day; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such remitting Lender or holder, the remittance shall be restored to the extent of such recovery.

Section 8.7 Indemnification. Each Lender severally, but not jointly, hereby agrees to indemnify and hold harmless the Agent, as well as the Agent’s agents, employees; officers and directors, ratably according to their respective Percentages from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgment, demands, damages, costs, disbursements, or expenses (including attorneys’ fees and expenses, and costs of in-house counsel) of any kind or nature whatsoever, which are imposed on, incurred by, or asserted against the Agent or its agents, employees, officers or directors in any way relating to or arising out of the Loan Documents, or as a result of any action taken or omitted to be taken by the Agent; provided, however, that no Lender shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs disbursements, or expenses resulting from the gross negligence, fraud or willful misconduct of the Agent.

Section 8.8 Agent and Affiliates. U.S. Bank (and any successor thereto as Agent) shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and U.S. Bank (or such successor) and its affiliates may accept deposits from and generally engage in any kind of business with the Group Members or their Affiliates as fully as if U.S. Bank (or such successor) were not the Agent hereunder.

Section 8.9 Credit Investigation. Each Lender acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had its Loans made directly by such Lender to the Borrowers without the intervention of the Agent or any other Lender. Each Lender agrees and acknowledges that the Agent and each other Lender makes no representations or warranties about the creditworthiness of the Obligors or any other party to this Agreement or with respect to or for (a) any recitals, representations or warranties contained in, or for the execution, legality, validity, genuineness, sufficiency, effectiveness or enforceability of any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (b) the validity, genuineness, perfection, priority, effectiveness, enforceability, existence, value or enforcement of any Collateral.

Section 8.10 Defaults. The Agent shall have no duty to inquire into any performance or failure to perform by the Group Members and shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than under Sections 7.1(a) or 7.1(b)) hereof unless the Agent has received notice from a Lender or a Borrower specifying the occurrence of such Default or Event of Default. In the event that the Agent receives such a notice of the occurrence of a Default or an Event of Default, the Agent shall give prompt notice thereof to the Lenders. In the event of any Default, the Agent shall (subject to Section 8.7 hereof) (a) in the case of a Default that constitutes an Event of Default, not take any of the actions referred to in Section 7.2(b) hereof unless so directed by the Required Lenders, and (b) in the case of any Default or Event of Default, take such actions with respect to such Default as shall be directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may take any action, or refrain from taking any action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

Section 8.11 Obligations Several. The obligations of each Lender hereunder are the several obligations of such Lender, and neither any Lender nor the Agent shall be responsible for the obligations of any other Lender hereunder, nor will the failure by the Agent or any Lender to perform any of its obligations hereunder relieve the Agent or any other Lender from the performance of its respective obligations hereunder. Nothing contained in this Agreement, and no action taken by any Lender or the Agent pursuant hereto or in connection herewith or pursuant to or in connection with the Loan Documents shall be deemed to constitute the Lenders, together or with or without the Agent, as a partnership, association, joint venture, or other entity.

Section 8.12 Sale or Assignment; Addition of Lenders. Except as permitted under the terms and conditions of this Section 8.12, no Lender may sell, assign or transfer its rights or obligations under this Agreement or such Lender’s Notes or Loans or Commitment.

(i) Subject to the conditions set forth in paragraph (a)(ii) below, any Lender may at any time upon at least five Business Day’s advance notice to the Administrative Agent and the Administrative Borrower assign to one or more assignees that (x) is a domestic or foreign bank (having a branch office in the United States), an insurance company, a hedge fund or analogous investment fund, an Approved Fund or any other financial institution (provided that such proposed assignee, if other than a fund, has capital and surplus, or in the case of a fund (other than an Approved Fund), has, together with all other funds under common management, investment assets, as applicable, in excess of $250 million), and (y) is not an Obligor or a Group Member or an Affiliate of any of the foregoing or a natural person or a competitor of any Group Member whose primary business competes in the same business segment and in the same geographic area as the Group Members (any such bank, insurance company, fund or Approved Fund meeting the foregoing requirements, an “Applicant”) on any date (the “Adjustment Date”) selected by such Lender, all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment, the Notes and Loans at the time owing to it) with the prior written consent of:

(A) the Administrative Borrower (such consent not to be unreasonably withheld, delayed or conditioned); provided that no consent of the Administrative Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default or Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent (which consent of the Administrative Agent may be withheld or given in the Administrative Agent’s sole discretion); provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Note or Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment made in connection with an assignment of the entire remaining amount of the assigning Lender’s Commitment and Notes and Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Certificate with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Certificate, as of the Trade Date) shall not be less than $1.0 million, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, Administrative Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment, as applicable, assigned;

(C) the Administrative Agent, the assigning Lender and such Applicant shall, on or before the Adjustment Date, execute and deliver to the Administrative Agent an Assignment Certificate in substantially the form of Exhibit G (an “Assignment Certificate”);

(D) if requested by the Administrative Agent, each Borrower will execute and deliver to the Administrative Agent, for delivery by the Administrative Agent in accordance with the terms of the Assignment Certificate, (i) a new Note payable to the order of the Applicant in the amount corresponding to the applicable Loan acquired by such Applicant and (ii) a new Note payable to the order of the assigning Lender in the amount corresponding to the retained Loan. Such new Notes shall be in an aggregate principal amount equal to the principal amount of the Notes to be replaced by such new Notes, shall be dated the effective date of such assignment and shall otherwise be in the form of the Note to be replaced thereby. Such new Notes shall be issued in substitution for, but not in satisfaction or payment of, the Note being replaced thereby and such new Notes shall be treated as a Note) for all purposes of this Agreement; and

(E) the assigning Lender shall pay to the Administrative Agent an administrative fee of $3,500.

(iii) Any assignment or purported assignment to any Person that is not an Eligible Assignee shall be null and void. Upon the execution and delivery of such Assignment Certificate and such new Notes, and effective as of the effective date thereof (A) this Agreement shall be deemed to be amended to the extent, and only to the extent, necessary to reflect the addition of such additional Lender and the resulting adjustment of the Percentages arising therefrom, (B) the assigning Lender shall be relieved of all obligations hereunder to the extent of the reduction of the assigning Lender’s Percentage, and (C) the Applicant shall become a party hereto and shall be entitled to all rights, benefits and privileges accorded to a Lender herein and in each other Loan Document or other document or instrument executed pursuant hereto and subject to all obligations of a Lender hereunder, including, without limitation, the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Required Lenders or all Lenders. In order to facilitate the addition of additional Lenders hereto, the Administrative Borrower (subject to its approval rights hereunder, if any) and the Lenders shall cooperate fully with the Administrative Agent in connection therewith and shall provide all reasonable assistance requested by the Administrative Agent relating thereto, including, without limitation, the furnishing of such written materials and financial information regarding the Group Members as the Administrative Agent may reasonably request, the execution of such documents as the Administrative Agent may reasonably request with respect thereto, and the participation by officers of the Administrative Borrower and the Lenders at reasonable times and places in a meeting or teleconference call with any Applicant upon the reasonable request of the Administrative Agent.

Section 8.13 Participation. In addition to the rights granted in Section 8.12, each Lender may, upon the prior written consent of the Administrative Agent (which consent may be given or withheld in Agent’s sole discretion), grant participations in all or a portion of its Note and Loans to any domestic or foreign commercial bank (having a branch office in the United States), insurance company, financial institution or an Affiliate of such Lender pursuant to documentation delivered to and deemed acceptable to the Administrative Agent. No holder of any such participation shall be entitled to require any Lender to take or omit to take any action hereunder, except that a Lender selling a participation may agree with the participant that such Lender will not, without such participant’s consent, take any action which would, in the case of any principal, interest, premium or fee in which the participant has an ownership or beneficial interest: (a) extend the final maturity of any Loans or extend the Maturity Date, (b) reduce the interest rate on the Loans or the amount of any premium or fee payable in respect of the Loans, (c) forgive any principal of, or interest on, the Loans, or any premium or fees payable in respect thereof, or (d) release all or substantially all of any Collateral for the Loans. The Lenders shall not, as among the Borrowers, the Agent and the Lenders, be relieved of any of their respective obligations hereunder as a result of any such granting of a participation. Each Obligor hereby acknowledges and agrees that any holder of a participation described in this Section 8.13 may rely upon, and possess all rights under, any opinions, certificates, or other instruments or documents delivered under or in connection with any Loan Document. Except as set forth in this Section 8.13, no Lender may grant any participation in its Notes or Loans.

Section 8.14 [Reserved].

Section 8.15 Agent’s Counsel. In connection with the negotiation, drafting and execution of this Agreement and the other Loan Documents, perfecting any security interest, completing any filings or registrations and in connection with future legal representation relating to loan administration, amendments, modifications, waivers, forbearance or enforcement of remedies, any law firm engaged by the Agent (the “Agent Firm”) has only represented and shall only represent the Agent (or its Affiliates), in its/their capacity as Agent, and the Lenders. Each Obligor hereby acknowledges, that no Agent Firm represents it in connection with any such matters.

Section 8.16 Obligor not a Beneficiary or Party. Except with respect to the limitation of liability applicable to the Lenders under Section 8.11, the provisions and agreements in this Article VIII are solely among the Lenders and the Agent, and no Obligor shall be considered a party thereto or a beneficiary thereof.

Section 8.17 Administrative Agent and Collateral Agent May Delegate Duties. The Administrative Agent and the Collateral Agent may appoint sub-agents to exercise on their behalf any of their respective duties, obligations or rights under the Loan Documents, and each such sub-agent shall have all of the rights and benefits of the Administrative Agent or Collateral Agent, as applicable, under this Article VIII. Each of the Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents selected by it with reasonable care, except as otherwise provided in Section 8.3.

Section 8.18 Collateral Matters.

(a) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion, to release any Lien on any Collateral upon the termination of the Commitments, and payment and satisfaction in full in cash by the Borrowers of all Obligations, constituting property being Disposed of if a release is required or desirable in connection therewith and if the Administrative Borrower certifies to the Collateral Agent that the Disposition is permitted under Section 6.5 of this Agreement or the other Loan Documents (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry), constituting property in which no Group Member owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or constituting property leased to a Group Member under a Lease or other lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, the Collateral Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by the Administrative Agent or the Administrative Borrower at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 8.18; provided, however, that (1) the Collateral Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Obligor in respect of) all property and other interests retained by the Obligors, including, the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral.

(b) The Agent and its Affiliates and Agent Firm and other representatives shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Group Members or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

Section 8.19 Agency for Perfection. The Collateral Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in property that, in accordance with Article VIII or Article IX, as applicable, of the UCC can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver possession or control of such Collateral to the Collateral Agent or in accordance with the Administrative Agent’s instructions.

Section 8.20 Field Audits and Examinations; Confidentiality; Disclaimers by Lenders. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each completed field audit or examination report respecting the Group Members (each a “Report” and collectively, “Reports”) prepared by or at the request of the Administrative Agent, and the Administrative Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that the Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or other party performing any audit or examination will inspect only specific information regarding the Group Members and will rely significantly upon the Group Members’ books and records, as well as on representations of the Group Members’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Group Members and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 10.12, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent, and any such other Lender preparing a Report, harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 8.21 Successor Agent. Each of the Administrative Agent and the Collateral Agent may voluntarily resign as administrative agent or collateral agent, as applicable, at any time by giving ten Business Days’ prior written notice thereof to the other Agent, the Administrative Borrower and the Lenders. Upon any such notice of resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent or Collateral Agent, as applicable. If no successor shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders or from among those financial institutions who regularly provide such services in the New York financial markets. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall promptly (i) transfer to such successor Agent all sums, securities and other items of collateral (if any) held by it under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Loan Documents, and (ii) execute and deliver to such successor Agent such documents, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the rights and benefits under the Loan Documents, whereupon such retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder.

ARTICLE IX

GUARANTY

Section 9.1 Guaranty.

(a) Each Guarantor, and each Borrower (with respect to each other Borrower), hereby irrevocably and unconditionally guarantees to the Administrative Agent, for the benefit of the Secured Parties, the full and prompt payment when due of the Obligations, including, without limitation, any interest thereon (including, without limitation, interest, premiums and fees, as provided in this Agreement, accruing after the filing of a petition initiating any Insolvency Proceeding, whether or not such interest, premium or fees accrue or are recoverable against the Borrowers after the filing of such petition for purposes of the Bankruptcy Code or are an allowed claim in such proceeding), plus documented, reasonable attorneys’ fees and expenses if the obligations represented by this Guaranty are collected by law, through an attorney-at-law, or under advice therefrom.

(b) Regardless of whether any proposed guarantor or any other Person shall become in any other way responsible to the Secured Parties, or any of them, for or in respect of the Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Secured Parties, or any of them, for the Obligations or any part thereof, whether under this Guaranty or otherwise, shall cease to be so liable, each Guarantor and each Borrower hereby declares and agrees that this Guaranty shall be a joint and several obligation, shall be a continuing guaranty and shall be operative and binding until the Obligations shall have been indefeasibly paid in full in cash and all Commitments shall have been terminated.

(c) Each Guarantor and each Borrower absolutely, unconditionally and irrevocably waives any and all right to assert any defense (other than the defense of payment in cash in full, or performance, to the extent of its obligations hereunder, or a defense that such Guarantor’s or such Borrower’s liability is limited as provided in Section 9.3) it may now or hereafter have in any way relating to, any or all of the following:

(i) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(ii) any change in the time, manner, or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit;

(iii) any taking, exchange, release, or non-perfection of any Lien in and to any Collateral, or any taking, release, amendment, waiver of, or consent to departure from any other guarantee, for all or any of the Guaranteed Obligations;

(iv) the existence of any claim, set-off, counterclaim, defense (legal or equitable), or other right that any Guarantor may have at any time against any person, including Administrative Agent or any other Secured Party;

(v) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor;

(vi) any right or defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party including any defense based upon an impairment or elimination of such Guarantor’s rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against any other Obligor or any guarantors or sureties;

(vii) any change, amalgamation, reorganization, restructuring, or termination of the corporate, limited liability company, unlimited liability company, trust or partnership structure or existence of any Obligor; or

(viii) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Obligor or any other guarantor or surety.

(d) Each Guarantor and each Borrower absolutely, unconditionally and irrevocably waives any and all right to assert set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations of the Guarantors or the Borrowers under this Guaranty or the obligations of any other Person or party (including, without limitation, the Borrowers) relating to this Guaranty or the obligations of any of the Guarantors and the Borrowers under this Guaranty or otherwise with respect to the Obligations in any action or proceeding brought by the Administrative Agent or any other Secured Party to collect the Obligations or any portion thereof, or to enforce the obligations of any of the Guarantors or the Borrowers under this Guaranty or to foreclose on any Collateral owned by any Obligor.

(e) The Secured Parties, or any of them, may from time to time, without exonerating or releasing any Guarantor or any Borrower in any way under this Agreement, including this Guaranty, (i) take such further or other security or securities for the Obligations or any part thereof as they may deem proper, or (ii) release, discharge, abandon or otherwise deal with or fail to deal with any Guarantor or guarantor or Borrower of the Obligations or any security or securities therefor or any part thereof now or hereafter held by the Secured Parties, or any of them, or (iii) amend, modify, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as they may consider expedient or appropriate in their sole discretion. Without limiting the generality of the foregoing, or of Section 9.1(e), it is understood that the Secured Parties, or any of them, may, without exonerating or releasing any Guarantor or Borrower, give up, modify or abstain from perfecting or taking advantage of any security for or guarantee of the Obligations and accept or make any compositions or arrangements, and realize upon any security for or guarantee of the Obligations when, and in such manner, and with or without notice, all as such Person may deem expedient.

(f) Each Guarantor and each Borrower acknowledges and agrees that no change in the nature or terms of the Obligations or any of the Loan Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), shall discharge all or any part of the liabilities and obligations of such Guarantor or Borrower pursuant to this Guaranty; it being the purpose and intent of the Guarantors, the Borrowers and the Secured Parties that the covenants, agreements and all liabilities and obligations of each Guarantor and of each Borrower hereunder are absolute, unconditional and irrevocable under any and all circumstances. Without limiting the generality of the foregoing, each Guarantor and each Borrower agrees that until each and every one of the covenants and agreements of this Guaranty is fully performed, and without possibility of recourse, whether by operation of law or otherwise, such Guarantor’s or such Borrower’s undertakings hereunder shall not be released, in whole or in part, by any action or thing which might, but for this paragraph of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of the Secured Parties, or any of them, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Secured Parties, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or such Borrower, or by reason of any further dealings between the Borrowers or Guarantors, on the one hand, and any Secured Party, on the other hand, or any other guarantor or surety, and such Guarantor or such Borrower hereby expressly waives and surrenders any defense to its liability hereunder, or any right of counterclaim or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.

(g) The Secured Parties, or any of them, may, without demand or notice of any kind upon or to any Guarantor or Borrower, at any time or from time to time when any amount shall be due and payable hereunder by any Guarantor or Borrower following and during the continuance of an Event of Default, if the Borrowers shall not have timely paid any of the Obligations, set-off and appropriate and apply to any portion of the Obligations hereby guaranteed, and in such order of application as the Administrative Agent may from time to time elect in accordance with this Agreement, any deposits, property, balances, credit accounts or moneys of any Guarantor or any Borrower in the possession of any Secured Party or under their respective control for any purpose. If and to the extent that any Guarantor or Borrower makes any payment to the Administrative Agent or any other Person pursuant to or in respect of this Guaranty, any claim, by subrogation, contribution or otherwise, which such Guarantor or Borrower may have against any Borrower or other Guarantor by reason thereof shall be subject and subordinate to the prior payment in full of the Obligations to the satisfaction of the Administrative Agent.

(h) Upon the bankruptcy or winding up or other distribution of assets of any Borrower, or of any surety or guarantor (other than the applicable Guarantor or other Borrower) for any Obligations of the Borrowers to the Secured Parties, or any of them, the rights of the Administrative Agent against any Guarantor or Borrower shall not be affected or impaired by the omission of any Secured Party to prove its claim, or to prove the full claim, as appropriate, against any Borrower, or any other Borrower or any such other guarantor or surety, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any Collateral or other security held by it without in any way releasing, reducing or otherwise affecting the liability to the Secured Parties of each of the Guarantors and each of the Borrowers.

(i) Each Guarantor and each Borrower hereby absolutely, unconditionally and irrevocably expressly waives, except to the extent such waiver would be expressly prohibited by Applicable Law, the following: (i) notice of acceptance of this Guaranty, (ii) notice of the existence or creation of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest and all other notices whatsoever (other than notices expressly required hereunder or under any other Loan Document to which any Guarantor is a party), (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, (v) until the Obligations shall have been paid in full in cash, all rights to enforce any remedy which the Secured Parties, or any of them, may have against any Borrower and (vi) until the Obligations shall have been paid in full in cash, all rights of subrogation, indemnification, contribution and reimbursement from the Borrowers or other Guarantors for amounts paid hereunder and any benefit of, or right to participate in, any Collateral or other security now or hereinafter held by the Secured Parties, or any of them, in respect of the Obligations. If a claim is ever made upon any Secured Party for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (A) any judgment, decree or order of any court or administrative body or other Governmental Authority having jurisdiction over such Person or any of its property, or (B) any settlement or compromise of any such claim effected by such Person with any such claimant, including any Borrower, then in such event each Guarantor and each Borrower agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor or such Borrower, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Obligations, and such Guarantor or such Borrower shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

(j) This Guaranty is a continuing guaranty of the Obligations and all liabilities to which it applies or may apply under the terms hereof and shall be conclusively presumed to have been created in reliance hereon. No failure or delay by any Secured Party in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor, any Borrower and any Secured Party shall operate as a waiver thereof. No action by any Secured Party permitted hereunder shall in any way impair or affect this Guaranty. For the purpose of this Guaranty, the Obligations shall include, without limitation, all Obligations of the Borrowers to the Secured Parties, notwithstanding any right or power of any third party, individually or in the name of any Borrower or the Secured Parties, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Guarantor or any Borrower hereunder.

(k) This is a guaranty of payment and not of collection. In the event the Administrative Agent makes a demand upon any Guarantor or any Borrower in accordance with the terms of this Guaranty, such Guarantor or Borrower shall be held and bound to the Administrative Agent directly as debtor in respect of the payment of the amounts hereby guaranteed. All costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the Administrative Agent in obtaining performance of or collecting payments due under this Guaranty shall be deemed part of the Obligations guaranteed hereby.

(l) Each Guarantor and each Borrower expressly represents and acknowledges that any financial accommodations by the Secured Parties to the Borrowers, including, without limitation, the extension of credit, are and will be of direct interest, benefit and advantage to such Guarantor or such Borrower.

(m) Each Guarantor and each Borrower shall be entitled to subrogation and contribution rights from and against the Borrowers to the extent any Guarantor or any Borrower is required to pay to any Secured Party any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Guarantor or Borrower or as otherwise available under Applicable Law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of this Section 9.1(l), and provided further that the payment obligation of a Guarantor or a Borrower to any other Guarantor or any other Borrower under any Applicable Law regarding contribution rights or subrogation rights or similar rights among co-obligors or otherwise is and shall be expressly subordinate and subject in right of payment to the prior indefeasible payment in full in cash of the obligations of such Guarantor or such Borrower under the other provisions of this Guaranty and the indefeasible payment in full in cash of all Obligations and termination of all Commitments, and such Guarantor or such Borrower shall not exercise any right or remedy with respect to such contribution rights or subrogation rights or similar rights until (i) payment and satisfaction in full of all such obligations and (ii) the Obligations shall have been indefeasibly paid in full in cash and all Commitments shall have been terminated.

Section 9.2 Special Provisions Applicable to Additional Guarantors. Pursuant to Section 5.8 of this Agreement, any new Subsidiary of any Obligor is required to enter into this Agreement by executing and delivering to the Administrative Agent a Guaranty Supplement. Upon the execution and delivery of a Guaranty Supplement by such new Subsidiary, such Subsidiary shall become a Guarantor and Obligor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any Guaranty Supplement (or any other supplement to any Loan Document delivered in connection therewith) adding an additional Guarantor as a party to this Agreement or any other applicable Loan Document shall not require the consent of any other party hereto. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

Section 9.3 Maximum Liability of Obligors. It being understood that the intent of the Secured Parties is to obtain a guaranty from each Guarantor and each Borrower, and the intent of each Guarantor and each Borrower is to incur guaranty obligations, in an amount no greater than the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, it is hereby agreed that:

(a) If (i) the sum of the guaranty obligations of the Guarantors and the Borrowers under Section 9.1 and, without duplication, in the case of each Borrower, the obligations arising from the joint and several liability of such Borrower with respect to Loans or other extensions of credit made under this Agreement to each other Borrower (collectively, the “Guarantor Obligations”) exceeds (ii) the sum (the “Total Available Net Assets”) of the Maximum Available Net Assets (as defined in Section 9.4) of each Guarantor and each Borrower, in the aggregate, then (without prejudice to the Obligations of each of the Borrowers under this Agreement with respect to Loans or other extensions of credit made under this Agreement to it) the Guarantor Obligations of each Guarantor and each Borrower shall be limited to the greater of (x) the Total Available Net Assets and (y) the value received by such Guarantor or such Borrower in connection with the incurrence of the Guarantor Obligations to the greatest extent such value can be determined; and

(b) if, but for the operation of this Section 9.3(b) and notwithstanding Section 9.3(a), the Guarantor Obligations of any Guarantor or any Borrower hereunder otherwise would be subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, taking into consideration such Guarantor’s or such Borrower’s (i) rights of contribution, reimbursement and indemnity from the Borrowers and the other Guarantors with respect to amounts paid by such Guarantor or such Borrower in respect of the Obligations (including pursuant to Section 9.4) (calculated so as to reasonably maximize the total amount of obligations able to be incurred hereunder), and (ii) rights of subrogation to the rights of the Secured

Parties, then the Guarantor Obligations of such Guarantor or such Borrower shall be the largest amount, if any, that would not leave such Guarantor or such Borrower, after the incurrence of such obligations, insolvent or with unreasonably small capital within the meaning of Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, or otherwise make such obligations subject to such avoidance.

Any Person asserting that the Guarantor Obligations of such Guarantor or such Borrower are subject to Section 9.3(a) or are avoidable as referenced in Section 9.3(b) shall have the burden (including the burden of production and of persuasion) of proving (a) the extent to which such Guarantor Obligations, by operation of Section 9.3(a), are less than the Obligations of the Borrowers owed to the Secured Parties or (b) that, without giving effect to Section 9.3(b), such Guarantor’s or such Borrower’s Guarantor Obligations hereunder would be avoidable and the extent to which such Guarantor Obligations, by operation of Section 9.3(b), are less than such Obligations of the Borrowers, as the case may be.

Section 9.4 Contribution Rights, Etc. In order to provide for just and equitable contribution, indemnity and reimbursement among the Guarantors and any other Obligors, including the Borrowers, in connection with the execution of this Guaranty, the Obligors have agreed among themselves that if any Obligor satisfies some or all of the Obligations (a “Funding Obligor”), the Funding Obligor shall be entitled to contribution, indemnity or reimbursement, as applicable, from the other Obligors that have positive Maximum Available Net Assets (as defined below) for all payments made by the Funding Obligor in satisfying the Obligations, so that each Obligor that remains obligated under this Guaranty or any other guaranty or otherwise for the Obligations at the time that a Funding Obligor makes such payment, without regard to the making of such payment (a “Remaining Obligor”), and that has a positive Maximum Available Net Assets, shall bear a portion of such payment equal to the percentage that such Remaining Obligor’s Maximum Available Net Assets bears to the aggregate Maximum Available Net Assets of all Obligors that have positive Maximum Available Net Assets, provided that no Remaining Obligor’s obligation to make such contribution, indemnity or reimbursement payments hereunder shall exceed an amount equal to the Maximum Available Net Assets of such Remaining Obligor.

As used herein, “Available Net Assets” means, with respect to any Obligor, the amount, as of the respective date of calculation, by which the sum of a Person’s assets (including subrogation, indemnity, contribution, reimbursement and similar rights that the Obligor may have, but excluding any such rights in respect of the Guarantor Obligations), determined on the basis of a “fair valuation” or their “fair saleable value” (whichever is the applicable test under Section 548 and other relevant provisions of the Bankruptcy Code and the relevant state fraudulent conveyance or transfer laws), is greater than the amount that will be required to pay all of such Person’s debts, in each case matured or unmatured, contingent or otherwise, as of the date of calculation, but excluding liabilities arising under this Guaranty or, in the case of each Borrower, the liabilities arising from the joint and several liability of such Borrower with respect to Loans or other extensions of credit made under this Agreement to each other Borrower and excluding, to the maximum extent permitted by Applicable Law with the objective of avoiding rendering such Person insolvent, liabilities subordinated to the Obligations arising out of loans or advances made to such Person by any other Person, and

“Maximum Available Net Assets” means, with respect to any Obligor, the greatest of the Available Net Assets of such Obligor calculated as of the following dates: (A) the date on which such Person becomes an Obligor, and (B) each date on which such Obligor expressly reaffirms this Guaranty.

Each Guarantor and Borrower shall be deemed to expressly reaffirm the guaranty provided for in this Article IX upon each borrowing of a Loan and automatically, without further action, upon each delivery by the Administrative Borrower of financial statements required pursuant to Section 5.1(a). The meaning of the terms “fair valuation” and “fair saleable value” and the calculation of assets and liabilities shall be determined and made in accordance with the relevant provisions of the Bankruptcy Code and applicable state fraudulent conveyance or transfer laws.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Waiver; Cumulative Remedies. No failure or delay on the part of the Agent, any Lender or any other Secured Party in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 10.2 Amendments, Requested Waivers, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by any Obligor therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent and the Required Lenders; provided that no amendment, modification, termination, waiver or consent shall do any of the following unless the same shall be in writing and signed by the Administrative Agent and each Lender directly affected thereby:

(a) increase the Commitments;

(b) reduce the amount of any principal of or interest, premium or fees due on or in respect of the Loans other fees payable to the Lenders;

(c) postpone any date fixed for any scheduled payment of principal of or interest, premium or fees due on or in respect any outstanding Loan or other fees payable to the Lenders hereunder (for the avoidance of doubt, mandatory prepayments pursuant to Section 2.9(a) may be postponed, delayed, waived or modified with the consent of the Required Lenders);

(d) release any material Guaranty or the pledge of any Equity Interest in any Subsidiary under any Loan Document, other than a release of such Guaranty or pledge of such Equity Interest to permit divestiture of the relevant Subsidiary permitted by this Agreement or specifically approved by the Required Lenders;

(e) any change in the superpriority status of the Obligors’ obligations;

(f) other than as permitted by Section 8.18(a)(i), release Agent’s Lien in all or substantially all of the Collateral;

(g) change the definition of “Required Lenders”; or

(h) amend this Section 10.2 or any other provision of this Agreement requiring the consent or other action of the Required Lenders or all Lenders.

Any waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances.

If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Administrative Agent may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is satisfactory to the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an assignment and assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 8.12, unless waived by the Administrative Agent and the Administrative Borrower and (ii) the Administrative Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, and (2) an amount, if any, equal to the payment (in excess of the face value of the principal amount) which would have been due to such Lender on the day of such replacement had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

Section 10.3 Notices and Distributions.

(a) Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and delivered to the applicable parties at their respective addresses set forth on Schedule 10.3, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 10.3. All such notices, requests, demands and other communications, shall be effective upon actual delivery if hand delivered, or shall be effective when sent by nationally recognized overnight mail courier or delivery service, or if sent by email or PDF, whet sent, in each case addressed as aforesaid, except that notices or requests to the Agent, any Lender, or any other Secured Party pursuant to any of the provisions of Article II shall not be effective until received by the Agent, such Lender, or such other Secured Party.

(b) Each Obligor agrees that the Administrative Agent may (but shall not be required to) make any materials delivered by such Obligor to the Administrative Agent, as well as, but not limited to, any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to any Group Member, or any other materials or matters relating to this Agreement, the other Loan Documents, the ABL DIP Credit Documents, the Related Transactions or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Secured Parties by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks®, or a substantially similar electronic system that requires passwords for access and takes other customary measures with respect to confidentiality and security (the “Platform”) all of which shall be at the cost and expense of the Obligors. Each Obligor acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates represents or warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(c) Each Secured Party party hereto agrees that notice to it (as provided in the next sentence) (a “Notification”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Secured Party, as applicable, of such information, documents or other materials comprising such Communication. Each Secured Party party hereto agrees (i) to notify, on or before the date such Secured Party becomes a party to this Agreement, the Administrative Agent in writing of such Secured Party’s e-mail address to which a Notification may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Secured Party) and (ii) that any Notification may be sent to such e-mail address.

Section 10.4 Expenses.

(a) Agent Expenses. Any action taken by any Obligor under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Obligor, and no Secured Party shall be required under any Loan Document to reimburse any Group Member therefor except as expressly provided therein. The Borrowers will reimburse the Agent for all Agent Expenses, such reimbursement to be made (a) on the Closing Date, in the case of all Agent Expenses incurred on or prior to the Closing Date (unless waived by the Agent), and (b) promptly following request for reimbursement, in the case of other Agent Expenses. The obligations of the Obligors under this Section 10.4 shall survive termination of this Agreement and the discharge of the Obligations.

(b) Lender Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses of the Lenders (x) associated with the preparation, negotiation, execution and delivery of the term sheet relating to the Loan Documents and associated with the preparation, negotiation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (y) incurred by the Lenders in connection with the Chapter 11 Cases, including charges of counsel to the steering committee of holders of the 2011 Convertible, Subordinated Debentures incurred in connection with the objection to the Bayside debtor-in-possession credit facility on January 30, 2013; and (ii) all out-of-pocket expenses of the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Loan Documents.

Section 10.5 Costs and Expenses; Indemnification. In addition to the payment of Agent Expenses pursuant to Section 10.4, each Borrower agrees to indemnify, defend and hold harmless the Agent, each Lender, each other Secured Party and each of their respective participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents (the “Indemnitees”), from and against (i) any Environmental Liability, or any other Liability to which any Indemnitee may be subjected as a result of any past, present or future existence, use, handling, storage, transportation or disposal of any Hazardous Substance by any Group Member or with respect to any property owned, leased or controlled by any Group Member, (ii) any and all transfer taxes, documentary taxes, recording taxes, assessments or charges made by any Governmental Authority (excluding income or gross receipts taxes) by reason of the execution and delivery of this Agreement and the other Loan Documents, the recording or filing of any Mortgage or other Loan Document, the Agent’s Lien in any Collateral, or the making of any Loans, and (iii) any and all Liabilities of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) in connection with any investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, or with any other matter, in each case which may be imposed on, incurred by or asserted against such Indemnitee, in any manner relating to or arising out of or in connection with, (w) the Commitments, the making or maintaining of any Loans, the entering into of this Agreement or any other Loan Documents, any Obligation (or the repayment thereof), the Agent’s Lien in any Collateral, or the use or intended use of the proceeds of the Loans, or any securities filing of, or with respect to, any Group Member, (x) any commitment letter, proposal letter or term sheet with any Person or any contractual obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Group Member or any Affiliate of any of them in connection with any of the foregoing and any contractual obligation entered into in connection with any Platform, (y) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of its securities or its creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (z) any other act, event or transaction related, contemplated in or attendant to any of the foregoing. If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon request of such Indemnitee, the Administrative Borrower, or counsel designated by the Administrative Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrowers’ sole cost and expense. Each Indemnitee will use its commercially reasonable efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrowers shall nevertheless make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities contemplated hereby which is permissible under Applicable Law. Each of the Group Members hereby releases, acquits, and forever discharges the Agent, each of the Lenders, and each other Secured Party, and each of and every past and present affiliates, officers, directors, agents, servants, employees, representatives and attorneys of the Agent, the Lenders and the other Secured Parties, from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which any Group Member may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of the Indemnitees (except, as to each Indemnitee, to the extent arising solely out of the gross negligence, fraud or willful misconduct of such Indemnitee as finally determined by a non-appealable judgment of a court of competent jurisdiction) including, without limitation, any claims, liabilities or obligations arising with respect to the this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. The provisions of this Section 10.5 shall be binding upon each of the Group Members and shall inure to the benefit of the Agent, the Lenders and the other Secured Parties and each of the past and present affiliates, officers, directors, agents, servants, employees, representatives and attorneys of the Agent, the Lenders and the other Secured Parties. The obligations of the Obligors under this Section 10.5 shall survive termination of this Agreement and the discharge of the Obligations.

Section 10.6 Execution in Counterparts. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered (including by PDF or facsimile transmission, which shall be as effective as delivery of a manually executed counterpart hereof) shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Section 10.7 Governing Law; Jurisdiction; Waiver of Jury Trial; Waiver of Special, Direct, or Consequential Damages.

(a) Governing Law. The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the law of any other jurisdiction applies as to the perfection or enforcement of the any security interest in any Collateral (to the extent collateral security is granted with respect to the Obligations) and except to the extent expressly provided to the contrary in any Loan Document.

(b) Jurisdiction. The Obligors, the Agent and the Lenders hereby irrevocably submit to the exclusive jurisdiction and venue of the Bankruptcy Court and any state or federal court of the United States sitting in the State of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and the Obligors, the Agent and the Lenders hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. The Obligors, the Agent and the Lenders hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Obligor agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 10.7(b) shall affect the right of the Agent or any Lender to serve legal process in any other manner permitted by law or affect the right of the Agent or any Lender to bring any action or proceeding against any Group Member or the property of any Group Member (including the Collateral) in the courts of other jurisdictions.

(c) WAIVER OF JURY TRIAL. THE OBLIGORS, THE LENDERS AND THE AGENT HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

(d) Special, Indirect or Consequential Damages. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings), unless resulting solely and directly from the gross negligence, fraud or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. Each Obligor hereby waives, releases and agrees (and shall cause each other Group Member to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.8 Integration; Inconsistency. This Agreement, together with the Loan Documents, comprise the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings. If any provision of a Loan Document (other than the Intercreditor Agreement) is inconsistent with or conflicts with a comparable or similar provision appearing in this Agreement, the comparable or similar provision in this Agreement shall govern.

Section 10.9 Agreement Effectiveness. This Agreement shall become effective upon delivery of fully executed counterparts hereof to each of the parties hereto.

Section 10.10 Advice from Independent Counsel. The parties hereto understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party hereto represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

Section 10.11 Binding Effect; No Assignment by Borrower; Third Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the Obligors, the Lenders, the Agent and their respective successors and assigns; provided, however, no Obligor may assign any or all of its rights or obligations hereunder or any of its interest herein without the prior written consent of the Administrative Agent and all Lenders.

Section 10.12 Confidentiality. The Agent and each Lender shall hold all non-public information regarding the Group Members and their businesses obtained by the Agent or such Lender pursuant to the requirements hereof in accordance with the Agent’s or such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Group Member that, in any event, the Agent and each Lender may make (i) on a confidential basis, disclosures of such information to Affiliates of such Lender or the Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or the Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.12), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of or in any Loans or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Group Member and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.12 or other provisions at least as restrictive as this Section 10.12), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Group Members received by it from the Agent or any Lender, (iv) disclosures in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents, and (v) disclosures required or requested by any Governmental Authority or representative thereof or pursuant to legal or judicial process; provided, unless specifically prohibited by Applicable Law or court order, each Lender and the Agent shall make reasonable efforts to notify the Administrative Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, notwithstanding the above, U.S. Bank (or any successor thereto as Agent) and its Affiliates (but, subject to the foregoing, not any other Lenders or their Affiliates) may disclose the existence of the Loan Documents and the information about the Loan Documents to any Person.

(a) Each Group Member shall, and shall cause its Affiliates to, (i) [reserved] and (ii) take all reasonable actions necessary to prevent Schedule 1.1.1 to this Agreement from becoming publicly available, including, without limitation, filing such Schedule 1.1.1 under seal; provided that notwithstanding the foregoing, any Group Member may make disclosures of such information (x) to its accountants, legal counsel and other advisors provided that such Persons are informed of the confidentiality of such information and agree to keep such information confidential at least to the same extent as is required hereby, or (y) as required or requested by any Governmental Authority or representative thereof or pursuant to legal or judicial process or as required by Applicable Law (subject to the obligation in clause (ii) above to file Schedule 1.1.1 under seal); provided that, unless specifically prohibited by Applicable Law, each Group Member shall make reasonable efforts to notify the Administrative Agent of any request by any Governmental Authority or representative thereof for disclosure of any such confidential information, and shall in any event, unless specifically prohibited by Applicable Law, notify the Administrative Agent of each public disclosure of any such information by a Group Member or any Affiliate thereof, together with the proposed text of such public disclosure, prior to disclosure of such information, and provide the Administrative Agent (at the direction of the Required Lenders) an opportunity to comment thereon, and will not in any such disclosure disclose more information than is mandatorily required to be disclosed under Applicable Law.

Section 10.13 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 10.14 Senior Debt. The Obligations are intended to be senior Debt, and not subordinated to any other senior Debt, or made pari passu with Debt that is subordinated to any other Debt, of any Obligor. The Obligations are deemed to be expressly designated and named as “Designated Senior Debt,” “Designated Senior Indebtedness,” “Senior Indebtedness” or similar terms for purposes of any present or future loan agreement, indenture, note issuance or purchase agreement or other document under which such a designation is applicable or available for senior Debt of any Obligor (including without limitation the 2011 Convertible Subordinated Debenture Indenture).

Section 10.15 Release of Carson-Dellosa Equity. Upon the consummation of a Carson-Dellosa Drag-Along Sale, the Collateral Agent shall release the Liens, securing the Obligations, on the Equity Interests in Carson-Dellosa Publishing, LLC that are Disposed of in such transaction, provided that (and only if) (x) all of the conditions set forth in Section 8.18(a)(ii) (including the requisite certification by the Administrative Borrower) have been satisfied with respect to such release, (y) the Liens on all of such Equity Interests securing the ABL DIP Credit Obligations are concurrently being released, and (z) 100% of the Net Cash Proceeds of such Carson-Dellosa Drag-Along Sale are immediately applied to prepay the Obligations in accordance with Section 2.9(a)(i).

Section 10.16 USA Patriot Act. Each Lender hereby notifies the Administrative Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the USA Patriot Act.

Section 10.17 Administrative Borrower as Agent for Borrower. Each Borrower hereby irrevocably appoints Administrative Borrower as the borrowing agent and attorney-in-fact for all Borrowers. Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower (i) to provide Agent with all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Each Borrower hereby jointly and severally agrees to indemnify each Indemnitee and hold each Indemnitee harmless against any and all liability, expense, loss or claim of damage or injury, made against the Indemnitees by any Obligor or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Collateral as herein provided, (b) the Indemnitees’ relying on any instructions of Administrative Borrower, or (c) any other action taken by the Indemnitees hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Indemnitee under this Section 10.17 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, fraud or willful misconduct of such Indemnitee.

Section 10.18 Intercreditor Agreement. Agent and each Lender hereunder, by its acceptance of the benefits provided hereunder, (a) consents to the subordination of liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, and (c) authorizes and instructs the Agent to enter into the Intercreditor Agreement as Agent on behalf of each Lender. Agent and each Lender hereby agrees that the terms, conditions and provisions contained in this Agreement are subject to the Intercreditor Agreement and, in the event of a conflict between the terms of the Intercreditor Agreement and this Agreement or any of the Loan Documents, the terms of the Intercreditor Agreement shall govern and control.

Section 10.19 Conflict. In the event of a conflict between this Agreement and the Final Order, the Final Order shall govern.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS: SCHOOL SPECIALTY, INC.,

By:
Name:	Michael P. Lavelle
Title:	President and Chief Executive Officer

CLASSROOMDIRECT.COM, LLC,

By:
Name:	Michael P. Lavelle
Title:	President

DELTA EDUCATION, LLC,

By:
Name:	Michael P. Lavelle
Title:	Executive Vice President

SPORTIME, LLC,

By:
Name:	Michael P. Lavelle
Title:	President

CHILDCRAFT EDUCATION CORP.,

By:
Name:	Michael P. Lavelle
Title:	President

BIRD-IN-HAND WOODWORKS, INC.,

By:
Name:	Michael P. Lavelle
Title:	President

[Signature Page to DIP Agreement]

CALIFONE INTERNATIONAL, INC.,

By:
Name:	Michael P. Lavelle
Title:	Executive Vice President

PREMIER AGENDAS, INC.,

By:
Name:	Michael P. Lavelle
Title:	Executive Vice President

GUARANTORS: SELECT AGENDAS, INC.,

By:
Name:	Michael P. Lavelle
Title:	President

FREY SCIENTIFIC, INC.,

By:
Name:	Michael P. Lavelle
Title:	Executive Vice President

SAX ARTS & CRAFTS, INC.,

By:
Name:	Michael P. Lavelle
Title:	President

[Signature Page to DIP Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent and as Collateral Agent

By:
Name:
Title:

[Signature Page to DIP Agreement]

Schedule 5.16

Post Closing Obligations

Obligation	Due Date

Release of all liens granted to the Prepetition Agents under the Prepetition Debt Documents against Select Agendas, Corp.	No later than 10 days after the Closing

Delivery of the Collateral Access Agreement	No later than 30 days after the Closing Date

Delivery of the Control Agreements relating to the accounts of all Obligors	No later than 30 days after the Closing Date

Delivery of any Mortgages	No later than 30 days after the Closing Date

Delivery to Agent of executed and, if applicable, notarized security documentation under the laws of Quebec, effective to grant and perfect a Lien in all property of Select Agendas, Corp. (or such successor entity) under the laws of Quebec in favor of the Collateral Agent	No later than 30 days after the Closing Date

Delivery of any additional insured/lender’s loss payee endorsements in favor of the Collateral Agent	No later than 15 days after the Closing Date

Projected financial statements of the Borrowers and the other Obligors satisfactory to the Lenders in their sole discretion, including income statement, balance sheet and cash flow statement, each in form and substance consistent with the Obligors’ internal financial statements, for fiscal years ending 2013 and 2014 presented on a monthly basis; and any updates or modifications to such projected financial statements previously received by the Administrative Agent, in each case in form and substance reasonably satisfactory to the Lenders	April 1, 2013

Delivery of a certificate of a Responsible Officer of the Administrative Borrower attaching a list of copyrights held by Group Members as to which copyright filings require recordations at the U.S. Copyright Office to reflect proper ownership thereof with an indication of which copyright filings the Group Members intend to remedy. Such certificate will contain a representation and warranty, which shall be treated as a representation and warranty under this Agreement, that the copyright registrations that the Group Members do not intend to remedy are, taken as a whole, not material or useful to the business of the Group Members.	March 15, 2013

Filing with the U.S. Copyright Office of documentation necessary to remedy the copyright filings which the Group Members intend to remedy and provide proof of such filings to Agent.	April 19, 2013

Schedule 5.18

Milestones

The Borrowers shall undertake a dual track process by which they market the assets of the Obligors for sale and pursue a plan of reorganization in order to maximize recoveries for all of their stakeholders according to the following milestones, except to the extent the failure to meet any such milestone is due to the Bankruptcy Court’s scheduling requirements (but not any scheduling requirements that are done or made at the request of the Borrowers):

i.	on or before the date that is 21 days after entry of the Interim Order, (a) the Bankruptcy Court shall have entered a final order establishing procedures with respect to the marketing and sale of the Obligors’ assets (the “Sale Effort”) and approving bidding procedures related thereto, which order shall be in form and substance reasonably acceptable to the Borrowers and Lenders; and (b) the Borrowers shall have filed with the Bankruptcy Court, a plan of reorganization (the “Plan”) and a motion seeking approval of the disclosure statement and solicitation procedures related to the Plan (the “Disclosure Statement Motion”), which motion shall be in form and substance acceptable to the Borrowers and Lenders;

ii.	on or before the date that is 44 days after entry of the Interim Order, the Bankruptcy Court shall have entered an order granting the Disclosure Statement Motion, which order shall be in form and substance reasonably acceptable to the Borrowers and Lenders;

iii.	on or before the date that is 48 days the after entry of the Interim Order, the Borrowers shall have commenced solicitation of votes in connection with the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code;

iv.	on or before the date that is 71 days the after entry of the Interim Order, (i) assuming sufficient interest to purchase the Obligors’ assets has been expressed in the Borrowers’ business reasonable judgment, with the reasonable consent of the Lenders, an auction shall have been conducted in connection with the Sale Effort to determine the highest and/or best bid for the Borrowers’ assets (the “Auction”) and (ii) the winning bidder selected at the Auction, if any, shall have obtained a commitment to refinance or repay the Obligations and the obligations under the ABL DIP Credit Obligations in full in cash, which commitment shall be in form and substance satisfactory to the Required Lenders;

v.	on or before the date that is 78 days after the after entry of the Interim Order, (i) the Bankruptcy Court shall have conducted a hearing assuming that an Auction has been held and a winning bidder and backup bidder, if any, have been selected, to obtain entry of a final order approving the sale of the Borrowers’ assets to the winning bidder at the Auction (the “Sale Order”), or (ii) in the event that a Sale Order is not entered and the Debtors are pursuing a Plan, the Debtors shall have obtained a commitment to refinance or repay the Obligations and the obligations under the ABL DIP Credit Obligations in full in cash, which commitment shall be in form and substance satisfactory to the Required Lenders.

vi.	on or before the date that is 80 days after entry of the Interim Order, the Bankruptcy Court shall have entered (i) the Sale Order (assuming that an Auction has been held and a winning bidder and backup bidder, if any, have been selected), which order shall be in form and substance reasonably acceptable to the Borrowers and Lenders, or (ii) the order confirming the Plan pursuant to section 1129 of the Bankruptcy Code (assuming the Plan has obtained the requisite votes), which order shall be in form and substance reasonably acceptable to the Borrowers and Lenders; and

vii.	on or before the date that is 94 days after entry of the Interim Order, (i) the sale of the Obligors’ assets shall have closed (assuming that an Auction has been held and a winning bidder and backup bidder, if any , have been selected), or (ii) the Plan (assuming the Plan has obtained the requisite votes) shall have become effective.